As filed with the Securities and Exchange Commission on February 9, 2007
                                                     Registration No. 333-137567

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                   Form SB-2/A
             Registration Statement Under The Securities Act of 1933
                                (Amendment No. 3)


                              NETWOLVES CORPORATION
                              ---------------------
           (Name of small business issuer as specified in its charter)

            New York                  7373                      11-2208052
         -------------                ----                     -----------
(State or other Jurisdiction (Primary Standard Industrial     (IRS Employer
     of Incorporation or      Classification Code Number) Identification Number)
  Organization)

    4805 Independence Parkway, Suite 101, Tampa, Florida 33634 (813) 286-8644
          (Address and Telephone Number of Principal Executive Offices)

    4805 Independence Parkway, Suite 101, Tampa, Florida 33634 (813) 286-8644 (Address of Principal Place of Business or Intended Principal Place of Business)

                                Michael R. Rocque
                      Chief Executive Officer and Director

                              NetWolves Corporation
                      4805 Independence Parkway, Suite 101
                              Tampa, Florida 33634
                                 (813) 286-8644
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                            David H. Lieberman, Esq.
                       Beckman, Lieberman & Barandes, LLP
                        100 Jericho Quadrangle, Suite 329
                             Jericho, New York 11753
                                 (516) 433-1200
                            (516) 433-5858 Facsimile


Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ].

                         CALCULATION OF REGISTRATION FEE
======================================= ================= ===================== ======================== ======================
                                                            Proposed Maximum       Proposed Maximum
        Title of Each Class of            Amount to be     Offering Price Per     Aggregate Offering           Amount of
   Securities to be Registered (1)       Registered(1)        Security(2)              Price (2)           Registration Fee
--------------------------------------- ----------------- --------------------- ------------------------ ----------------------
Common Stock, $.0033 par value          1,125,000                 $.17                 $191,250                 $20.46

--------------------------------------- ----------------- --------------------- ------------------------ ----------------------


======================================= ================= ===================== ======================== ======================

1. Relates to the resale of these shares of common stock by certain selling securityholders.

2. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price of each share of the Registrant's common stock is estimated to be the average of the high and low sales price of a share as of a date five business days before the filing of this registration statement. Accordingly, the Registrant has used $0.17 as such price per share, which is the average of the high and low of $0.17 reported by the OTC Bulletin Board for the five days prior to December 18, 2006.

3. Pursuant to Rule 416 under the Securities Act, this registration statement also relates to such indeterminate number of shares of common stock as may become issuable by reason of stock splits, stock dividends, anti-dilution adjustments and similar transactions in accordance with the provisions of the common stock purchase warrants.

We shall hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we have filed a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer is not permitted.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2007
                             Preliminary Prospectus
                                1,125,000 Shares

                              NETWOLVES CORPORATION
                                  Common Stock

     This prospectus relates to the resale shares of common stock of NetWolves Corporation by certain of our securityholders, referred to as selling securityholders throughout this document. The selling securityholders are offering to sell up to 1,125,000 shares of our common stock. We will not receive any proceeds from the resale of shares by the selling securityholders, which include:

          Up to 425,000 shares issued in connection with the sale of an aggregate of $403,750 principal amount of our 18% senior secured promissory notes dated March 21, 2006.

          Up to 700,000 shares issued in connection with the sale of an aggregate of $665,000 principal amount of our 18% senior secured promissory notes dated May 12, 2006.

     All of the shares being offered by this prospectus are being offered by the selling securityholders named in this prospectus. This offering is not being underwritten. We will not receive any of the proceeds from the sale of the shares of our common stock in this offering. We received proceeds of $56,250 from the sale of the common stock to the purchasers of the notes. The selling securityholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the common stock or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We will pay all expenses of registering this offering of securities.


Our common stock is currently traded in the over-the-counter market and prices are quoted on the over-the-counter Bulletin Board under the symbol "WOLV.OB." On January 30, 2007 the closing price per share of our common stock was $0.13. Except under certain circumstances, the selling securityholders will sell the shares from time to time through independent brokerage firms in the over-the-counter at market prices prevailing at the time of sale.


INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATIONS MADE TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is _______, 2007

                                Table of Contents

SUMMARY                                                                        3
RISK FACTORS                                                                   4
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS                             13
USE OF PROCEEDS                                                               13
SELLING SECURITYHOLDERS                                                       13
PLAN OF DISTRIBUTION                                                          15
LEGAL PROCEEDINGS                                                             16
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS                  17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
    AND MANAGEMENT                                                            19
DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                                21
DESCRIPTION OF SECURITIES                                                     21
DESCRIPTION OF BUSINESS                                                       25
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION                     34
DESCRIPTION OF PROPERTY                                                       41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                41
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                      42
EXECUTIVE COMPENSATION                                                        43
EXPERTS                                                                       46
LEGAL MATTERS                                                                 46
WHERE YOU CAN FIND MORE INFORMATION                                           46
FINANCIAL STATEMENTS                                                         F-2



You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                     SUMMARY

Our Company

     NetWolves Corporation ("NetWolves" or the "Company") is a network continuity and security provider that offers high-performance network security solutions coupled with robust network management and communication services. The Company designs, develops, assembles and sells Internet infrastructure security platforms, coupled with network based management services, designed to significantly reduce the up-front and ongoing costs associated with small, medium and remote offices' global Internet access. NetWolves' patent pending system technology enables organizations to obtain their short, middle and long term IT and e-business initiatives through the deployment of our plug `n' play perimeter office security platform, coupled with our secure remote monitoring and management ("SRM2 TM") system. Additionally, NetWolves' advanced, centralized, reporting module offers the ability for corporate executives to view, via the Internet, both statistical and performance based metrics for their global network.

     We operate primarily in three segments. The Voice Services segment, which operates worldwide, provides voice services including switched and dedicated outbound, switched and dedicated toll-free inbound, calling and debit cards, and conference calling. The Managed Services Charges ("MSC" or Managed Services) segment, which operates worldwide, provides network and security technology and a variety of recurring managed data services. The Equipment and Consulting segment, which operates worldwide, is primarily engaged in the design, development and support of information delivery hardware products and software as well as providing consulting services on an as needs basis for existing or potential customers.

     We have achieved an offering of managed products and services that meet the necessary requirements for organizations to move off expensive private data networks while attaining the benefits and flexibility of public data network. Additionally, our proprietary technology provides a high level of security through its integrated approach to management, monitoring and interoperability for small and medium remote enterprise locations (locations with less than 500 network users). We have a Managed Services Offering (MSO) that provides complete system solutions to organizations needing cost-effective network security features such as firewall, virtual private networking, routing, intrusion detection, content filtering, email, etc., delivered on low-cost commodity hardware with Internet-based expansion capabilities. Our patent-proprietary system technology enables organizations to achieve corporate Information
Technology ("IT") initiatives through the deployment of easily installable perimeter office security platforms, coupled with our secure remote monitoring and management ("SRM2 TM") system. SRM2 TM provides centralized management capabilities for hundreds or thousands of remote locations without risking networking integrity because it has no requirement to open an administrative port on the remote device, which is common network vulnerability. We also provide cost-effective, value-added expansion technologies such as Intelligent Failover, which means that if one circuit for gaining access to information fails, the system would automatically switch to an alternative circuit based upon customer defined parameters.

     The mailing address of our principal executive office is 4805 Independence parkway, Suite 101, Tampa, Florida 33634. Our phone number is (813) 286-8644.

The Offering

     The selling securityholders may offer and sell up to 1,125,000 shares of common stock, an amount equal to approximately 3.4% of our currently outstanding common stock. For a list of selling securityholders and the amount of shares that each of them expects to sell, see "Selling Securityholders."

     The offering is made by the selling securityholders for their benefit. We will not receive any of the proceeds of their sale of common stock.

                                  RISK FACTORS

You should carefully consider the factors described below and other information contained in this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, which we currently deem immaterial or which are similar to those faced by other companies in our industry or business in general, may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please refer to Special Note Regarding "Forward-Looking Statements" included elsewhere in this prospectus.

Financial Risks

We have incurred losses since inception and may never be profitable, which could result in a further decline in the value of our common stock and a loss of your investment.

We sustained net losses of $ 3,761,741 and $4,840,770 for our fiscal years ended June 30, 2006 and 2005, respectively. For the three months ended September 30, 2006 we had a net loss of $743,886. We continue to sustain losses during the current fiscal year, and we cannot guarantee that we will achieve profitability in the future. We recognized revenues of $21,836,709 and $27,129,707 for our fiscal years ended June 30, 2006 and 2005, respectively with approximately $2.1 million and $7.2 million of our revenue for fiscal 2006 and 2005 derived from our agreement with Swift Transportation. For the three months ended September 30, 2006 we recognized revenues of $4,650,657. There were no revenues derived from Swift Transportation as our agreement with Swift Transportation terminated on June 30, 2005.We expect that operating losses may continue. However, the Company's current forecast does not address events beyond October 1, 2007 including developing a plan for the Company to have the ability to repay its indebtedness due in October 2007 and November 2007. In addition, certain executive officers and shareholders have guaranteed additional cash flow to the Company in the amount of $200,000 in the event such cash is needed through September 30, 2007. However, there can be no assurances that the Company will be successful in these initiatives or that these initiatives will result in improved financial performance.

Risks Related to Our Business

If we do not continue to succeed in establishing effective sales, marketing and distribution systems, we will not expand our business sufficiently to achieve profitability.

To increase market awareness and expand our Managed Services solutions business, we must establish effective sales and marketing for our services offering. To date, we have a limited number of personnel devoted to sales of these services, and have made limited sales. Our future profitability depends, in part, on increasing sales of our managed services business.

We will not achieve profitability if we cannot compete successfully for sales of our internet security products and services.

Success of our Internet security solutions business depends upon our ability to gain market share for our services. Our target markets are the small to medium sized companies that demand both a connection to the Internet and to their business partners, and enterprise customers, such as multi-branch retailers and educational institutions. If we fail to penetrate our target markets and/or book substantial sales of our products, our operations and prospects will suffer. Gaining market acceptance will depend, in part, upon our ability to demonstrate the advantages of our Managed Services over technology offered by other companies. See "Risk Related to Our Industry - If we are unable to compete successfully in the markets for Internet Security Solutions and telecommunications services, we may not increase our revenues or achieve profitability."

The loss of our main supplier of telecommunications services could have a substantial, negative effect on our revenues.

A major portion of our revenues during the year ended June 30, 2006 and for the three months ended September 30, 2006 were derived from resales of telecommunications services. We depend on three major suppliers, Sprint, MCI and Qwest for the telecommunications services we provide to our customers. Although there are other sources of telecommunications services, other providers do not offer exactly the same types of services, coverage area or reliability of service. As a result, the loss of services from these suppliers could cause disruptions and delays to our customers, drain the resources of our personnel, cause a loss of customers or business volume, and substantially decrease our revenues.

Our Internet security solutions are complex and may contain undetected errors or result in failures that could inhibit or delay market acceptance of our products, impede our growth and increase our operating costs.

Our Internet security solutions are quite complex and may contain undetected errors or bugs or experience failures. In particular, the Internet network environment is characterized by a wide variety of standard and non-standard configurations and errors, failures and bugs in third party platforms and applications that make pre-release testing for programming or compatibility errors very difficult, time-consuming and expensive. Furthermore, we believe no amount of testing can guarantee that errors, failures or bugs will not be found in new products or releases which we ship commercially. Product failures, if they occur, could result in our having to replace all affected products without being able to book revenue for the replacements, or we may be required to refund the purchase price of defective products. Any of these errors, bugs or failures discovered after commercial release could require significant expenditures of capital and resources, and cause interruptions, delays or cessation of service to our customers, and result in:


     --   adverse publicity and damage to our reputation;
     --   failure to achieve or delay in achieving market acceptance;
     --   loss of customers;
     --   loss or delay in revenues;
     --   diversion of development resources;
     --   increased service and warranty costs;
     --   costly litigation; and
     -- diversion of management's attention and depletion of financial and other resources.

We may have to defend lawsuits or pay damages in connection with any alleged or actual failure of our Internet security solutions or telecommunications services, which could significantly increase our operating costs and have a material adverse effect on our results of operations and financial condition.

Because we provide and monitor network security and protect confidential and potentially valuable information from transmission errors, viruses and security breaches, we could face claims by customers or third parties for product liability, tort or breach of warranty. Anyone who circumvents our security systems could misappropriate confidential information or other property of our customers or interrupt their operations. In this event, we could be forced to defend lawsuits by customers and third parties. In addition, we may face liability for breaches caused by faulty installation of our products. Although we attempt to reduce the risk of losses from claims through contractual warranty disclaimers and limitations on liability, these provisions may be unenforceable. Some courts have held that limitations on liability in standard software or computer contracts are unenforceable under certain conditions. Defending lawsuits, regardless of the merits, is generally costly. As a result, any lawsuits brought against us alleging failures of our security solutions products or services could significantly increase our operating costs and have a material adverse effect on our results of operations and financial condition.

Any breach of network security could injure the reputation of our Internet security solutions products, reduce our customer base and adversely affect our revenues.

The success of our Internet security solutions business depends on our ability to provide effective Internet security. Any breach of network security in one of our end user's Internet security systems, whether or not the breach results from any malfunction or defect in our products or services, could damage our reputation. This, in turn, could result in our loss of actual or potential customers and distribution partners. Because techniques used by computer hackers to access or disrupt networks change often and are usually not recognized until used against a target, we may not anticipate these techniques and protecting our customers against them. Companies such as ours, in the business of providing network security, may themselves be more likely to be the targets of attacks by hackers. If we are unable to protect our internal systems or those of our end users against penetration by hackers, our reputation may suffer, we may lose actual or prospective customers and our revenues may be adversely affected.

If we are unable to maintain the services of either contract manufacturer for our Internet security products, or if manufacturers cannot fill larger orders on a timely basis if we experience growth in sales, we could experience delays or interruptions in product shipments to our customers.

Manufacturing and assembly of the hardware components of our Internet security products is performed by two contract manufacturers. We do not have long-term contracts with either manufacturer. As a result, we currently depend on manufacturers of our hardware components who are not obligated to provide them on a long-term basis. Although each of these manufacturers has provided products at reasonable cost with acceptable quality, they may not meet our future demands at all, or in a timely or cost-effective manner or with consistent quality, especially if we experience substantial sales growth. Although we believe that there are many manufacturers who could produce our hardware components with acceptable quality, we may nevertheless experience disruptions in our Internet security solutions business if we are required to change or add manufacturers. Any disruptions of this type could result in a loss of customers or orders and a related decline in revenues.

Failure to manage our operations if they expand could impair our future growth.

If we are able to expand our operations, particularly those of our Internet security solutions business, the expansion will place significant strain on our management, financial controls, operating systems, personnel and other resources. Our ability to manage future growth, should it occur, will depend to a large extent upon several factors, including our ability to do the following, particularly in relation to our Internet security solutions business:

     --   build and train our sales force;
     --   establish and maintain relationships with end users and distributors;
     --   develop customer support systems;
     -- develop expanded internal management and financial controls adequate to keep pace with growth in personnel and sales, if they occur;
     --   manage the use of third-party manufacturers and suppliers; and
     -- successfully leverage the potential for sales of products and services of each business segment to customers of the other segment.

If we are able to grow our business but do not manage our growth successfully, we may experience increased operating expenses, loss of end users, distributors or suppliers and declining or slowed growth of revenues.

Our ability to compete may be damaged and our revenues may be reduced if we are unable to protect our intellectual property rights adequately.

Our success depends upon maintaining the confidentiality and proprietary nature of our software and other intellectual property rights, particularly in relation to our Internet security solutions business. To protect these rights, we rely principally on a combination of:

     -- contractual arrangements providing for non-disclosure and prohibitions on use;
     --   patents and pending patent applications;
     --   trade secret, copyright and trademark laws; and
     --   certain technical measures.

Our policy is to enter into confidentiality, technology ownership and/or license agreements, as applicable, with our technical employees, as well as with distributors and customers, and to limit access to and distribution of our software, documentation and other proprietary information. In addition, we do not license or release our source code, except in connection with source code escrow arrangements and applicable restricted source code license agreements for any source code appropriately released from escrow.

Patent, trade secret, copyright and trademark laws provide limited protection. Because patent applications in the United States are not publicly disclosed until the relevant patent is issued, applications may have been filed, which, if issued as patents, could relate to our services and products as currently designed or as we may modify them in the future to meet the market's requirements. Trade secret, copyright and trademark laws, in combination with the steps we take to protect our proprietary rights, may not adequately prevent misappropriation of those rights. We may be required to bring proceedings in the United States Patent and Trademark office or other legal action to enforce our patents, trademarks or copyrights. We may find it necessary to litigate to protect our trade secrets and know-how. Any legal actions would be costly, timing consuming, and would divert the attention of management and technical personnel.

The protections provided by laws protecting intellectual property rights do not prevent our competitors from developing, independently, products similar or superior to our products and technologies. In addition, effective protection of copyrights, trade secrets, trademarks, and other proprietary rights may be unavailable or limited in certain foreign countries.

Our inability or failure to protect our proprietary technology could damage our ability to compete, particularly in the Internet security solutions business, reduce our revenues and damage our prospects for achieving growth and profitability.

If our products incorporate technology that infringes the proprietary rights of third parties and we do not secure licenses from them, we could be liable for substantial damages that would cause a material reduction in revenues and impair our prospects for achieving growth and profitability.

In furtherance of the development of our services or products, we may need to acquire licenses for intellectual property to avoid infringement of third party rights or claims of infringement. These licenses may not be available on commercially reasonable terms, if at all. Claims for infringement if made, could damage our business prospects, our results of operations and financial condition, whether or not the claims have merit, by:

     -- consuming substantial time and financial resources required to defend against them;
     -- diverting the attention of management from growing our business and managing operations;
     --   resulting in costly litigation; and
     --   disrupting product sales and shipments.

If any third party prevails in an action against us for infringement of its proprietary rights, we could be required to pay damages and either enter into costly licensing arrangements or redesign our products so as to exclude the infringing technology. As a result, we would incur substantial costs, delays in the product development, sales and shipments of our products and our revenues may decline substantially and we may never be able to achieve the growth required for us to achieve profitability.

Potential acquisitions may involve financial and operational risks to our business.

In the normal course of our business, we evaluate prospective acquisitions of businesses, products and technologies that could complement or expand our business. In connection with any acquisition, we cannot predict whether we will:

     --   identify suitable acquisition candidates;
     --   negotiate successfully the terms of the acquisition;
     --   secure adequate financing;
     -- obtain a proper and adequate valuation of the business or assets to be acquired;
     -- integrate an acquired business, product or technology successfully into our existing business or products; or
     --   retain  key  personnel   previously   associated   with  the  acquired
          businesses.

In addition, we may compete for acquisitions with companies that have significantly greater resources than we do. Negotiating potential acquisitions and integrating acquired businesses could divert the time and resources of management and skilled technical personnel.

We may finance future mergers or acquisitions with cash from operations, significant additional indebtedness or additional equity financings involving issuance of a significant number of shares of common or preferred stock. We cannot provide assurance that we will be able to generate cash from operations or obtain additional financing from external sources or that such financing, if available, will be on terms acceptable to us. If we incur substantial debt to finance an acquisition it could significantly increase our leverage and involve restrictive covenants which may limit our operations. The issuance of additional stock to finance acquisitions may dilute our earnings and result in substantial dilution to our shareholders.

Failure to attract and retain management and other personnel may damage our operations and financial results and cause our stock price to decline.

We depend to a significant degree on the skills, experience and efforts of our executive officers and other key management, technical, finance, sales and other personnel. Our failure to attract, integrate, motivate and retain existing or additional personnel could disrupt or otherwise harm our operations and financial results. Although we have employment agreements with Walter M. Groteke, our former Chairman and Chief Executive Officer, Walter R. Groteke, our Executive Vice President and Peter C. Castle, our Chief Financial Officer, securing their employment for varying terms, we do carry key man life insurance policies covering Walter M. Groteke and Peter C. Castle. The loss of services of any of our key employees, an inability to attract or retain qualified personnel in the future, or delays in hiring additional personnel could delay the development of our business and have a negative impact on our operating results and financial condition.

As further discussed in note 13b of the condensed consolidated financial statements for the three months ended September 30, 2006, at a meeting of the Board of Directors held on December 4, 2006, the Company accepted the resignation of Walter M. Groteke as Chairman, Chief Executive Officer and a director of the Company, effective immediately.

Risks Related to Our Industry

Slower growth in demand for Internet security solutions and related products and
services  may  harm  our  revenues  and  prospects  for  achieving   growth  and
profitability.

The markets for our products and services depend on economic conditions affecting the broader network security, telecommunications services and related markets. Downturns in any of these markets may cause end users to delay or cancel orders for our products and services. Customers may experience financial difficulties, cease or scale back operations, or reverse prior decisions to budget for orders of our products and services. As a result, we could experience longer sales cycles, delays in payment and collection, and pressures from our markets to reduce our prices. Any reduction in prices would cause us to realize lower revenues and margins. The rate of capital spending in the information technology and telecommunications sectors have generally decreased in the past 12 to 24 months, and many potential customers have experienced declining revenues. The attacks and ensuing events of September 11, 2001 have also heightened awareness of the need for security, including security of information technology. If capital spending in our markets nevertheless declines, we may not be able to increase revenues or achieve profitability without increasing market share from competitors. See "If we are unable to compete successfully in the markets for Internet security solutions and telecommunications services, we may not increase revenues or achieve profitability."

If we are unable to compete successfully in the markets for Internet security solutions and telecommunications services, we may not increase revenues or achieve profitability.

The  markets  for  Internet  security  products  are  highly  competitive,   and
management expects competition to intensify in the future. Many of our competitors have:

     --   longer operating and product installation histories;
     -- significantly greater financial and technical, marketing and product development resources;
     --   greater name recognition;
     -- greater range of products and services, particularly in relation to our Internet security solutions business;
     --   a larger installed base of customers; and
     --   greater ability to cross-sell products and services.

Each of these factors represents a significant competitive advantage over us. Companies with greater resources have significant competitive advantages as to pricing and the ability to offer enhanced products and services. Competitors with greater financial and other resources to devote to research, development and marketing are able to respond more quickly to new or emerging technologies and changes in customer requirements, including demand for products and services incorporating the most current technology and value-added features. In addition, there are few substantial barriers to entry, so that we anticipate growing competition from new market entrants as well as existing competitors.

Our competitors in the Internet security solutions business include:

     -- developers and distributors of firewall and virtual private network ("VPN") software, such as Check Point Software Technologies;

     -- network equipment manufacturers such as Cisco Systems, Inc., Lucent Technologies Inc., Nortel Networks Corporation, Intel Corporation and Nokia Corporation;

     --   security  appliance  suppliers such as SonicWALL,  Inc. and WatchGuard
          Technologies,   Inc.

     -- manufacturers of encryption processing equipment such as nCipher and Rainbow Technologies;

     --   computer and network component manufacturers; and

     --   low-cost  Internet  hardware  suppliers  whose  products   incorporate
          network security features

Our competitors in the markets for telecommunications services primarily include:

     --   carriers such as MCI Verizon, AT&T and Sprint.

If we are  unable to  compete  successfully  in  either  business  segment,  our
revenues   and  profit   margins  will   diminish  and  we  may  never   achieve
profitability.

Continuing changes in technology and industry standards could render our Internet security solutions unmarketable or obsolete.

The markets for our Internet security solutions change rapidly because of technological innovation, changes in customer requirements, declining prices, and evolving industry standards. New products and technology often render existing technology products, services or infrastructure obsolete, too costly or otherwise unmarketable. Our success depends on our ability to introduce innovations in our products and services, integrate new technologies into current products, and to develop new products and services, all on a timely basis. Since we currently employ only two persons on a full time basis in research and development activities, we cannot assure you that we will be successful in doing so, or do so in a sufficiently timely manner that we are able to compete successfully for customers and market share. In addition, if we fail to incorporate the features, performance criteria and security standards in our products and services that our customers require, market acceptance of our products may not materialize or be significantly delayed and our revenues will fail to grow or possible decline.

Technological advances also require us, on a continuing basis, to commit substantial resources to acquiring and applying new technologies for use in the products and services. Product development for Internet security appliances requires substantial lead time for engineering and testing. If we do not commit resources to developing and selling products incorporating new technologies at the rate demanded by our markets, our products and services may be rendered obsolete, our revenues will suffer, and we may not achieve profitability. Even if we do develop new or enhanced products and services, we cannot assure you that they will gain acceptance in the marketplace. Failure of any of these products and services could adversely affect our revenues and prevent us from achieving profitability.

Government regulations affecting Internet security could have a negative effect on our revenues.

Any additional government regulation of imports or exports could adversely affect our international and domestic sales. The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, especially encryption technology. From time to time, government agencies have proposed further regulation of encryption technology. Additional regulation of encryption technology could add to the expense of product development and enhancements. Because foreign competitors are subject to less stringent controls on the export of encryption technology, they may have a competitive advantage over us in both foreign and domestic Internet security markets.

Risks related to our equity securities

Continued volatility in our stock price could adversely affect your investment.

The market price of our common stock, like the price of shares of technology companies generally, has been and may continue to be volatile. From January 1, 2001 through December 18, 2006, the closing bid price of our common stock has varied from a high of $6.00 to a low of $0.09 per share. As reported on the Over-the-Counter Bulletin (OTCBB) our closing bid price on December 18,2006 was $.16. If our future operating results are below the expectations of stock market analysts and investors, our stock price may further decline. Public announcement of our financial results and business developments may have a significant impact on the market price of our common stock. For example, each of the following could have the effect of temporarily or permanently reducing the market price of our common stock:

     --   shortfalls in revenues or cash flows from operations;

     --   delays in  development or roll-out of any of our product and services;
          and

     -- announcements by one or more competitors of new product introductions, acquisitions or technological innovations.

In addition, the stock market experiences extreme fluctuations in price and volume that particularly affect the market prices of shares of emerging and technology companies, such as ours. These price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. Because of this volatility, we may fail to meet the expectations of our shareholders or of securities analysts, and our stock price could decline as a result. Declines in our stock price for any reason, as well as broad-based market fluctuations or fluctuations related to our financial results or other developments, may adversely affect your ability to sell your shares at a price equal to or above the price at which you purchased them. Our common stock is quoted on the OTC Bulletin Board, which may limit the liquidity and price of those securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange.

Our common stock is quoted on the OTC Bulletin Board, which may limit the liquidity and price of those securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange.

     Our common stock is currently quoted and traded on the OTC Bulletin Board ("OTCBB"), an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market or national exchange. Quotation of our securities on the OTC Bulletin Board may limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange. Some investors may perceive our securities to be less attractive because they are traded in the over-the-counter market. Institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market. The factors may have an adverse impact on the trading and price of our securities.

Our common stock is subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be severely limited.

     Currently, we have net tangible assets less than $5,000,000 and our common stock has a market price per share of less than $5.00. Therefore, transactions in our common stock are subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional investors:

     o    Must  make  a  special  written  suitability   determination  for  the
          purchaser;

     o Receive the purchaser's written agreement to a transaction prior to sale;

     o Provide the purchaser with risk disclosure documents which identify risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

     o Obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

     As a result of these requirements, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our stock will be significantly limited. Accordingly, the market price of our stock and other publicly traded securities may be depressed, and it may be more difficult to sell our shares.

Future sales of a large number of shares of our common stock may cause our stock price to decline.

At December 18, 2006, 34,112,468 shares of our common stock were outstanding and 8,108,761 shares are issuable upon conversion of outstanding preferred stock. Of these shares, approximately 12,000,000 shares are transferable without restriction under the Securities Act of 1933. Another approximately 2,000,000 shares are eligible for resale subject to the restrictions on volume, manner of sale and other conditions of Rule 144 promulgated under the Securities Act. Approximately 13,494,385 shares are issuable upon exercise of outstanding stock options and warrants. Sales of large amounts of these shares in the public market could depress the market price of the common stock and impair our ability to raise capital through offerings of our equity securities. Resale of shares of common stock that may be received by holders of outstanding options and warrants or convertible preferred stock may also dilute substantially the net tangible book value of your shares of common stock.

Provisions of New York law, our certificate of incorporation and bylaws, and employment agreements with management may deter or prevent a takeover, even in situations where you could sell your shares at a premium over the market price.

Some provisions of New York law, our certificate of incorporation and bylaws, and employment agreements with certain executive officers may discourage attempts to acquire control of us through a merger, tender offer or proxy contest targeting us, including transactions in which shareholders might be offered a premium for their shares. These provisions may limit your ability as a shareholder to approve a transaction that you may believe to be in your best interest. These provisions include:

     -- Classified Board of Directors. Our certificate of incorporation provides for a board which is divided into three classes so not all of the directors are subject to election at the same time. As a result, someone who wishes to take control of our company by electing a majority of the board of directors must do so over a two-year period.

     -- Employment Contracts. The employment agreements between us and each of Walter M. Groteke, Walter R. Groteke and Peter C. Castle provide that in the event there is a change in control of NetWolves, the employee has the option to terminate his employment agreement. Upon such termination, each employee has the right to receive a lump sum payment equal to his compensation, including any incentive payment, for the remainder of the term of his contract and the immediate vesting of all unvested options. Change of control for this purpose is defined as the acquisition of 30% or more of our voting power or consummation of a merger, consolidation, reorganization or sale of all or substantially all of our assets without board approval; or the change in a majority of our directors without approval by the incumbent board. Termination for change of control under these agreements will result in the acceleration of compensation payments through the term of the agreements and the immediate vesting of any unvested options.

          As further discussed in note 13b of the condensed consolidated financial statements for the three months ended September 30, 2006, at a meeting of the Board of Directors held on December 4, 2006, the Company accepted the resignation of Walter M. Groteke as Chairman, Chief Executive Officer and a director of the Company, effective immediately.

     -- New York anti-takeover statute. New York law restricts business combinations with shareholders who acquire 15% or more of a company's common stock without the consent of our board of directors.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     All statements  other than  statements of historical  fact included in this prospectus including, without limitation, statements under, "Management's Discussion and Analysis or Plan of Operation" regarding our financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securitiies Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "will," "should," "plans," "predicts," "feels"and similar expressions, as such words or expressions relate to us or our management, identify forward-looking statements. Such forward - looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including but not limited to, those discussed under "Risk Factors" and those discussed in "Management's Discussion and Analysis of Financial Condition and Results of
Operations". All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.

                                 USE OF PROCEEDS


     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling securityholders. We will not receive any of the proceeds from the sale of shares of common stock in this offering. We received proceeds of $56,250 from the sale of 1,125,000 shares of common stock to the Selling Securityholders upon their purchase of our 18% senior secured promissory notes. We intend to use the net proceeds from the sale of the common stock for our general working capital needs.

                             SELLING SECURITYHOLDERS

     In March, 2006 we issued $403,750 principal amount of senior secured notes ("March Notes"). The notes bear interest at the rate of 18% and provide for a maturity date thirteen months from the closing date. We have the right to prepay the notes on or after August 1, 2006 at 105% of the principal amount together with any accrued but unpaid interest and the noteholder has the right to accelerate maturity and demand repayment in the event our net income before taxes is at least $500,000 in a calendar quarter. The notes are senior to and have priority and right of payment to any and all indebtedness of NetWolves and the noteholders have a first lien on all of our personal property and assets.

     In addition to the notes, the investors have received for $.05 per share one share of common stock for each $.95 principal amount invested.

     In May, 2006, we entered into an additional securities purchase agreement wherein we sold 18% senior secured promissory notes in the principal amount of $665,000 and 700,000 shares of our common stock at a price of $.05 per share or 100 shares for each $95.00 of principal amount of notes sold ("April Notes"). The notes bear interest at the rate of 18% and provide for a maturity date eighteen months from the closing date. The notes are pari passu in priority to March Notes and have a first lien on all of our personal property and assets.

     We are also required to file a registration statement with the Securities and Exchange Commission covering the common stock issued in connection with the transactions within 180 days of the closing date.

     The proceeds from these offerings are being used for working capital.

     The following table sets forth information concerning the resale of the shares of common stock by the selling securityholders. We will not receive any proceeds from the resale of the common stock by the selling securityholder. We have received proceeds from the sale of shares of common stock to the selling securityholders in connection with the sale of the notes. The table below assumes that all the shares registered below are sold by the selling securityholders.

         The following table sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares being offered. Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of common stock set forth opposite their respective names. None of the selling securityholders is an affiliate of a registered broker-dealer.

------------------------------ ------------------- --------------- ----------------- ---------------- -----------------

                                Number of shares                                        Number of
                                  beneficially                                           shares
                                owned before the                      Number of       beneficially
                                    offering                         shares being      owned after
   Selling Securityholder                            Percentage        offered        the offering       Percentage
------------------------------ ------------------- --------------- ----------------- ---------------- -----------------

Susan Beckman                       100,000              *             100,000              0                -

------------------------------ ------------------- --------------- ----------------- ---------------- -----------------
Mitchell May                        150,000              *             150,000              0                -

------------------------------ ------------------- --------------- ----------------- ---------------- -----------------
Robert Hoberman                      50,000              *              50,000              0                -

------------------------------ ------------------- --------------- ----------------- ---------------- -----------------
Michael Beckman +                    50,000              *              50,000              0                -

------------------------------ ------------------- --------------- ----------------- ---------------- -----------------
Kelly Markus Trust                 25,000(1)             *              25,000              0                -

------------------------------ ------------------- --------------- ----------------- ---------------- -----------------
Cheryl Markus Trust                25,000(2)             *              25,000              0                -

------------------------------ ------------------- --------------- ----------------- ---------------- -----------------
Stacey Markus Trust                25,000(3)             *              25,000              0                -

------------------------------ ------------------- --------------- ----------------- ---------------- -----------------
Alla Pasternack                     600,000             2.0%           600,000              0                -

------------------------------ ------------------- --------------- ----------------- ---------------- -----------------
RCI II LED                          100,000              *             100,000              0                -

------------------------------ ------------------- --------------- ----------------- ---------------- -----------------

                                       14

(1)      Joseph Markus, Trustee, holds voting and investment control over the shares held by Kelly Markus Trust.

(2)      Joseph Markus, Trustee, holds voting and investment control over the shares held by Cheryl Markus Trust.

(3)      Joseph Markus, Trustee, holds voting and investment control over the shares held by Stacey Markus Trust.


+        Michael Beckman is a partner in Beckman, Lieberman & Barandes, LLP, our legal counsel.
*        Less than one percent (1%) unless otherwise indicated

                              PLAN OF DISTRIBUTION

     We are registering shares of common stock for resale, on behalf of the selling securityholders. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

     o    in the over-the-counter market;

     o in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     o    in connection with short sales of the shares;

     o    by pledge to secure or in payment of debt and other obligations;

     o through the writing of options, whether the options are listed on an options exchange or otherwise;

     o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

     o on any national exchange on which the shares are listed or any automatic quotation system through which shares are quoted;

     o    through put and call transactions; or

     o    through a combination of any of the above transactions.

     The selling securityholders may sell their shares at prevailing market prices, prices related to prevailing market prices or at privately negotiated prices. The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock directly to the purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     Negotiated transactions may include:

     o    purchases  by  a  broker-dealer   as  principal  and  resale  by  such
          broker-dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

     o block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction.

     We entered into registration rights agreements for the benefit of certain of the selling securityholders to register the common stock under applicable federal and state securities laws. The registration rights agreements provide for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the registration of the offering and sale of the common stock.

     During such time as the selling securityholders may be engaged in a distribution of the securities we are registering by this registration statement, they are required to comply with the applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M. Regulation M may limit the timing of purchases and sales of our securities. These restrictions may affect the marketability of our common stock and the ability of any person to engage in market-making activities witih respect to our common stock. The selling securityholders may, however, engage in short sales in accordance with Rule 104 of Regulation M. Short sales, if engaged in by the selling securityholders, may effect the market price of our common stock. Regulation M specifically prohibits short sales that are the result of fraudulent, manipulative or deceptive practices. Selling securityholders are required to consult with their own legal counsel to ensure compliance with Regulation M.

                                LEGAL PROCEEDINGS

     o On April 24, 2006, the Company's subsidiary NetWolves ECCI Corp (the "Subsidiary") filed an action in the Florida Circuit Court, Hillsborough County against Education Communications Consortia Inc. ("ECCI"). The action arises from ECCI's breach of the October 1, 2004 Asset Purchase Agreement between the parties (the "Agreement") by failing to pay $70,273 pursuant to a reconciliation of billings, receivable and costs in accordance with the terms of the Agreement.

          On April 27, 2006, ECCI served the Company and Subsidiary with an action in the Circuit Court of Kanawha County, West Virginia, alleging, inter alia, that the Subsidiary had failed to pay the $200,000 first installment of a promissory note ("the Note") and has anticipatorily breached payment of the remaining balance. As a consequence, ECCI alleges that the entire $800,000 note, together with interest and costs, is joint and severally due and payable by the Subsidiary and by the Company, as guarantor. ECCI asserts additional claims against the Company in the aggregate sum of approximately $121,000 based on alleged reimbursable costs incurred by ECCI.

          The Company and Subsidiary believe that ECCI's action is without merit and therefore no accrual has been made. Among other things, it is the Company's position that the Agreement provided as a condition precedent to any installment payment that ECCI achieve annual gross revenue of at least $2,000,000; and that ECCI failed to achieve this amount. However, there can be no assurances that the Company will be successful.

     o As further discussed in note 13 of the condensed consolidated financial statements for the three months ended September 30, 2006 which is included in this filing, on December 6, 2006, the Company was served with an action against the Company by Walter M. Groteke in the Circuit Court of the State of Florida, Hillsborough County seeking declaratory relief and a judgment for his full compensation and benefits under his employment agreement.

          It is the Company's position that Mr. Groteke voluntarily resigned and is no longer entitled to the compensation set forth under his employment agreement.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

          As of December 18, 2006, the names, ages and positions of the directors and executive officers of the Company are as follows:

         Name             Age                    Position                                Committee Member
         ----             ---                    --------                                ----------------
Michael R. Rocque          47       Chief Executive Officer and
                                    Member of the Board of Directors
Walter R. Groteke          60       Executive Vice President and Director
Peter C. Castle            38       Chief Financial Officer, Vice President-Finance,
                                    Director, Treasurer and Secretary
Scott E. Foote             45       President
Ryan Kelly                 40       Vice President
Len Luttinger              57       Vice President
Fassil Gabremariam         61       Member of the Board of Directors                    Audit, Compensation,
                                                                                        Nominating
Gerald Gagliardi           59       Member of the Board of Directors
Myron Levy                 65       Member of the Board of Directors                    Audit, Compensation,
                                                                                        Nominating


     Michael R. Rocque (47), has been our Chief Executive Officer since December 2006 and a director since April 2006. Mr. Rocque has been the President of Leading Strategies, Inc. since July 2000, a company which he founded. Leading Strategies, Inc. is a firm focused on providing interim executive management to diverse business organizations for the effective management of rapid growth, crisis situations and dynamic change. Since its inception, Leading Strategies has been involved in several successful engagements including deployment to Iraq as part of a consortium of infrastructure development partners working for the U.S. Government to organize and execute the installation of medical equipment into 150 primary healthcare clinics across Iraq. Leading Strategies, Inc. is also currently engaged with Adirondack Technology Partners for the purpose of commercializing university derived and incubating technology through the formation of new companies to create employment and improve economic development in New York State. For approximately 20 years prior thereto until his retirement in 2000, Mr. Rocque distinguished himself as an officer in the U.S. Army. Mr. Rocque served in the Delta Force, the highest priority combat unit in the U.S. Army, for in excess of 15 years and prior thereto served in the Green Berets. From September 1997 to July 1999, as a Lieutenant Colonel, he was commander of a special operations squadron in Delta Force, responsible for training, equipping, deploying and leading the squadron anywhere in the world immediately upon notification from the President of the United States and the Secretary of Defense. From July 1999 until his retirement in August 2000, he was Chief, Readiness Evaluation Program for the Commanding General of the U.S. Army Special Forces Command. His overall responsibility was to direct, devise and coordinate a comprehensive evaluation program for the five active duty Special Forces Groups in the U.S. Army.


     Walter R. Groteke (60) has been a director of the Company since February 1999 and Vice President - Sales and Marketing since August 1998. From 1995 through July 1998, Mr. Groteke was a regional and district sales manager for GTE Florida and GTE Communications Corporation. Mr. Groteke founded Hawk Telecom in 1975 and was President until its sale in 1994. Mr. Groteke is the father of Walter M. Groteke.

     Peter C. Castle (38) has been our Chief Financial Officer since 2001, Vice President - Finance since January 2000, Controller from August 1998 until December 1999 and Treasurer and Secretary since August 1999. In addition, Mr. Castle was appointed a director of the Company in October 2006. From 1996 through July 1998 Mr. Castle was the Southeast Regional Finance Manager for Magellan Health Service, Inc. a $1.6 billion managed behavioral care company based in Georgia. Prior to that Mr. Castle was the Controller for Physician's Care Network of NY, Inc.


     Scott Foote (45) has been our Acting President since October 2006, Vice President since June 2003 and President of NetWolves Network Services since the company's acquisition in July 2002. Prior to NetWolves, Mr. Foote held a number of positions at Norstan Network Services, Inc. (NNSI), including Business Segment Director, Director of Operations, Director of Product Development and National Account Manager. Prior to NNSI, Mr. Foote was the Chief Operating Officer and Vice President of Membership Development for Telecommunications Cooperative Network (TCN), where he managed the day to day operations including sales, marketing, finance and information technology.


     Ryan Kelly (40) joined NetWolves in December 2002 and serves as Vice President of Sales for NetWolves Global Services where he is responsible for establishing new business opportunities with Fortune 1000 enterprises. For more than five years prior to joining NetWolves, Mr. Kelly was a leading Sales Manager at WorldCom where he was recognized as the top NY regional sales manager for the two years prior to joining NetWolves. Mr. Kelly also received multiple President's Club and Inner Circle awards during his ten years at WorldCom.


     Leonard Luttinger (57) joined NetWolves in November 2000. His principal responsibilities include the development of marketing strategies and their implementation by NetWolves' direct sales force and sales agents. Mr. Luttinger is also responsible for intellectual property legal affairs, technical support services and serves in a NetWolves management capacity for TSG Operations. Prior to NetWolves, Mr. Luttinger was the founder of Granite Technologies and founder and director of NetSmart Technologies, Inc. He is also a 25 year veteran of Burroughs (Unisys) where he held increasingly responsible positions in systems engineering, sales and marketing, product development and professional services management.

     Fassil Gabremariam (61) has been a director of the Company since January 2003 and is a member of the Audit and Compensation Committees. Prior to joining us, Mr. Gabremariam served as Vice President of Finance with GTE Corporation for 25 years both in domestic and international assignments including manufacturing, auditing, information and technology and telecommunication services. Mr. Gabremariam is a highly respected member of the Tampa Bay community. In 1994 he was appointed Commissioner of the Tampa Bay Port Authority and was re-appointed in 1999 by Governor Jeb Bush where he served until 2001. He has served on several prestigious boards including the Technology Board of Enterprise Florida, the Merchants Association, the University Community Hospital and the United Way. Mr. Gabremariam is also a member of the Board of Trustees of the University of Tampa, the Council on Foreign Relations and the Society of International Business Fellows. In October 2002, he was appointed by the Federal Reserve in Washington D.C. to a three-year term as Board Member of the Jacksonville branch of the Federal Reserve representing north central Florida.

     Gerald A. Gagliardi (59), a nominee to serve as a director in Class I, was Senior Vice President, Worldwide Customer Services of NCR Corporation from

February 2001 until his retirement in March 2006. In this capacity, he was responsible for worldwide customer services, a unit with operations in 130 countries, employing over 13,000 permanent and part time employees. Worldwide Customer Services generates over $2.0 billion in hardware and software maintenance, outsourcing and professional services. From July 2000 until February 2001, Mr. Gagliardi served as a consultant for E.M. Warburg Pincus & Co., LLC, evaluating investments and providing managerial assistance within the Warburg Pincus portfolios. Mr. Gagliardi has had extensive experience in the IT Industry, with 28 years of service at Unisys (Burroughs Corporation) where he served as Executive Vice President and President of Global Customer Service. He also served as CEO and President of Inacom Corporation. Mr. Gagliardi has received various awards during his career, including the Chairman's "Pinnacle of Excellence" award while at Unisys, which had been awarded to only thirteen persons in that company's 100 year history.

     Myron Levy (65) has been a director of the Company since November 2000. He is Chairman of our Audit Committee and is a member of our Compensation Committee. Mr. Levy is a certified public accountant and has been President of Herley Industries, Inc., a NASDAQ National Market Company, since June 1993 and Chief Executive Officer since July 2001. He has been employed by Herley since October 1988 having held various executive positions. For the ten years prior to joining Herley, Mr. Levy was employed in various executive capacities, including Vice President, of Griffon Corporation, a New York Stock Exchange company. For approximately ten years prior thereto, Mr. Levy was an accountant with Arthur Andersen LLP.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of shares of our voting stock, of NetWolves as of December 18, 2006 of (i) each person known by us to beneficially own 5% or more of the shares of outstanding common stock, based solely on filings with the Securities and Exchange Commission, (ii) each of our executive officers and directors and (iii) all of our executive officers and directors as a group. Except as otherwise indicated, all shares are beneficially owned, and the persons named as owners hold investment and voting power.

---------------------------- ----------------------- ----------------------- ----------------------- ----------------------------


                               Shares of Series A      Shares of Series B      Shares of Series C
    Name and Address of      Convertible Preferred   Convertible Preferred   Convertible Preferred            Shares of
     Beneficial Owner              Stock (1)               Stock (1)               Stock (1)              Common Stock (1)

---------------------------- ----------------------- ----------------------- ----------------------- ----------------------------
                               Amount     Percent      Amount     Percent      Amount     Percent         Amount        Percent
                               ------     --------     ------     --------     ------     --------        ------        -------
                              of Shares   of Class    of Shares   of Class    of Shares   of Class      of Shares      of Class
                              ---------   --------    ---------   --------    ---------   --------      ---------      --------
---------------------------- ------------ ---------- ------------ ---------- ------------ ---------- ----------------- ----------
Sunset Partners                                                                                          1,171,876(2)       3.4%
---------------------------- ------------ ---------- ------------ ---------- ------------ ---------- ----------------- ----------
Triage Management LLC          111,979      56.0%    32,872       18.3%                                    462,247(3)       1.3%
---------------------------- ------------ ---------- ------------ ---------- ------------ ---------- ----------------- ----------
Walter M. Groteke Jr.                                                                                    2,451,564(4)       7.0%
---------------------------- ------------ ---------- ------------ ---------- ------------ ---------- ----------------- ----------
Walter R. Groteke Sr.                                                                                    1,212,500(5)      3.5 %
---------------------------- ------------ ---------- ------------ ---------- ------------ ---------- ----------------- ----------
Peter C. Castle                                                                                          1,411,100(6)       4.0%
---------------------------- ------------ ---------- ------------ ---------- ------------ ---------- ----------------- ----------
Scott E. Foote                                                                                             640,000(7)       1.9%
---------------------------- ------------ ---------- ------------ ---------- ------------ ---------- ----------------- ----------
Ryan Kelly                                                                                                 400,000(8)       1.2%
---------------------------- ------------ ---------- ------------ ---------- ------------ ---------- ----------------- ----------
Fassil Gabremariam                                                                                        525,000 (9)       1.5%
---------------------------- ------------ ---------- ------------ ---------- ------------ ---------- ----------------- ----------
Gerald A. Gagliardi                                                                                        400,000(10       1.2%
---------------------------- ------------ ---------- ------------ ---------- ------------ ---------- ----------------- ----------
Myron Levy                                                                                                530,000(11)       1.5%
---------------------------- ------------ ---------- ------------ ---------- ------------ ---------- ----------------- ----------
Michael R. Rocque                                                                                         450,000(12)       1.3%
---------------------------- ------------ ---------- ------------ ---------- ------------ ---------- ----------------- ----------
Executive officers and
directors as a group (9
persons)                                                                                                    8,020,164      20.9%

---------------------------- ------------ ---------- ------------ ---------- ------------ ---------- ----------------- ----------

                                       19

         * less than one percent (1%) unless otherwise indicated.

          (1) Except as otherwise noted in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock and preferred stock. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are options or warrants deemed outstanding for computing the percentage of the person or group holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person or group. Each share of Series A Stock is currently convertible into
               18.75 shares of common stock; each share of Series B Stock is currently convertible into 20 shares of common stock; and each share of Series C Stock is currently convertible into 60 shares of common stock.

          (2)  Includes 1,171,876 of our warrants

          (3)  Includes 462,247 shares of our common stock.

          (4) Includes an option to purchase 500,000 shares of common stock at $1.20 per share and a warrant to purchase 200,000 shares of common stock at $1.63 per share.

          (5) Includes an option to purchase 250,000 shares of common stock at $1.20 per share, and a warrant to purchase 200,000 shares of common stock at $1.63 per share.

          (6) Includes a warrant to purchase 65,000 shares of common stock at $12.00 per share, an option to purchase 40,000 shares of common stock at $5.00 per share, an option to purchase 250,000 shares at $1.20 per share and an option to purchase 400,000 shares at $0.16 per share.

          (7) Includes an option to purchase 100,000 shares of common stock at $1.00 per share and an option to purchase 300,000 shares at $0.16 per share.

          (8) Includes an option to purchase 100,000 shares of common stock at $1.00 per share and an option to purchase 150,000 shares at $0.16 per share.

          (9) Includes an option to purchase 50,000 shares of common stock at $1.00 per share, an option to purchase 150,000 shares of common stock at $.15 per share and an option to purchase 200,000 shares at $0.16 per share.

          (10)Includes a warrant issued to purchase 50,000 shares of common stock at $0.75 per share, an option to purchase 150,000 shares of common stock at $0.15 per share and an option to purchase 200,000 shares at $0.16 per share.

          (11)Includes an option to purchase 50,000 shares of common stock at $1.06 per share, an option to purchase 150,000 shares of common stock at $.15 per share and an option to purchase 200,000 shares at $0.16 per share.

          (12)Includes an option to purchase 150,000 shares of common stock at $.15 per share and an option to purchase 300,000 shares at $0.16 per share.

       DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                ACT LIABILITIES

     Our Certificate of Incorporation and By-Laws provide our directors with protection for breaches of their fiduciary duties to us and our securityholders. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC's opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 65,000,000 shares of common stock, par value $.0033 per share of which 34,112,468 were outstanding as of December 18, 2006. In addition, our authorized capital includes 2,000,000 shares of Preferred Stock, par value $.0033 per share, of which we are authorized to issue 1,000,000 shares of Series A Convertible Preferred Stock, 500,000 shares of Series B Convertible Preferred Stock and 100,000 shares of Series C Convertible Preferred Stock. As of December 18, 2006, there were 199,903 shares of Series A Convertible Preferred Stock outstanding, 179,143 shares of Series B Convertible Preferred outstanding and 12,962 shares of Series C Convertible Preferred outstanding.

Common Stock

     General. We have 65,000,000 authorized shares of common stock. All of our shares of common stock outstanding will be validly issued, fully paid and non-assessable.

     Voting Rights. Each share of common stock entitles its holder to one vote, either in person or by proxy, at meetings of stockholders. Our board of directors will consist of three classes each of which serves for a term of three years. At each annual meeting of the stockholders, the directors in only one class will be elected. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the issued and outstanding shares of common stock can elect all of our directors.

     Dividend Policy. All shares of common stock are entitled to participate ratably in dividends when and as declared by our board of directors out of the funds legally available for payment of dividends. Any dividends may be paid in cash, property or additional shares of common stock. We presently expect that any earnings will be used to develop our business and that no cash dividends on the shares of common stock will be declared in the foreseeable future. Payment of future cash dividends will be subject to the discretion of our board of directors and will depend upon, among other things

o        future earnings;
o        our operating and financial condition;
o        our capital requirements; and
o        general business conditions.

         Therefore, cash dividends on our common stock may not be paid in the future.

         Miscellaneous Rights and Provisions. Holders of common stock do not have:

o        preemptive or other subscription rights;
o        conversion rights;
o        redemption; or

o        sinking fund provisions.

     In the event of our liquidation or dissolution, whether voluntary or involuntary, each share of common stock is entitled to share ratably in any assets available for distribution to our holders of common stock after satisfaction of all liabilities, including payments to holders of our preferred stock.


Preferred Stock

     Of the 2,000,000 shares of Preferred Stock, 1,000,000 shares are designated as Series A Convertible Preferred Stock, par value $.0033 per share, 500,000 shares are designated as Series B Convertible Preferred Stock, par value $.0033 per share and 100,000 shares are designated as Series C Convertible Preferred Stock, par value $.0033 per share.

     Series A Convertible Preferred Stock

     (i) Face Amount: The face amount per share of the Series A Preferred Stock is $15.00.

     (ii) Dividends: Cumulative dividends on the Series A Preferred Stock accrued at a rate of 8% per annum from the date of issuance until June 30, 2004 and thereafter at the rate of 12% per annum and will be payable annually in cash or in additional shares of the Series A Preferred Stock at our option. The total number of shares issuable as stock dividends will be determined by dividing the annual dividend rate of the aggregate face amount of the then outstanding Series A Preferred Stock by the face amount per share thereof. Dividends on the Series A Preferred Stock will be paid in preference to any dividends paid to the holders of our common stock or any other series of our preferred stock made junior to the Series A Preferred Stock of any amounts paid such holders on the redemption, repurchase or retirement of any such other stock.

     (iii) Liquidation: (a) Upon any liquidation, dissolution or winding up of NetWolves, whether voluntary or involuntary, the holders of the shares of Series A Convertible Preferred Stock shall be entitled, before any distributions shall be made to the holders of the Common Stock, or any other class of our capital stock ranking junior to the Series A Convertible Preferred Stock, to be paid an amount (the "Series A Liquidation Amount") equal to greater of (i) twice the
Liquidation Preference per share (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrences) or (ii) the aggregate pro rata liquidating distribution per share payable to holders of Series A Convertible Preferred Stock on an as-converted basis. Written notice of such liquidation, dissolution or winding up, stating a payment date, the Series A Liquidation Amount and the place where said sums shall be payable shall be given by mail, postage prepaid, not less than 30 or more than 60 days prior to the payment date stated therein, to the holders of record of the Series A Convertible Preferred Stock, such notice to be addressed to each shareholder at his post office address as shown by our records.

     (iv) Conversion Rights: Each share of the Series A Preferred Stock will be convertible at the time of the holders' option into shares of our common stock at a conversion price of $.80 per share, subject to anti-dilution adjustments, and will be automatically converted if the closing market price of the Series A Preferred Stock is three times the Conversion Price for 30 consecutive trading days and whereby the average daily trading volume during those 30 days is 100,000 shares or greater and provided there is an effective registration statement.

     (v) Voting Rights: Holders of Series A Preferred Stock will have ten votes for each share of Series A Preferred Stock held and will vote as a single class with holders of our common stock.

     (vi) Sale of Shares at Prices below the Initial Conversion Price: If at any time or from time to time, subsequent to the Issuance Date we issue or sell, or are deemed to have issued or sold shares of our capital stock for consideration of a price of less than $0.80 per share, the Conversion Price shall be adjusted to be such lower price at which we issued or sold shares of our capital stock.

     For purposes of this paragraph, sales or issuances of our capital stock shall not include Excluded Stock or stock dividends, stock splits or reclassifications. Excluded Stock is defined as (a) our Series A and Series B Convertible Preferred Stock; (b) any common stock issued or to be issued (i) pursuant to the conversion of the Series A Convertible Preferred Stock (ii) pursuant to the exercise of any stock options or warrants currently outstanding or options or warrants issued after the date hereof having an exercise price equal to or greater than our current market price, as defined, or (iii) except as otherwise provided herein, upon the actual issuance of common stock or securities convertible into common stock at the time of exercise of any rights, options or warrants to purchase common stock or any securities convertible into common stock, as appropriate, or upon conversion or exchange of securities convertible into common stock; and (c) in addition to (a) and (b) hereof, an aggregate of 4,000,000 shares of common stock to be issued on or after January 1, 2003 at less than the conversion price, as defined for Series A and Series B Convertible Preferred Stock either directly or on the conversion of any convertible securities issued after the date hereof.

Series B Convertible Preferred Stock

     (i) Face Amount: The face amount per share of the Series B Preferred Stock is $16.00.

     (ii) Dividends: Cumulative dividends on the Series B Preferred Stock accrued at a rate of 8% per annum from the date of issuance until January 31, 2005 and thereafter at the rate of 12% per annum and will be payable annually in cash or in additional shares of the Series B Preferred Stock at our option. The total number of shares issuable as stock dividends will be determined by dividing the annual interest rate of the aggregate face amount of the then outstanding Series B Preferred Stock by the face amount per share thereof. Dividends on the Series B Preferred Stock will be paid in preference to any dividends paid to the holders of our common stock or any other series of our preferred stock made junior to the Series B Preferred Stock of any amounts paid such holders on the redemption, repurchase or retirement of any such other stock.

     (iii) Liquidation: (a) Upon any liquidation, dissolution or winding up of NetWolves, whether voluntary or involuntary, the holders of the shares of Series B Convertible Preferred Stock shall be entitled, before any distributions shall be made to the holders of the Common Stock, or any other class of our capital stock ranking junior to the Series B Convertible Preferred Stock, to be paid an amount (the "Series B Liquidation Amount") equal to greater of (i) twice the
Liquidation Preference per share (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrences) or (ii) the aggregate pro rata liquidating distribution per share payable to holders of Series B Convertible Preferred Stock on an as-converted basis. Written notice of such liquidation, dissolution or winding up, stating a payment date, the Series B Liquidation Amount and the place where said sums shall be payable shall be given by mail, postage prepaid, not less than 30 or more than 60 days prior to the payment date stated therein, to the holders of record of the Series B Convertible Preferred Stock, such notice to be addressed to each shareholder at his post office address as shown by our records.


     (iv) Conversion Rights: Each share of the Series B Preferred Stock will be convertible at the time of the holders' option into shares of our common stock at a conversion price of $.80 per share, subject to anti-dilution adjustments, and will be automatically converted into 16 shares thereof if the closing market price of the Series B Preferred Stock is three times the Conversion Price for 30 consecutive trading days and whereby the average daily trading volume during those 30 days is 100,000 shares or greater and provided there is an effective registration statement.

     (v) Voting Rights: Holders of Series B Preferred Stock will have ten votes for each share of Series B Preferred Stock held and will vote as a single class with holders of our common stock.

     (vi) Sale of Shares at Prices below the Initial Conversion Price: If at any time or from time to time, subsequent to the Issuance Date we issue or sell, or are deemed to have issued or sold shares of our capital stock for consideration of a price of less than $0.80 per share, the Conversion Price shall be adjusted to be such lower price at which we issued or sold shares of our capital stock. For purposes of this paragraph, sales or issuances of our capital stock shall not include Excluded Stock or stock dividends, stock splits or reclassifications.

Series C Convertible Preferred Stock

     (i) Face Amount: The face amount per share of the Series C Preferred Stock is $60.

     (ii) Dividends: Cumulative dividends on the Series C Preferred Stock will accrue at a rate of 7% per annum from the date of issuance until April 30, 2005 and thereafter at the rate of 9% per annum and will be payable annually in cash or in additional shares of the Series C Preferred Stock at our option. The total number of shares issuable as stock dividends will be determined by dividing the annual interest rate of the aggregate face amount of the then outstanding Series C Preferred Stock by the face amount per share thereof. Dividends on the Series C Preferred Stock will be paid in preference to any dividends paid to the holders of our common stock or any other series of our preferred stock made junior to the Series C Preferred Stock of any amounts paid such holders on the redemption, repurchase or retirement of any such other stock.

     (iii) Liquidation: (a) Upon any liquidation, dissolution or winding up of NetWolves, whether voluntary or involuntary, the holders of the shares of Series C Convertible Preferred Stock shall be entitled, before any distributions shall be made to the holders of the Common Stock, or any other class of our capital stock ranking junior to the Series C Convertible Preferred Stock, to be paid an amount (the "Series C Liquidation Amount") equal to greater of (i) the Liquidation Preference per share (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrences) or (ii) the aggregate pro rata liquidating distribution per share payable to holders of Series C Convertible Preferred Stock on an as-converted basis. Written notice of such liquidation, dissolution or winding up, stating a payment date, the Series C Liquidation Amount and the place where said sums shall be payable shall be given by mail, postage prepaid, not less than 30 or more than 60 days prior to the payment date stated therein, to the holders of record of the Series C Convertible Preferred Stock, such notice to be addressed to each shareholder at his post office address as shown by our records.

     (iv) Conversion Rights: Each share of the Series C Preferred Stock will be convertible at the time of the holders' option into shares of our common stock at a conversion price of $1.00 per share, subject to anti-dilution adjustments, and will be automatically converted into 60 shares thereof if the closing market price of the Series C Preferred Stock is three times the Conversion Price for 30 consecutive trading days and whereby the average daily trading volume during those 30 days is 100,000 shares or greater and provided there is an effective registration statement.

     (v) Voting Rights: Holders of Series C Preferred Stock will have fifteen votes for each share of Series C Preferred Stock held and will vote as a single class with holders of our common stock.

     (vi) Sale of Shares at Prices below the Initial Conversion Price: If at any time or from time to time, subsequent to the Issuance Date we issue or sell, or are deemed to have issued or sold shares of our capital stock for consideration of a price of less than $1.00 per share, the Conversion Price shall be adjusted to be such lower price at which we issued or sold shares of our capital stock. For purposes of this paragraph, sales or issuances of our capital stock shall not include Excluded Stock or stock dividends, stock splits or reclassifications.

                             DESCRIPTION OF BUSINESS

Overview

     NetWolves Corporation ("NetWolves" or the "Company") is a network continuity and security provider that offers high-performance network security solutions coupled with robust network management and communication services. The Company designs, develops, assembles and sells Internet infrastructure security platforms, coupled with network based management services, designed to significantly reduce the up-front and ongoing costs associated with small, medium and remote offices' global Internet access. NetWolves' patent pending system technology enables organizations to obtain their short, middle and long term IT and e-business initiatives through the deployment of our plug `n' play perimeter office security platform, coupled with our secure remote monitoring and management ("SRM2 TM") system. Additionally, NetWolves' advanced, centralized, reporting module offers the ability for corporate executives to view, via the Internet, both statistical and performance based metrics for their global network.

     We operate primarily in three segments. The Voice Services segment, which operates worldwide, provides voice services including switched and dedicated outbound, switched and dedicated toll-free inbound, calling and debit cards, and conference calling. The Managed Services Charges ("MSC" or Managed Services) segment, which operates worldwide, provides network and security technology and a variety of recurring managed data services. The Equipment and Consulting segment, which operates worldwide, is primarily engaged in the design, development and support of information delivery hardware products and software as well as providing consulting services on an as needs basis for existing or potential customers.

     We have achieved an offering of managed products and services that meet the necessary requirements for organizations to move off expensive private data networks while attaining the benefits and flexibility of public data network. Additionally, our proprietary technology provides a high level of security through its integrated approach to management, monitoring and interoperability for small and medium remote enterprise locations (locations with less than 500 network users). We have a Managed Services Offering (MSO) that provides complete system solutions to organizations needing cost-effective network security features such as firewall, virtual private networking, routing, intrusion detection, content filtering, email, etc., delivered on low-cost commodity hardware with Internet-based expansion capabilities. Our patent-proprietary system technology enables organizations to achieve corporate Information technology (IT) initiatives through the deployment of easily installable perimeter office security platforms, coupled with our secure remote monitoring and management ("SRM2 TM") system. SRM2 TM provides centralized management capabilities for hundreds or thousands of remote locations without risking networking integrity because it has no requirement to open an administrative port on the remote device, which is common network vulnerability. We also provide cost-effective, value-added expansion technologies such as Intelligent Failover, which means that if one circuit for gaining access to information fails, the system would automatically switch to an alternative circuit based upon customer defined parameters.

Background

     NetWolves, LLC was an Ohio limited liability company formed on February 13, 1998, which was merged into Watchdog Patrols, Inc. ("Watchdog") on June 17, 1998. Watchdog, the legal surviving entity of the merger, was incorporated under the laws of the State of New York on January 5, 1970. As a result of the merger and subsequent sale of Watchdog's existing business, Watchdog changed its name to NetWolves.

Managed Service Charges

     The NetWolves Security Suite ("NSS") and WolfPac Security Platforms offer sophisticated, yet easy-to-administer devices for securely connecting people and offices to the Internet by combining a wide range of functionality and communications choices. This functionality includes Internet access, firewall security, web access control, e-mail, IP routing, web server, caching server, and file sharing in an easy-to-configure integrated software and hardware solution. NetWolves' WolfPac Security Platforms work with a variety of access methods to the Internet including North American T1/56K, European E1 standards, ISDN lines, DSL, cable and satellite.

     When NetWolves' WolfPac Security Platform resides between a company's local-area network and an Internet service, it provides shared Internet access for a few or up to hundreds of users. The Internet provides one of today's most cost-effective means of communication, and through the use of the WolfPac Security Platforms, an organization with many locations can create numerous intercompany online communities.

     The WolfPac Security Platforms also contain advanced firewall security systems which enable businesses to implement company-wide network security policies, protecting a company's valuable data assets from unauthorized users. The WolfPac Security Platforms cost substantially less than the purchase of its functionality found via the traditional, integrated or patchwork approach by using individual products serving only limited function. Each application within the server is designed to work together using integrated hardware and software with a common interface. This facilitates expansion and support of the converging voice and data information.

     Keeping data secure is one of the main functions of our WolfPac Security Platform. Companies significantly reduce private data network costs by installing VPN (virtual private network) applications and utilizing the Internet to maintain data privacy, which is accomplished through the use of a protocol and security procedures, sending encrypted data over the Internet. The primary benefit of the VPN is providing the client communication services at significantly reduced costs by utilizing public data network rather than private data network. Businesses are implementing a similar process called client or remote VPN, allowing employees to communicate with their company's network at any time from outside the workplace, using a laptop or desktop computer and client VPN software. This cost-effective solution makes businesses more productive by giving remote users secure access to corporate resources.

     With our Intelligent Fail-over solution, the WolfPac Security Platform has the ability to continuously monitor application level performance. Simultaneously, the WolfPac Security Platform monitors performance levels of the VPN tunnel that pass through the primary interface by conducting scheduled interval tests. If the primary interface fails or the VPN tunnel does not meet established performance criteria, the WolfPac Security Platform will automatically fail over to a secondary interface and permit the data to reach its intended destination, securely and reliably using RIP, OSPF or BGP protocols.

     The World Wide Web is a broad universe of network-accessible information. To enable employers to keep employees focused on business issues, most WolfPac Security Platforms include Web Access Control as an optional feature. Using Web Access Control, a client's system administrator can block or permit access to the Internet and specific web sites. If a business owner or teacher needs to enforce or implement an acceptable usage policy to keep employees productive or students from inappropriate sites, this is accommodated through Web Access Control.

     E-mail allows electronic messages to be delivered over the Internet to specific individuals and groups. It is one of the fastest, most cost-effective ways to deliver messages, documents, web pages, and secured information. Many WolfPac Security Platform models include as a standard or an optional feature an integrated mail server that supports a virtually unlimited number of accounts.

     WolfPac Security Platforms incorporate an Internet Protocol (IP) router. The Internet Protocol is the language the Internet "speaks" in order to communicate. A router is a device, or in some cases, software that determines the next network point to which a packet of data should be forwarded toward its destination. The router is connected to at least two networks and decides which way to send each information packet based on its current understanding of the state of the networks to which it is connected.

     More advanced WolfPac Security Platforms incorporate a web caching server, which stores web pages visited by users. This speeds up browsing and optimizes Internet services by allowing the user to see previously visited web pages after only one or several letters of the page.

     Typically, using a web browser, a user attempting to access information on the Internet performs a Domain Name System (DNS) lookup. DNS is the Internet service that converts understandable web site names (for example www.netwolves.com) into computer readable web site numbers or IP addresses (IP numbers are meaningful only to those who need to know them and not to the average web user). By integrating a DNS caching server directly into the WolfPac Security Platform, Internet traffic is reduced and web site address look-up time is faster, therefore increasing the overall performance of the system.

     A Dynamic Host Configuration Protocol (DHCP) server integrated into the WolfPac Security Platform allows for easy management when adding computers to the existing company network. It saves time and allows network administrators to work more efficiently, eliminating the need for a person to travel to a remote location to configure a new computer with an IP address.

     A web based Administrative Interface (AI) allows the network administrator to configure the various subsystems of the NSS. The NSS becomes completely transparent to the Internet user. Likewise, because the NSS is easy to set-up, it will feel transparent to the administrator. This is particularly true should changes be required following initial installation. Since all administration of the NSS is performed through a web browser, the administrator can work from any workstation on the LAN.

Features of NetWolves Security Suite

Our security products offer the following standard features:

     -- Securely connects any number of users in a small geographic area (LAN) simultaneous to the Internet through a dedicated connection.

     -- Hierarchical caching, which are rules that tell a computer to look for the data stored locally before accessing the Internet for data, gives the WolfPac Security Platform more efficient web viewing and greater ability to transfer data from one file to another.

     -- Any number of users can send and receive e-mail individually, while sharing one Internet service provider account.

     --   A firewall protects the LAN from Internet-borne attacks.

     -- An advanced network address translation module allows the creation of powerful address translation rules for greater firewall flexibility.

     -- Files that store events for review at a later date ensure appropriate use of Internet resources.

     --   Scalability allows Internet usage to grow as a company expands.

     -- Can be used as a stand-alone firewall to protect the resources of a private network from users outside on a public network.

     --   Easily managed internal and external proxy services.

Optional Features of NetWolves Security Suite

Our Security Suite also offers the following optional features:

     -- Web access control allows the network administrator to effectively block or deny access to the Internet and specific web sites.

     -- The Virtual Private Networking (VPN) module provides a process for encrypting data for secure transmission over public networks and supports Internet Key Exchange (IKE) and IPSec (a security protocol).

     -- NetWolves' SSL VPN leverages the power and protection afforded by the Secure Socket Layer protocol to access vital resource applications on a company's protected network. SSL technology is standard with today's popular web browsers, including Netscape Navigator, Microsoft Internet Explorer and Mozilla Firefox. NetWolves uses two-factor authentication for accessing important tools and applications. This method provides for strong authentication by requiring a simple key chain USB device and unique login password.

     -- Intrusion Detection System (IDS) is a real time, network-based system designed to detect, report, and terminate unauthorized activity throughout the network.

     -- Intelligent Failover with virtual redundant router protocol (VRRP) establishes a wide area network (WAN) connection on a WolfPac Security Platform slave if WAN connection on WolfPac Security Platform master is lost or fails to meet minimum VPN performance criteria.

     -- NetMetrics provides a means for measuring two performance parameters: the time required to load a single web page from the Internet, and the time it takes to send an email to a specified account and receive a reply from that same account. Net Metrics also provides the monitoring mechanism within Intelligent Failover.

Firewall and Security Functions

     We believe that security is an essential element of any Internet connectivity solution. For this reason, our WolfPac Security Platform includes high-end firewall security protection, without requiring the purchase of additional components.

     Our platforms are designed to protect a company's private data and systems from outside intruders with its firewall security system, incorporating three separate firewall technologies:

     -- Stateful packet filters verify that all incoming data packets coming from the Internet have been requested by an authorized user on the LAN.

     -- Proxy applications prevent unauthorized Internet applications from accessing the LAN.

     -- Network Address Translation ("NAT"), which is a conversion of public addresses to and from private addresses, makes the network invisible to outside Internet users by hiding the internal network's addresses of each sender or receiver of information.

     -- All packets of data entering the WolfPac Security Platform from the Internet are first checked for validity against a series of stateful packet filters. Data is then forwarded to proxy applications that further inspect the contents of the packets for potential security violations. If the data is determined to be valid by both the stateful packet filters and proxy applications, it is allowed to enter the secure LAN.

     -- WolfPac Security Platforms are designed with fully configurable firewalls and network address translation rules that give the network administrator greater flexibility in allowing or denying incoming and outgoing data.

Secure Remote Management and Monitoring Services ("SRM2 TM")

          Under our SRM2 TM umbrella, product architecture planners believe that Managed Security Services (MSS) will play an even more important role in future security plans. Since a customer base already exists within our Platforms, the security-monitoring infrastructure will significantly reduce costs and provide effective and economical network managed security services to our clients.

         SRM2 TM is comprised of the following product subsystems:

     -- SRM2 TM Monitoring & Notification provides monitoring, notification, paging and alarming capabilities of remote WolfPac Security Platforms. In addition, the firewall status, VPN tunnel status and Administrative Interface configuration status of all remote end points are monitored and logged.

     -- SRM2 TM Management and Configuration manages and configures remote end points individually or by groups, including complete operating system upgrades. Remote end points are capable of failover to an alternate SRM2 TM server in the event that the primary server is inaccessible. This service also allows user access to specific information about remote Platforms (individually or by groups) via a monitoring console. Specific information includes firewall status, the number of active VPN connections, traffic statistics, intrusion detection data, activity logs, and administrative Interface configuration data.

     -- SRM2 TM Intrusion Detection provides host and network based intrusion detection capabilities for remote WolfPac Security Platforms. The IDS information is then transferred from each remote end point to a database, where it can be accessed by the monitoring console.

     -- SRM2 TM Anti-Virus stipulates both protection (security) of remote WolfPac Security Platforms from hardware glitches, software bugs and any attempts to sabotage client data, and damage control through immediate detection. Activity logs are transferred from each remote end point to a database, where it can be accessed by the monitoring console.

     -- SRM2 TM VPN provides the network manager with the ability to connect separate business locations, using the IP infrastructure rather than through private mediums such as leased lines.

     -- Security Policy Management is the process by which the client's security policy is created, defined, or redefined to reflect security management processes enabled by advent of our products and services. This policy reflects particularly the rules governing remote end point security and the processes guiding how security platforms are managed and configured to ensure specified protections.

     -- Firewall Policy Management is the process by which the client's firewall security policy is created to reflect the methods by which NetWolves firewall platforms are to be utilized to ensure network protection. This policy sets forth the rules governing remote end point security and the processes guiding how the firewall platform is utilized to manage and configure the client network.

Data services

     Data services consist of IP dedicated and dial-up services, broadband services (including DSL, cable and satellite), frame relay and private line.

     Our methodology includes completing a thorough needs assessment to understand the current infrastructure and future requirements of the prospective customer. Upon completion of the assessment, we design a custom, unique and flexible solution utilizing multi-carrier alternatives under one contract, one invoice and support structure. Its account teams, strategic industry relationships and robust information and billing system allow us to deliver a single source solution utilizing the best of what is available to solve the customer's communication and network needs.

Voice Services

     The Company provides multiple source long distance services and related consulting and professional services throughout the United States and internationally. Voice services consist of voice over Internet protocol (VoIP), switched and dedicated inbound/outbound long distance, travel cards, conference calling and local services, and data services consisting of IP dedicated and dial-up services, broadband services, frame relay and private line.

Production Process

     The process used to produce our technology products begins with hardware configuration, installing the appropriate version of our software, configuring client-specific software components, followed by a unit testing process. Raw/prefabricated materials, components, and subassemblies required for production include motherboards, CPU's, cases, Ethernet cards, network communication cards, hard drives, memory, CPU fans and power supplies. We believe that these materials are available from several companies and that alternative sources of supply are currently available.

Licensing and Intellectual Property

     We consider certain features of our products, including their methodology and technology, to be proprietary. We rely on a combination of trade secret, copyright and trademark laws, contractual provisions and certain technology and security measures to protect our proprietary intellectual property. We generally enter into confidentiality agreements with our employees, consultants, business partners and major customers. We own copyrighted works of authorship in computer programs, including, but not limited to, portions of the FoxOS (operating system), products related to FoxOS, and various proprietary enhancements to publicly available open source system software; as well as traditional media, including, but not limited to, marketing materials, documentation and white papers. Applications for registration of those copyrights have been filed with respect to some of these works, and further applications are expected to be filed in the near future.

     On June 21, 2000, we filed a patent application, which is still pending, with the U.S. Patent and Trademark Office for technology that provides secure, centralized remote management and monitoring of networks using the Internet. This SRM2 TM system has enabled us to expand the use of its technology to Fortune 1000 organizations with multiple worldwide locations such as General Electric.

     Notwithstanding our efforts to protect our proprietary rights, existing trade secret, copyright, and trademark laws afford only limited protection. Despite our efforts to protect our proprietary rights and other intellectual property, unauthorized parties may attempt to copy aspects of our products, obtain and use information that we regard as proprietary or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate. In addition, our competitors might independently develop similar technology or duplicate our products or circumvent any patents or our other intellectual property rights.

     We do not intend to sell or transfer title of our products to our clients, though this structure may change as we expand our operations. We intend to license products pursuant to licensing and maintenance agreements for which extended payment terms may be offered. In the case of extended payment term agreements, the customer is contractually bound to equal monthly fixed payments. In the case of extended payment term agreements, maintenance may be bundled for the length of the payment term. Thereafter, in both instances, the customer may purchase maintenance annually.

     In connection with the acquisition of NNSI, we obtained Certificates of Public Convenience and Necessity, which enable NNSI to resell long distance services within the state obtained. NNSI is subject to regulation from the Public Utility Commissions in each specific state.

Manufacturing

     We currently use a hybrid manufacturing and assembly model to produce our internet security products. The enclosures for our WolfPac Security Platforms are manufactured by Florida Metal Stamping, Inc. ("FMS") of Largo, Florida. FMS is an ISO 9002 certified manufacturer, fabricator and assembler of enclosures for major electronic systems manufacturers. SED Corp. ("SED") of Tucker, Georgia supplies the motherboards and most other electronic components for our WolfPac Security Platforms. Electronic components and custom enclosure components for significant future builds will be outsourced to one or numerous manufacturers.

     While we have no long-term agreement with FMS or SED, we believe that alternative manufacturers and suppliers are available in the event we seek to change or expand upon manufacturers of our products since the components used for assembly are commoditized.

Customers

     We currently work with more than 1,000 customers, ranging from start-up organizations to large well-established corporations. Approximately 10% of our sales were made to Swift Transportation during the year ended June 30, 2006. However, we do not expect any future sales with Swift Transportation since our agreement with Swift Transportation terminated on June 30, 2005.

Business Partners

         Our business partners include the following companies:

--      Sprint
--      MCI Verizon
--      Broadwing Communications
--      BellSouth
--      SBC Communications
--      Qwest (subagent to Global Communications)
--      Covad
--      NCR

     A major portion of our revenues for the year ended June 30, 2006 and for the three months ended September 30, 2006 were derived from telecommunications services. We depend on three major suppliers, Sprint, MCI and Qwest for the telecommunications services the Company provides to its customers. Although there are other sources of telecommunications services, other providers do not offer exactly the same types of services, coverage area or reliability of service. As a result, the loss of services from these suppliers could cause disruptions and delays to our customers, drain the resources of our personnel, cause a loss of customers or business volume, and substantially decrease our revenues.

Competition

     Current and potential competitors in our markets include, but are not limited to, the following, all of whom sell world-wide or have a presence in most of the major markets for such products: security appliance suppliers such as Watchguard Technologies, Inc., SonicWALL, Inc., enterprise firewall software vendors such as Check Point Software and Axent Technologies; network equipment manufacturers such as IBM, Cisco Systems, Lucent Technologies, Nortel Networks, 3COM and Nokia; computer or network component manufacturers such as Intel Corporation; operating system software vendors such as Microsoft Corporation, Novell, Inc. and Sun Microsystems, Inc; and carriers such as MCI Verizon, AT&T and Sprint. We expect competition to intensify as more companies enter the Internet security market and compete for market share. In addition, companies currently in the server market may continue to change product offerings in order to capture further market share. Many of these companies have substantially greater financial and marketing resources, research and development staffs, manufacturing and distribution facilities than us. There can be no assurance that our current and potential competitors will not develop products that may or may not be perceived to be more effective or responsive to technological change than ours, or that current or future products will not be rendered obsolete by such developments. Furthermore, increased competition could result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our business operating results and financial condition.

     We believe that an important competitive factor in our technology business segment is the cost effective integration of many services in a single unit. In this regard, we believe that we compare favorably to our competitors in the markets we serve in price and overall cost of ownership, including administrative and maintenance costs. However, equally important are other factors, including but not limited to, product quality and scope of performance, product reliability, availability, upgradeability, and /technical service and support. Our ability to compete will depend upon, among other factors, our ability to anticipate industry trends, invest in product research and development, and effectively manage the introduction of new or upgraded products to our existing and future customers.

     We compete at the Fortune 2000 level specifically focusing on companies with multiple locations with complex voice and data needs. Our primary advantage over our competition is that we are large enough to manage large, complex corporate networks, and yet small enough to stay agile or quick to change our solutions as the market and the customers needs change. Most organizations in our market space are facilities based having a large investment in technology with a high carrying cost. Since we are a non-facilities based provider, our overhead remains small and we can quickly change to meet changing technology.


Sales and Marketing

     Our marketing and sales strategy is to position ourselves as a leading IP network solutions provider. To accomplish this objective, we intend to enter into multi-national reseller agreements with system integrators, Internet Service Providers (ISP's), Competitive Local Exchange Carriers (CLEC's), and Incumbent Local Exchange Carriers (ILEC's),

     In addition, our direct sales force is focused on opening large and medium scale domestic and multi-national opportunities for firewalls; caching, hosting, and email servers, web access filtering systems, Intrusion Detection and anti-virus. Our NNSI subsidiary also actively solicits a broad range of communication carrier services (leased line and frame relay circuits, internet access, long distance, and other broadband circuits) from mid-market and large-scale prospects. Our direct and channel sales approach allows us to take advantage of the personal business contacts of our senior stockholders and executive management team while building channel sales potential in the large, medium and low end of the market.

     We also seek to enter into agreements and partnerships with providers of services, software and hardware products that enhance the functionality of our product lines. This functionality is geared to enhance our security system's functionality and advance our entry into markets that include education, finance, medical, legal, petroleum, government, travel, hotel, entertainment and auto industries. Agreements and partnerships currently under consideration include applications for Intrusion Detection, web access content filtering and anti-virus detection and deletion.

     Our future plans are to recruit sales representatives and sales engineering consultants in two North American regional areas; Eastern and Western United States, managed initially by our Director of Sales and Marketing and by two Regional Managers in the future. Field Sales Representatives are currently in place in New York, Tampa, Phoenix, and Minnetonka. They are supported by an in-house telemarketing organization based in Tampa, Florida and by customer support facilities based in Tampa. Our sales engineers work closely with our field sales representatives and perform important pre and post-sales functions, including systems analysis, product demonstrations, pilot evaluation program configuration and implementation, and customizing solutions for various end user and value added reseller clients.

     We have implemented marketing initiatives to support sales and distribution of our products and services and to communicate and promote corporate initiatives and direction. Our sales and marketing management employees are responsible for our award winning web site, product white papers and sales collateral programs development, lead generation programs, customer support, systems analysis, systems evaluation and pilot programs, and market awareness of NetWolves and its products. Marketing programs include public relations, product seminars, industry conferences and trade shows, coop advertising, telemarketing and direct mail. Our marketing employees also contribute to both the product development direction and strategic planning processes by providing product/market research and conducting focused competitive product surveys.

     We have devoted our marketing and sales resources to attract competent and professional marketing and sales management personnel, define current and long range market needs, develop security products that exceed the defined market requirements, generate leads with multi-national business enterprises, establish pilot security product evaluations with Fortune 1000 organizations, and close sales after successful pilot evaluation programs.

Engineering and development

     The Internet and the computer hardware and software industry are characterized by rapid technological change, which requires ongoing development and maintenance of products. It is customary for modifications to be made to products as experience with their use grows or changes in manufacturer's hardware and software are required.

     Our engineering and development group is comprised of two engineers who specialize in different areas of security and product development. NetWolves' team has experience in a variety of industries, including information security, designing networking protocols, building interfaces, designing databases, and computer telephony. Their expertise is used in the design of our core products and seeking enhanced functionality to meet future customer needs. We seek to recruit highly qualified employees and our ability to attract and retain such employees will be a principal factor in our success in achieving and maintaining a leading technological position.

     Engineering and development expenses were $510,140 and $868,132 for the years ended June 30, 2006 and 2005, respectively. Engineering and development expenses were $54,273 and $209,951 for the three months ended September 30, 2006 and 2005, respectively. The Company did not capitalize any internally developed software development costs during the three months ended September 30, 2006 and 2005 and for the years ended June 30, 2006 and 2005.

Employees

     As of December 18, 2006, we employed approximately 50 full-time employees (2 of whom are covered by employment agreements). Two of these employees are involved in engineering and development, 29 in sales and marketing, 8 in finance and 11 in general administration and operations. In addition, we have retained independent contractors on a consulting basis who support engineering and marketing functions. To date, we believe we have been successful in attracting and retaining skilled and motivated individuals. Our success will depend in large part upon our continued ability to attract and retain qualified employees. We have never experienced a work stoppage and our employees are not covered by a collective bargaining agreement. We believe that we have good relations with our employees.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This Form includes, without limitation, certain statements containing the words "believes." "anticipates", "estimates", "expects", and words of a similar nature, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward looking and provide meaningful, cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact made in this Form are forward-looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. The Company's actual results may differ significantly from management's expectations based on certain risks and uncertainties, including the risk factors referenced in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

NetWolves Corporation ("NetWolves" or the "Company") is a network continuity and security provider that offers high-performance network security solutions coupled with robust network management and communication services. The Company designs, develops, assembles and sells Internet infrastructure security platforms, coupled with network based management services, designed to significantly reduce the up-front and ongoing costs associated with small, medium and remote offices' global Internet access. NetWolves' patent pending system technology enables organizations to obtain their short, middle and long term IT and e-business initiatives through the deployment of our plug `n' play perimeter office security platform, coupled with our secure remote monitoring and management ("SRM2 TM") system. Additionally, NetWolves' advanced, centralized, reporting module offers the ability for corporate executives to view, via the Internet, both statistical and performance based metrics for their global network.

We operate in three segments. The Voice Services segment, which operates worldwide, provides voice services including switched and dedicated outbound, switched and dedicated toll-free inbound, dedicated T1 access loops, calling and debit cards, and conference calling. The Managed Services Charges ("MSC" or Managed Services) segment, which operates worldwide, provides network and security technology and a variety of recurring managed data services. The Equipment and Consulting segment, which operates worldwide, delivers networking and security equipment and software as well as provides consulting services on an as needs basis for certain existing or potential customers.

We have created an offering of managed products and services that meet the necessary requirements for organizations to move off expensive private data networks while attaining the benefits and flexibility of public data network. Additionally, our proprietary technology provides a high level of security through its integrated approach to management, monitoring and interoperability for small and medium remote enterprise locations (locations with less than 500 network users). We sell a Managed Services Offering (MSO) that provides complete system solutions to organizations needing cost-effective network security features (firewall, virtual private networking, routing, intrusion detection, content filtering, email, etc.) delivered on low-cost commodity hardware with Internet-based expansion capabilities. Our system technology enables organizations to achieve corporate Information technology (IT) and e-business initiatives through the deployment of easily installable perimeter office security platforms, coupled with our secure remote monitoring and management ("SRM2 TM") system. SRM2 TM provides centralized management capabilities for hundreds or thousands of remote locations without risking networking integrity because it does not require an administrative port on the remote device, which is common network vulnerability. We also provide cost-effective, value-added expansion technologies such as Intelligent Failover, which means that if one circuit for gaining access to information fails, the system would automatically switch to an alternative circuit based upon customer defined parameters.

Historically, we have experienced significant recurring net operating losses as well as negative cash flows from operations. Our main source of liquidity has been equity and debt financing, which has been used to fund historical losses from operating activities. The maturity date of our notes previously due in March 2007 has been extended to October 1, 2007. Based on our cash position of approximately $1.0 million, significant cost cutting initiatives, vendor negotiations, additional staff reductions, further significant executive pay reductions as well as the extension of the maturity date of notes previously due in March 2007, together with current forecasts and debt financing, we believe that we have sufficient cash to meet our funding needs through September 30, 2007. However, our current forecast does not address events beyond October 1, 2007, including developing a plan for the Company to have the ability to repay its indebtedness due in October 2007 and November 2007 as referenced in note 6 of the condensed consolidated financial statements for the three months ended September 30, 2006. In addition, certain executive officers and shareholders have guaranteed additional cash flow to the Company in the amount of $200,000 in the event such cash is needed through September 30, 2007. However, there can be no assurances that the Company will be successful in these initiatives or that these initiatives will result in improved financial performance.

Results of Operations

Three months ended September 30, 2006 and 2005

We currently operate in three business segments, the Voice Services segment ("Voice Services"), the MSC segment and the Equipment and Consulting segment ("Equipment and Consulting").

Revenue

Revenue decreased to $4.7 million for the three months ended September 30, 2006, compared to $6.0 million for the same period in the prior year. The decrease in revenue is primarily attributable to a decrease in Voice Services segment and the MSC segment of approximately $1.2 million and $0.1 million, respectively.

The decrease in the Voice Services segment was attributable to attrition within the customer base of approximately $1.3 million of which Swift was approximately $1.1 million partially offset by growth from new customers and existing customers. The decrease in the MSC segment is primarily attributable to attrition within the customer base of $0.2 million of which Swift was approximately $0.6 million partially offset by growth of $0.4 million. As of September 30, 2006, Swift Transportation accounted for 0% of overall revenues as compared to 18% in the same period in the prior year. The contract with Swift terminated effective June 30, 2005.


Cost of revenue and gross profit

Cost of revenue decreased to $3.0 million for the three months ended September 30, 2006 compared to $3.8 million for the same period in the prior year. Cost of revenue within the Voice Services segment decreased to $1.7 million or 35% profit margin compared to $2.4 million or 38% profit margin for the same period in the prior year. This decreased profit margin is primarily attributable to customer attrition as well as rate concessions in the current period. Cost of revenue within the MSC segment decreased to $1.3 million or 37 % profit margin, compared to $1.5 million, or 34% profit margin for the same period in the prior year. The increased profit margin is primarily the result of sales of our more profitable MSC services and vendor credits received in the current period. Cost of revenue within the Equipment and Consulting segment had a non-material impact on gross profit.

Overall gross profit was 36% for the three months ended September 30, 2006, compared to 37% for the same period in the prior year.

General and administrative

General and administrative expenses consist primarily of salaries and related expenses for executive, finance and operations personnel, as well as insurance, rent, travel, communication expense and professional fees. General and administrative expenses were $1.3 million and $1.7 million for the three months ended September 30, 2006 and 2005, respectively. The decrease in general and administrative expenses were due to the net effect of staff reductions of approximately $0.3 million and cost reductions of approximately $0.1 million from the prior period.

Engineering and development

Engineering and development expenses decreased to $.05 million for the three months ended September 30, 2006, compared to $0.21 million for the same period in the prior year. The decrease in engineering and development expenses were primarily attributable to staff reductions of approximately $0.1 million and cost reductions of $0.05 million.

Sales and marketing

Sales and marketing expenses decreased to $1.0 million for the three months ended September 30, 2006, compared to $1.3 million for the same period in the prior year. The decrease in sales and marketing expenses was primarily the result of a decrease in the number of sales and sales support personnel and associated travel and entertainment, which resulted in a decrease of approximately $0.4 million partially offset by an increase of bad debt of $0.1 million.

Other income (expenses)

Other income (expenses) decreased $0.20 million for the three months ended September 30, 2006. The decrease was primarily attributable to $0.1 million of gain on the reduction in short and long term notes payable associated with the acquisition of the ECCI customer list in the prior period and an increase in interest expense of $0.1.

Liquidity and Capital Resources

Our operating activities used cash of approximately $1.0 million during the three months ended September 30, 2006, as compared to using approximately $1.3 million for the same period in the prior year. Cash used in operations for the three months ended September 30, 2006 was primarily attributable to a net loss of approximately $.7 million, a decrease in accounts payable of approximately $0.3 million, a decrease in prepaid expenses of approximately $0.07 million partially offset by non-cash charges for depreciation and amortization and bad debt expense of approximately $0.2 million and $0.1 million, respectively. Additionally, accounts receivable, inventory and deferred revenue increased by $0.4 million, $0.007 million, and $0.06 million, respectively. Cash used in operations for the three months ended September 30, 2005 was primarily attributable to a net loss of approximately $0.9 million, a decrease in accounts payable of approximately $1.1 million, a decrease in deferred revenue of approximately $0.2 million and other income of approximately $0.1 million, partially offset by non-cash charges for depreciation and amortization, equity compensation and inventory write off of approximately $0.2 million, $0.02 million and $0.1 million, respectively. Additionally, accounts receivable and prepaid expenses decreased by $0.6 million and $0.1 million, respectively.

Our investing activities used approximately $ 0.07 million for the three months ended September 30, 2006 as compared to using $0.1 million for the same period in the prior year. Cash used in investing activities was primarily attributable to payments on customer lists previously acquired in the amount of $0.06 million and patent cost paid $0.009 million. Cash used in investing activities for the three months ended September 30, 2005 was primarily attributable to payments on customer lists previously acquired in the amount of $0.1 million and purchases of property and equipment in the amount of approximately $0.02 million.

There were no financing activities for the three months ended September 30, 2006. Our financing activities provided approximately $0.2 million for the three months ended September 30, 2005. Cash provided by financing activities was primarily attributable to an advance from a shareholder.

Results of Operations

The year ended June 30, 2006 ("Fiscal 2006") compared to the year ended June 30, 2005 ("Fiscal 2005") is as follows:

We currently operate in three business segments, the Voice Services segment ("Voice Services"), the Managed Service Charges ("MSC") segment and the Equipment and Consulting segment ("Equipment and Consulting").

Revenue

Revenue decreased to $21.8 million in Fiscal 2006 from $27.1 million in Fiscal 2005. Included in fiscal 2006 revenue was approximately $2.20 million attributable to Swift Transportation whose contract terminated June 30, 2005 . This net decrease is attributable to our Voice Services segment where revenue decreased approximately $4.9 million and our MSC segment where revenue decreased by approximately $411,000, and our Equipment and Consulting segment of approximately $30,000. This decrease was primarily attributable to reduced sales to a single customer which occurred in the prior period. The decrease in Voice Services of approximately $4.90 million is primarily attributable to attrition from Swift of approximately $3.2 million , Norstan Inc of approximately $0.07million and other customers of approximately $3.5 million partially offset by growth from new customers and revenue generated from purchased customer lists totaling approximately $2.5 million. The decrease in the Equipment and Consulting segment of approximately $30,000 is the result of limited product sales as the Company has elected to focus primarily on MSC growth. The decrease in the MSC segment is primarily attributable to new customer growth of $2.0 million partially offset by customer attrition of $2.4 million including $2.0 million attributable to Swift. . Customer attrition is caused by two primary factors. The first is existing customers signing a new reduced price contract, known as "re-terms". The second primary factor is customers selecting a different service provider for rate competitiveness or relationship reasons.

Cost of revenue and gross profit

Cost of revenue decreased to $14.3 million for Fiscal 2006, compared to $17.5 million for Fiscal 2005. Cost of revenue within the MSC segment decreased to $4.9 million, or 39% profit margin, compared to $5.0 million, or 41% profit margin for the same period in the prior year. The decrease in profit margin is primarily attributable to the product mix sold in the current period. Cost of revenue within the Voice Services segment decreased to $9.4 million or 32% of profit margin compared to $12.6 million or 32% of profit margin for the same period in the prior year. Cost of revenue within the Equipment and Consulting remained consistent. The change in profit margin is due to the product mix comprising the segment.

Overall  gross  profit was at 35% for Fiscal  2006,  compared  to 35% for Fiscal
2005.

General and administrative

General and administrative expenses consist primarily of salaries and related expenses for executive, finance and operations personnel, as well as insurance, rent, travel, communication expense and professional fees. General and administrative expenses were $ 5.7 million in Fiscal 2006 compared to $7.0 million in Fiscal 2005. The decrease was due to a net decrease in depreciation, amortization and other operating expenses relating to the integration of the purchased customer lists totaling $0.70 million and a decrease of equity compensation of $0.9 million compared to the prior period. This was offset by an increase in bad debt expense of $0.30 million compared to the prior period. Included in general and administrative expense for fiscal 2006 and 2005 was non-cash compensation of approximately $.2 million and $1.1 million, respectively.

Engineering and development

Engineering and development expenses, which are expensed as incurred, consist primarily of salaries and related expenses for personnel utilized in designing, maintaining and enhancing our products as well as material costs for test units and prototypes. Costs associated with the development of software products are generally capitalized once technological feasibility is reached. Engineering and development expenses decreased approximately $358,000 from Fiscal 2006 to Fiscal 2005 due primarily to staff reductions.

Sales and marketing

Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support functions, as well as costs associated with trade shows, promotional activities, advertising and public relations. Sales and marketing expenses decreased to $5.4 in Fiscal 2006 from $6.1 million in Fiscal 2005. The decrease in sales and marketing expenses was primarily the result of a reduction in the number of sales personnel, which resulted in decreased salary and commissions of $0.20 million as well as equity and cash compensation for consultants and sales personnel which decreased $0.40 million compared to the same period in the prior year. We intend to continue to aggressively promote our current and future services offering through our direct and indirect sales channels and, therefore, expect sales and marketing costs to increase in absolute dollars in the future.

Other income (expenses)

Other income (expenses) increased to approximately $425,000 in Fiscal 2006 compared to 9,000 in Fiscal 2005. The increase was primarily attributable with

$0.1 million of gain on the reduction in short and long term notes payable associated the acquisition of the ECCI customer list and reduction in accrued expenses in the amount of $0.3 million and interest expense, net of interest income, of approximately $24,000. For the twelve months ended June 30, 2005, other income consisted primarily of interest income in the amount of $9,000.

Liquidity and Capital Resources

The year ended June 30, 2006 ("Fiscal 2006") compared to the year ended June 30, 2005 ("Fiscal 2005") is as follows:


At June 30, 2006 we had cash and cash equivalents of $2.0 million as compared to cash and cash equivalent of $3.3 million at June 30, 2005. Our operating activities used cash of $2.5 million during the year ended June 30, 2006, as compared to $1.4 million during the prior year. Cash used for the year ended June 30, 2006 was primarily attributable to a net loss of $3.7 million, partially offset by depreciation and amortization of $0.9 million, non-cash expenses including equity compensation of $0.2 million, bad debt expense of $0.8 million and other income of $0.5 million. Additionally, restricted cash, accounts receivable and inventories increased by approximately $0.7 million partially offset by decreases in cash associated with prepaid expenses, accounts payable, accrued expenses, other assets and deferred revenue in the amount of $0.8 million. At June 30, 2005 we had cash and cash equivalent of $3.3 million as compared to cash and cash equivalent of $5.4 million at June 30, 2004. Our operating activities used cash of $1.4 million during the year ended June 30, 2005, as compared to $1.1 million during the prior year. Cash used for the year ended June 30, 2005 was primarily attributable to a net loss of $4.8 million, partially offset by non-cash expenses including equity compensation of $1.1 million, impairment charges of $0.4 million, depreciation and amortization of $1.1 million and bad debt expense of $0.6 million.

Our investing activities used cash of $0.14 million during the year ended June 30, 2006, as compared to using cash of $0.7 million during the prior year. Cash used in investing activities for the year ended June 30, 2006 was primarily attributable to payments on customer list previously acquired in the amount of $0.1 million, purchases of property and equipment in the amount of $30,000 and patent cost paid in the amount of $9,000. Cash used in investing activities for the year ended June 30, 2005 was primarily attributable to a payment of $0.7 million to purchase customer lists.

Our financing activities provided $1.3 million during the year ended June 30, 2006, as compared to providing limited cash during the prior year. Cash provided by financing activities for the year ended June 30, 2006 was primarily attributable to debt financing of $1.1 million and an advance from a shareholder of $.2 million and partially offset by NASDAQ listing fees and cost associated with debt financing.

Critical accounting policies

The Company's discussion and analysis of its financial condition and results of operations is based upon the consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenue and expenses during the periods. Estimates have been made by management in several areas, including, but not limited to, revenue recognition, allowance for doubtful accounts, the realizability of deferred tax assets, stock based compensation and goodwill and other intangible assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions.

We  believe  the  following  critical   accounting   policies  affect  our  more
significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue recognition

We record revenue in accordance with Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"), issued by the American Institute of Certified Public Accountants (as modified by Statement of Position 98-9) and SEC Staff Accounting Bulletin 104 "Revenue Recognition" ("SAB 104") regarding revenue recognition in financial statements. SOP 97-2 provides additional guidance with respect to multiple element arrangements; returns, exchanges, and platform transfer rights, resellers, services, funded software development arrangements, and contract accounting.

Revenues generated from the resale of voice services are recognized as services are provided and are included within Voice Services revenue in the accompanying condensed consolidated statements of operations.

Revenues generated from the sale of recurring services within the Managed Service Charges ("MSC") segment are recognized as services are provided. Maintenance or monitoring revenue that is bundled with an initial licenses fee is deferred and recognized ratably within the period in the accompanying consolidated statement of operations.

Revenue from the sale of hardware, where our software is not essential, is recognized within Equipment and Consulting revenue at the time of delivery of hardware products to the customer, when the fee is fixed and determinable, collectibility is probable and a contract signed by both parties has been obtained. Maintenance or monitoring revenue that is bundled with an initial license fee is deferred and recognized ratably within MSC revenue over the maintenance or monitoring period in the accompanying condensed consolidated statements of operations. Amounts deferred for maintenance or monitoring are based on the fair value of equivalent maintenance or monitoring services sold separately. We have established vendor specific objective evidence ("VSOE") on all undelivered elements of our software arrangements, which consists of maintenance, monitoring and, at times, training and consulting. We use the residual method for delivered elements. Our consulting projects are short-term in nature and are recorded as revenue in Equipment and Consulting revenues in the accompanying condensed consolidated statements of operations when services are provided.

Revenue for shipping and handling are included within Equipment and Consulting revenue and the related costs are included in cost of revenue in the accompanying condensed consolidated statements of operations.

Allowance for doubtful accounts

The Company provides allowances for doubtful accounts for estimated losses from the inability of customers to satisfy their accounts as originally contemplated at the time of sale and charges actual losses to the allowance when incurred. The calculation for these allowances is based on the detailed review of certain individual customer accounts, historical satisfaction rates and the Company's estimation of the overall economic conditions affecting the Company's customer base. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Income taxes

As part of the process of preparing our consolidated financial statements we are required to prepare our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our condensed consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. We have fully reserved our deferred tax assets at September 30, 2006 and June 30, 2006. If expectations for future performance, the timing of deductibility of expenses, or tax statutes change in the future, we could decide to adjust the valuation allowance, which may increase or decrease income tax expense.

Stock-based compensation

Effective July 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123 (Revised 2004), "Share-Based Payment," using the modified-prospective -transition method. SFAS No. 123R establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. In addition, the revised statement amends SFAS No. 95, "Statement of Cash Flows," to require that excess tax benefits be reported as a financing cash flow rather than as a reduction of taxes paid.

Goodwill and other intangible assets

We evaluate the recoverability of goodwill and other intangibles of each of our reporting units as required under SFAS 142 by comparing the fair value of each reporting unit with its carrying value. The fair values of our reporting units are determined using a combination of a discounted cash flow analysis and market multiples based upon historical and projected financial information. We apply our best judgment when assessing the reasonableness of the financial projections used to determine the fair value of each reporting unit.


DESCRIPTION OF PROPERTY

We currently maintain leased facilities in the locations listed below.

                                                                                                     CURRENT ANNUAL
         FUNCTION                           LOCATION                 SQUARE FEET     TERM OF LEASE     LEASE COSTS
         --------                           --------                 -----------     -------------   ---------------
NetWolves Corporation -                4850 Independence Parkway,        17,316         1/31/11      $       346,244
Corporate Headquarters                 Suite 101
                                       Tampa, FL 33634

NetWolves Global Services              200 Garden City Plaza,             1,855         3/31/10      $        51,084
- Regional Sales Office                Suite 200
                                       Garden City, NY 11530

     We believe that our present facilities are adequate to meet our current business requirements and that suitable facilities for expansion will be available, if necessary, to accommodate further physical expansion of corporate operations and for additional sales and support offices.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
None

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        a) Market Information.
           ------------------

     Our common stock has been traded on the OTC Bulletin Board under the symbol "WOLV.OB" since June 2006. From April 2000 until it was delisted on May 16, 2006, it was traded on the Nasdaq Capital Market (formerly the Nasdaq SmallCap Market). The following table sets forth the high and low sales prices for our common stock by the fiscal quarters indicated:

                                        High              Low
                                        ----              ---
2005
    First Quarter                        1.09              .55
    Second Quarter                       1.75              .55
    Third Quarter                        1.43              .55
    Fourth Quarter                        .72              .36

2006
    First Quarter                        0.47             0.35
    Second Quarter                       0.43             0.24

    Third Quarter                        0.43             0.26
    Fourth Quarter                       0.35             0.10

2007
     First Quarter                       0.20             0.09


     b) As of January 24, 2007, there were approximately 270 shareholders of record. On January 24, 2007, the closing sales price of our common stock was $.12 per share.


     c) We have not paid any cash dividends on our common stock and do not presently intend to do so. Future dividend policy will be determined by our Board of Directors based on our earnings, financial condition, capital requirements and other factors deemed relevant.

     d) Equity Compensation Plan Information. We maintain various stock plans under which options vest and shares are awarded at the discretion of our board of directors or its compensation committee. The purchase price of the shares under the plans and the shares subject to each option granted is not less than the fair market value on the date of grant. The term of each option is generally five to ten years and is determined at the time of grant by our board of directors or its compensation committee. The participants in these plans are officers, directors and employees of the company and its subsidiaries or affiliates. The following is as of June 30, 2006, our last fiscal year end.

------------------------------- ----------------------------- ----------------------------- -----------------------------
                                (a)                           (b)                           (c)
------------------------------- ----------------------------- ----------------------------- -----------------------------
Plan category                   Number of                     Weighted-                     Number of securities
                                Securities to be              average exercise              remaining available for
                                issued upon                   price of                      future issuance under
                                exercise of outstanding       outstanding                   equity compensation
                                options, warrants             options, warrants             plans (excluding
                                and rights                    and rights                    securities reflected in
                                                                                            column (a))
------------------------------- ----------------------------- ----------------------------- -----------------------------
Equity
compensation                             9,932,500                        1.27                       4,833,300
plans approved
by security
holders
------------------------------- ----------------------------- ----------------------------- -----------------------------
Equity
compensation
plans not
approved by
security  holders
------------------------------- ----------------------------- ----------------------------- -----------------------------
Total                                    9,932,500                        1.27                       4,833,300
------------------------------- ----------------------------- ----------------------------- -----------------------------

                             EXECUTIVE COMPENSATION


     The following table sets forth the annual and long-term compensation with respect to our former Chief Executive Officer and each of the other executive officers of the Company who receive more than $100,000 for services rendered for the year ended June 30, 2006.

                           Summary Compensation Table

                                                                   Annual Compensation               Long Term Compensation
                                                                   -------------------               ----------------------
                                                                                                                     Securities
                                                                                          (4)             (5)        underlying
                                               Fiscal          (6)                   Other annual     Restricted      options/
        Name and principal position             year         Salary         Bonus    Compensation     stock wards     warrants
        ---------------------------             ----         ------         -----    ------------     -----------     --------
Walter M. Groteke
 Former Chairman and Chief  Executive
 Officer
                                         (1)    2006    $    298,331              -              -                -            -
                                                2005    $    309,775              -              -         $228,000            -
                                                2004    $    349,000              -              -                -            -
                                                2003    $    275,000              -              -         $715,500      500,000

Walter R. Groteke
 Senior Vice President
                                         (2)    2006    $    175,000              -              -                -            -
                                                2005    $    175,000              -              -        $ 114,000            -
                                                2004     $   175,000              -              -                -            -
                                                2003     $   175,000              -              -         $344,500      250,000

Peter C. Castle
 Chief Financial Officer, Vice President
 Finance, Treasurer and  Secretary
                                         (3)    2006    $   175,000               -              -                -            -
                                                2005    $   175,000               -              -        $ 114,000            -
                                                2004    $   150,000               -              -                -            -
                                                2003    $   150,000               -              -         $344,500      250,000

Scott Foote
 President

                                                2006    $   150,000               -              -                -            -
                                                2005    $   150,000               -              -         $ 57,000            -
                                                2004    $   150,000          35,000              -                -            -
                                                2003    $   150,000          92,577              -         $ 79,500      100,000
Ryan Kelly
 Vice President
                                                2006    $   150,000          58,805              -                -            -
                                                2005    $   150,000          87,754              -         $ 57,000            -
                                                2004    $   150,000          76,660              -                -            -
                                                2003    $   150,000          52,113              -                -      100,000

     (1) This amount includes $17,188 payable under his employment agreement which has been indefinitely deferred.

     (2) This amount includes $10,938 payable under his employment agreement which has been indefinitely deferred.

     (3) This amount includes $10,938 payable under his employment agreement which has been indefinitely deferred.

                                       44

     (4) Other annual compensation excludes certain perquisites and other non-cash benefits provided by the Company since such amounts do not exceed the lesser of $50,000 or 10% of the total annual base salary disclosed in the table for the respective officer.

     (5)  In fiscal 2005 and 2003,  we granted an  aggregate  of  1,875,000  and
          1,484,000,   respectively,   of  restricted  common  stock  awards  to
          executive officers, which vest immediately.

     (6) Salary includes amounts for cost of living increases paid and amounts accrued.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information regarding value realized from options exercised during fiscal 2006 and unexercised options held as of June 30, 2006 by our former Chief Executive Officer, Walter M. Groteke, and the other executive officers whose compensation exceeded $100,000 in fiscal 2006. The value of unexercised in- the-money options is calculated at June 30, 2006.

                                                            Number of securities          Value of unexercised
                                                           underlying unexercised             in-the-money
                         Shares                              options at fiscal             options at fiscal
                       acquired on         Value                year end ($)                  year end (1)
        Name          exercise (#)     realized ($)     Exercisable   Unexercisable   Exercisable   Unexercisable
        ----          ------------     ------------     -----------   -------------   -----------   -------------
Walter M. Groteke                  -               -         700,000           -        $    -         $     -

Walter R. Groteke                  -               -         450,000           -        $    -         $     -

Peter C. Castle                    -               -         355,000           -        $    -         $     -

Scott Foote                        -               -         100,000           -        $    -         $     -

Ryan Kelly                         -               -         100,000           -        $    -         $     -

Footnote

(1) Market value of the Company's commons stock on June 30, 2006 was $0.10

Employment Agreements
---------------------

The Company has entered into employment agreements dated July 1, 2004 with certain members of its executive management team. All of the employment agreements provide for certain payments following death or disability, for certain fringe benefits such as reimbursement for reasonable expenses and participation in medical plans, and for accelerated payments in the event of change of control of the Company. The specific terms are as follows:

     o The agreement with the Walter M. Groteke, Chairman and Chief Executive Officer, is for a term of six years at an annual salary of $275,000 subject to cost of living increments. As further discussed in note 13b of the condensed consolidated financial statements, at a meeting of the Board of Directors held on December 4, 2006, the Company accepted the resignation of Walter M. Groteke as Chairman, Chief Executive Officer and a director of the Company, effective immediately.

     o The agreement with the Walter R. Groteke, Executive Vice President, is for a term of five years, subject to additional one-year extensions, at an annual salary of $175,000.

     o The agreement with the Peter C. Castle, Chief Financial Officer, Vice President of Finance, Treasurer and Secretary, is for a term of five years, subject to additional one-year extensions, at an annual salary of $175,000.

Director's Compensation
-----------------------

During fiscal 2006, directors who are not our employees received an annual fee of $50,000 payable in cash or our stock and a fee of $1,500 for each board of directors or committee meeting attended in person or $750 of attended telephonically.

Our audit committee is involved in discussions with management and our independent public accountants with respect to financial reporting and our internal accounting controls. The committee recommends to the board the appointment of our independent public accountants. The independent auditors periodically meet alone with the committee and always have unrestricted access to the committee. Our compensation committee awards stock options to officers and employees and recommends executive compensation. See "Compensation Committee Report on Executive Compensation". Each director attended or participated in at least 75% of the meetings of the board of directors and the committees on which he served.

                                     EXPERTS

     The financial statements of NetWolves Corporation as of June 30, 2006 and 2005, and for each of the two years in the period ended June 30, 2006, included in this prospectus have been audited by Marcum & Kliegman LLP, an independent registered public accounting firm, as stated in its reports appearing herein. These financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of common stock being offered hereby will be passed on for us by Beckman, Lieberman & Barandes, LLP.

                       WHERE YOU CAN FIND MORE INFORMATION

The effectiveness of this registration statement will render us subject to the informational requirements of the Exchange Act, and, we will file reports, proxy statements and other information with the Securities and Exchange Commission as required by federal law. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities Exchange Commission Investors may read and copy any of these reports, statements, and other information at the SEC's public reference room located at 100 F. Street, N.E,, , Washington, D.C., 20549, or any of the SEC's other public reference rooms. Investors should call the SEC at l-800-SEC-0330 for further information on these public reference rooms upon payment of the fees prescribed by the Securities Exchange Commission. These SEC filings are also available free at the SEC's web site at www.sec.gov.

This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted to comply with the rules and regulations of the Securities Exchange Commission. For further information, please see the registration statement in its entirety.

                                    CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ..................F-1

CONSOLIDATED BALANCE SHEETS
    June 30, 2006 and 2005.............................................F-2 - F-3

CONSOLIDATED STATEMENTS OF OPERATIONS
    For the years ended June 30, 2006 and 2005 ........................F-4 - F-5

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
    For the years ended June 30, 2006 and 2005.........................F-6 - F-7

CONSOLIDATED STATEMENTS OF CASH FLOWS
    For the years ended June 30, 2006 and 2005.........................F-8 - F-9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ..........................F-10 - F-31

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Audit  Committee of the Board of Directors and  Shareholders of NetWolves
Corporation:


We have audited the accompanying consolidated balance sheets of NetWolves Corporation (a New York corporation) and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NetWolves Corporation and subsidiaries at June 30, 2006 and 2005, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles (United States).





                                                /s/ Marcum & Kliegman LLP
                                                    Melville, New York
                                                    October 16, 2006

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                              June 30,
                                                                                ---------------------------------------
                                                                                        2006                2005
                                                                                ------------------  -------------------
ASSETS
Current assets
    Cash and cash equivalents                                                         $  2,016,156         $  3,325,318
    Restricted cash                                                                              -
                                                                                                                 25,958
    Accounts receivable, net of allowance for doubtful accounts of                       2,825,679            4,206,658
    $ 1,146,044 and $515,317 at June 30, 2006 and 2005, respectively
    Inventories                                                                            302,562              468,705
    Prepaid expenses                                                                       367,808              354,637
                                                                                ------------------  -------------------
       Total current assets                                                              5,512,205            8,381,276

Property and equipment, net                                                                148,620              245,474

Identifiable intangible assets, net                                                      1,192,043            2,625,537

                                                                                         3,793,072            3,783,687
Goodwill and other indefinite lived intangible assets

Other assets                                                                                78,222               72,296
                                                                                ------------------  -------------------
                                                                                      $ 10,724,162         $ 15,108,270
                                                                                ==================  ===================

The accompanying notes
are an integral part of these
consolidated financial statements.                    F-2

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                               June 30,
                                                                               ----------------------------------------
                                                                                        2006                 2005
                                                                               -------------------  -------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Accounts payable and accrued expenses                                            $   5,755,385        $   6,808,695
    Deferred revenue                                                                       538,267              692,930
    Current maturities of long-term debt                                                   100,000              300,000
                                                                               -------------------  -------------------
       Total current liabilities                                                         6,393,652            7,801,625

Long-term debt, net of current maturities                                                1,118,750              750,000
                                                                               -------------------  -------------------
       Total liabilities                                                                 7,512,402            8,551,625
                                                                               -------------------  -------------------

Shareholders' equity
    Series A convertible preferred stock, $.0033 par value; $5,997,188 liquidation preference; 1,000,000 authorized; 178,186 and 160,719
       shares issued and outstanding on June 30, 2006 and 2005, respectively           $ 2,092,885          $ 1,830,979
    Series B convertible preferred stock, $.0033 par value; $6,480,169 liquidation preference; 500,000 shares authorized; 192,921 and 207,219 shares issued and outstanding on June 30, 2006 and 2005,
       respectively                                                                      2,501,209            2,729,977
    Series C convertible preferred stock, $.0033 par value; $1,578,771 liquidation preference; 100,000 shares authorized; 12,962 and 16,028
       shares issued and outstanding on June 30, 2006 and 2005, respectively               205,361              365,269
    Preferred stock, $.0033 par value; 400,000 shares authorized; no shares
       issued and outstanding                                                                    -               -
    Common stock, $.0033 par value; 65,000,000 shares authorized; 33,134,097 and 29,824,205  shares issued and outstanding on June 30, 2006 and
       2005, respectively                                                                  109,344               98,420
    Additional paid-in capital                                                          79,570,125           79,080,423
    Unamortized value of equity compensation                                                     -
                                                                                                               (43,000)
    Accumulated deficit                                                               (81,267,164)         (77,505,423)
                                                                               -------------------  -------------------

       Total shareholders' equity                                                        3,211,760            6,556,645
                                                                               -------------------  -------------------

                                                                                     $  10,724,162        $  15,108,270
                                                                               ===================  ===================

The accompanying notes
are an integral part of these
consolidated financial statements.                    F-3

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                For the year ended June 30,
                                                          ----------------------------------------

                                                                 2006                 2005
99,485
Revenue
    Voice services                                              $  13,725,882         $ 18,577,641
    Managed service charges                                         8,011,342            8,422,623
    Equipment and consulting                                           99,485              129,443
                                                          -------------------  -------------------
                                                                   21,836,709           27,129,707
                                                          -------------------  -------------------
Cost of revenue
    Voice services                                                  9,398,137           12,573,985
    Managed service charges                                         4,874,779            4,961,392
                                                                       28,628                6,554
                                                          -------------------  -------------------
                                                                   14,301,544           17,541,931
                                                          -------------------  -------------------
                                                                    7,535,165            9,587,776
                                                          -------------------  -------------------
Gross profit

Operating expenses
    General and administrative                                      5,697,096            7,049,247
    Engineering and development                                       510,140              868,132
    Sales and marketing                                             5,478,941            6,085,431
    Impairment loss                                                         -              393,951
                                                          -------------------  -------------------
                                                                   11,686,177           14,396,761
                                                          -------------------  -------------------

Loss before other income (expense)
    and income taxes                                              (4,151,012)          (4,808,985)
                                                          -------------------  -------------------

Other income (expense)
    Other income                                                      448,605
                                                                                                 -
     Interest income                                                   24,433               33,003
    Interest expense                                                  (47,950)             (24,002)
                                                          -------------------  -------------------
                                                                      425,088                9,001
                                                          -------------------  -------------------
Loss before income taxes                                           (3,725,924)          (4,799,984)

Provision for income taxes
                                                                       35,817               40,786
                                                          -------------------  -------------------

Net loss                                                       $  (3,761,741)       $  (4,840,770)
                                                          ===================  ===================

The accompanying notes
are an integral part of these
consolidated financial statements.                    F-4

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   For the year ended June 30,
                                                              -----------------------------------
                                                                     2006                2005
                                                              ----------------    ---------------
Basic and diluted net loss per share

Net loss                                                       $  (3,761,741)        $ (4,840,770)
                                                                    (826,304)          (1,083,463)
                                                              ----------------    ---------------
Dividends on convertible preferred stock

Net loss attributable to common shareholders                   $  (4,588,045)        $ (5,924,233)
                                                               ===============    ===============
                                                               $       (0.15)        $      (0.24)
                                                              ----------------    ---------------
Basic and diluted net loss per share

Weighted average common shares
  outstanding, basic and diluted                                   31,144,024          24,966,916
                                                               ===============    ===============

The accompanying notes
are an integral part of these
consolidated financial statements.                    F-5

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                      Series A             Series B             Series C
                                                                     convertible          convertible          convertible
                                               Common stock         preferred stock      preferred stock      preferred stock
                                            Shares      Amount    Shares    Amount      Shares    Amount     Shares    Amount
                                            ------      ------    ------    ------      ------    ------     ------    ------
Balance, July 1, 2004                      20,925,261  $ 69,054   190,616  $2,112,039   270,269  $3,257,037   72,461  $3,013,771

Payments of registration penalties            815,626     2,692

Conversion of convertible preferred stock   6,173,318    20,372   (48,955)   (566,976)  (84,814)   (952,996)(59,339)  (2,856,042)

Dividends declared/accrued

Increasing rate preferred stock                                                                      76,768               33,180

Common stock issued for services            1,900,000     6,269

Dividends paid on preferred stock                                  19,058     285,916    21,764     349,168   2,906      174,360

Amortization of common Stock

National Financial Services exercise fee for   10,000        33
Strategic Corporate Initiatives

Nasdaq share listing

Warrant to Excelsior for ECCI acquisition

Net loss, year ended June 30, 2005

                                           ----------  --------   -------  ----------  --------  ----------   ------  ----------
                                           29,824,205   $98,420   160,719  $1,830,979   207,219  $2,729,977   16,028  $  365,269
                                           ==========  ========   =======  ==========  ========  ==========   ======  ==========

The accompanying notes are an integral
part of these consolidated financial statements.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                            Additional                    Unamortized       Total
                                            paid-in        Accumulated  value of equity  shareholders'
                                            capital          deficit      compensation      equity
                                            ------------   ------------  --------------   ------------
Balance, July 1, 2004                         $73,631,120  $(72,664,653)  $ (480,201)      $8,938,167

Payments of registration penalties              1,365,068                                   1,367,760

Conversion of convertible preferred stock       4,355,642                                           0

Dividends declared/accrued                       (888,871)                                   (888,871)

Increasing rate preferred stock                  (109,948)                                          0

Common stock issued for services                  614,094                     437,201       1,057,564

Dividends paid on preferred stock                                                             809,444

Amortization of common Stock                                                                        0

National Financial Services exercise fee for        9,967                                      10,000
Strategic Corporate Initiatives

Nasdaq share listing                              (71,649)                                    (71,649)

Warrant to Excelsior for ECCI acquisition         175,000                                     175,000

Net loss, year ended June 30, 2005                            (4,840,770)                  (4,840,770)

                                             ------------   ------------  --------------   ------------
                                              $79,080,423   $(77,505,423) $   (43,000)     $6,556,645
                                             ============   ============  ==============   ============

The accompanying notes are an integral
part of these consolidated financial statements.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                      Series A              Series B             Series C
                                                                     convertible           convertible          convertible
                                               Common stock         preferred stock       preferred stock      preferred stock
                                             Shares      Amount    Shares     Amount      Shares    Amount     Shares    Amount
                                             ------      ------    ------     ------      ------    ------     ------    ------
Balance, July 1, 2005                       29,824,205  $  98,420 160,719   $1,830,979   207,219  $2,729,977   16,028  $  365,269

Conversion of convertible preferred stock    1,194,892      3,943  (4,695)     (70,535)  (42,308)   (676,928)  (4,345)   (236,648)

Conversion of debt to common stock             840,000      2,772

Dividends declared/accrued

Common stock issued for services               150,000        496

Options issued for services

Amortization of stock based compensation

Dividends paid on preferred stock                                  22,162      332,441    28,010     448,160    1,279      76,740

Common stock issued in connection            1,125,000      3,713
 with Securities Purchase Agreement

Legal services in connection with Securities
Purchase Agreement

Nasdaq fees

Net loss year ended June 30, 2006



                                           ------------ ----------- -------- ----------  -------  ----------   ------   ---------
Balance, June 30, 2006                      33,134,097   $109,344   178,186  $2,092,885  192,921  $2,501,209   12,962   $ 205,361
                                            ==========    =======   ======== ==========  =======  ==========   ======   =========

The accompanying notes are an integral
part of these consolidated financial statements.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                               Additional                  Unamortized       Total
                                                paid-in    Accumulated  value of equity   shareholders'
                                                capital      deficit      compensation      equity
                                              ----------   ------------  --------------   ------------
Balance, July 1, 2005                         $ 79,080,423   $(77,505,423)   $(43,000)     $6,556,645

Conversion of convertible preferred stock          980,168                                          0

Conversion of debt to common stock                 207,228                                     210,000

Dividends declared/accrued                        (826,304)                                   (826,304)

Common stock issued for services                    49,756                                      50,252

Options issued for services                         84,900                                      84,900

Amortization of stock based compensation                                       43,000           43,000

Dividends paid on preferred stock                                                              857,341

Common stock issued in connection
 with Securities Purchase Agreement                 52,538                                      56,251

Legal services in connection with Securities
Purchase Agreement                                 (17,800)                                    (17,800)

Nasdaq fees                                        (40,784)                                    (40,784)

Net loss year ended June 30, 2006                             (3,761,741)                   (3,761,741)
                                             ------------   -------------  ------------     ----------
Balance, June 30, 2006                       $ 79,570,125   $(81,267,164)   $      0        $3,211,760
                                             ============   =============  ============     ==========

The accompanying notes are an integral
part of these consolidated financial statements.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                     For the year ended June 30,
                                                                                     ---------------------------
                                                                                     2006                   2005
                                                                              -----------------      -----------------
  Cash flows from operating activities
    Net loss                                                                    $ (3,761,741)            $  (4,840,770)
     Adjustments to reconcile net loss to net cash used
        in operating activities
           Depreciation                                                               123,397                   198,095
           Amortization                                                               753,494                   932,278
           Impairment                                                                       -                   393,951
           Loss on disposal of property and equipment                                   4,949                     4,353
           Non-cash charge to operations with respect to common stock,
               options and warrants issued for services                               178,152                 1,057,564
            Bad debt expense                                                          862,954                   597,404
                 Other income                                                       (477,705)                         -

     Changes in operating assets and liabilities
         Restricted cash                                                               25,958                     (392)
         Accounts receivable                                                          518,025               (1,382,877)
         Inventories                                                                  166,143                 (388,941)
             Prepaid expenses                                                        (13,171)                  (76,768)
         Other current assets                                                               -                    30,993
         Other assets                                                                 (5,926)                  (11,984)
         Accounts payable and accrued expenses                                      (664,567)                 1,898,250
         Accrued loss on disposal of discontinued operations                                -                 (117,678)
         Deferred revenue                                                           (154,663)                   294,175
         Due to Norstan, Inc.                                                               -                    34,699
                                                                                            -                    ------

            Net cash used in operating activities                                 (2,444,701)               (1,377,648)
                                                                              -----------------      -----------------

     Cash flows from investing activities
         Payment to purchase customer contracts                                             -                 (650,000)
         Payment on existing customer list                                          (100,000)                         -
         Acquired receivables related to acquisition
            customer  list                                                                  -                   (6,883)
         Patent costs paid                                                            (9,385)                    30,722
         Purchases of property and equipment                                         (31,492)                  (48,569)
                                                                              -----------------      -----------------
                Net cash used in investing activities
                                                                                    (140,877)                ( 674,730)
                                                                              -----------------      -----------------

The accompanying notes are an integral
part of these consolidated financial statements.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       For the year ended June 30,
                                                                       ---------------------------
                                                                       2006                  2005
                                                                   -------------          -------------
Cash flows from financing activities
    Nasdaq listing fees                                                 (40,784)                   -
    Cash proceeds from issuance of convertible preferred                       -                10,000
    Proceeds from securities purchase agreement                        1,125,000                   -
    Financing costs paid                                                (17,800)               (71,649)
    Advances from shareholder                                            210,000                   -
                                                                   -------------          -------------


          Net cash provided by (used in)  financing                    1,276,416               (61,649)
                                                                   -------------          -------------

Net decrease in cash and cash equivalents                            (1,309,162)            (2,114,027)

Cash and cash equivalents, beginning of year                          3,325,318              5,439,345
                                                                   -------------          -------------

Cash and cash equivalents, end of year                             $   2,016,156         $    3,325,318
                                                                   =============         ==============


Cash paid for taxes                                                $      70,376         $       41,400
                                                                   =============         ==============

Cash paid for interest                                             $      41,450  $               -
                                                                   =============         ==============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
    FINANCING ACTIVITIES

    Dividends accrued on convertible preferred stock               $     826,304         $      888,871
                                                                   =============         ==============

    Dividends paid in kind on convertible preferred stock          $     857,341         $    2,177,204
                                                                   =============         ==============



    Conversion of preferred stock to common stock                  $     984,111         $    4,376,014
                                                                   =============         ==============

    Purchase price adjustment-reduction of long term
    debt and customer list                                         $     800,000         $        -
                                                                   =============         ==============

    Note Payable issued to purchase customer list                  $        -            $    1,050,000
                                                                   =============         ==============

    Conversion of debt to common stock                             $     210,000         $        -
                                                                   =============         ==============

    Warrant issued related to acquisition of customer list
                                                                   $       -             $     175,000
                                                                   =============         ==============

The accompanying notes are an integral
part of these consolidated financial statements.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1    The Company

     The consolidated financial statements include the accounts of NetWolves Corporation and its subsidiaries, NetWolves Technologies Corporation ("NWT"), Norstan Network Services, Inc., d/b/a NetWolves Network Services ("NNS") and TSG Global Education Web, Inc. ("TSG") (collectively "NetWolves" or the "Company").

     NetWolves provides network security solutions coupled with network management and communication services. NetWolves' products offer applications such as firewalls, virtual private networks, intrusion detection systems, content filtering, virus detection, congestion management, and intelligent failover. Additionally, NetWolves provides network design, provisioning, monitoring, and management services.

2    Liquidity

     Historically,   the  Company  has  experienced  significant  recurring  net operating losses as well as negative cash flows from operations. The Company's main source of liquidity has been equity and debt financing, which has been used to fund historical losses from operating activities. The maturity date of our notes previously due in March 2007 has been extended beyond June 30, 2007. Based on the Company's cash position of approximately $2.0 million, significant cost cutting initiatives, including vendor negotiations with Sprint, BellSouth, Vartec (carriers), DA Colonial (lessor-Tampa facility), additional staff reductions, further significant executive pay reductions as well as the extension of the maturity date of notes previously due in March 2007, together with current forecasts based on sales growth and debt financing, the Company believes it has sufficient cash to meet its funding needs through June 30, 2007. In addition, certain executive officers and shareholders have guaranteed additional cash flow to the Company in the amount of $200,000 in the event such cash is needed through July 1, 2007. However, there can be no assurances that the Company will be successful in these initiatives or that these initiatives will result in improved financial performance.

3    Significant accounting policies

     Principles of consolidation

     The consolidated financial statements include the accounts of NetWolves Corporation and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     Cash and cash equivalents

     The Company considers highly liquid investments in debt securities with original maturities of three months or less to be cash equivalents. At June 30, 2005, $25,958 of the Company's cash was utilized to secure various letters of credit and as such had been classified as restricted cash in the accompanying consolidated balance sheet. There was no restricted cash as of June 30, 2006.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Allowance for doubtful accounts

     The Company provides allowances for doubtful accounts for estimated losses from the inability of customers to satisfy their accounts as originally contemplated at the time of sale and charges actual losses to the allowance when incurred. The calculation for these allowances is based on detailed review of certain individual customer accounts, historical satisfaction rates and the Company's estimation of the overall economic conditions affecting the Company's customer base. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

     Inventories

     Inventories consist of raw materials and finished goods. Inventories are valued at the lower of cost or net realizable value using the first-in, first-out method. Additionally, raw material and finished goods amounted to $203,100 and $99,462, respectively, at June 30, 2006 and $274,775 and
     $193,930, respectively, at June 30, 2005.

     Prepaid expenses

     Prepaid expenses consist primarily of prepaid insurance and licensing fees and are being ratably amortized over their respective contract periods.

     Property and equipment

     Property and equipment are stated at cost. Depreciation is provided on furniture and fixtures and machinery and equipment over their estimated lives, ranging from 3 to 7 years, using the straight-line method. Leasehold improvements are amortized over the lesser of the term of the respective lease or the useful lives of the related assets. Expenditures for maintenance and repairs are charged directly to the appropriate operating accounts at the time the expense is incurred. Expenditures determined to represent additions and betterments are capitalized and amortized over the lesser of their useful lives or the useful lives of the related assets. Depreciation and amortization is included in general and administrative expenses in the accompanying consolidated statements of operations.

     Internally developed software

     Costs associated with the development of software products are generally capitalized once technological feasibility is established in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". Software costs are amortized using the greater of the ratio of current revenue to total projected revenue for a product or the straight-line method over its estimated useful life and amortization begins when products become available for general customer release. The Company recorded approximately $0 and $13,000 in amortization expense for the years ended June 30, 2006 and 2005, respectively, relating to internally developed software costs. Costs incurred prior to establishment of technological feasibility are expensed as incurred and reflected as engineering and development costs in the accompanying consolidated statements of operations. The Company incurred approximately $510,000 and $868,000 in research and development costs for the years ended June 30, 2006 and 2005, respectively. The Company did not capitalize any internally developed software costs during the years ended June 30, 2006 and 2005. Accumulated amortization at June 30, 2006 and 2005 was approximately $189,000.

     Goodwill and purchased intangible assets

     The Company accounts for goodwill in accordance with SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". These statements established accounting and reporting standards for acquired goodwill and other intangible assets. Specifically, the standards address how acquired intangible assets should be accounted for both at the time of acquisition and after they have been recognized in the financial statements. In accordance with SFAS No. 142, purchased goodwill, must be evaluated for impairment on an annual basis. Those intangible assets that are classified as goodwill or as other intangibles with indefinite lives are not amortized.

     Impairment testing for goodwill is performed in two steps: (i) the Company determines impairment by comparing the fair value of a reporting unit with its carrying value, and (ii) if there is an impairment, the Company measures the amount of impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. The Company has performed its annual impairment evaluation required by this standard and determined that no impairment exist with respect to goodwill. Included in goodwill and other indefinite lived intangible assets is goodwill of $3,515,698, licenses of $203,000 and patents of $74,374 ($64,989 at June
     30, 2005). Identifiable intangible assets consist of software, customer list and non-compete agreements and are being amortized over their estimated lives ranging from 2 to 5 years, using the straight line method. Amortization of $753,494 and $932,278 is included in the general and administrative expenses in the accompanying consolidated statements of operations for the years ended June 30, 2006 and 2005, respectively.

     Product warranties

     The Company offers warranties on the sales of certain of its products and records an accrual for estimated future claims. Such accruals are based upon historical experience and management's estimate of the level of future claims.

     Revenue recognition

     The Company records revenue in accordance with Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"), issued by the American
     Institute of Certified Public Accountants (as modified by Statement of Position 98-9) and SEC Staff Accounting Bulletin 104 "Revenue Recognition" ("SAB 104") regarding revenue recognition in financial statements. SOP 97-2 provides additional guidance with respect to multiple element arrangements; returns, exchanges, and platform transfer rights; resellers; services; funded software development arrangements; and contract accounting.

     Revenues generated from the resale of voice services are recognized as services are provided and are included within Voice Services revenue in the accompanying consolidated statements of operations.

     Revenues generated from the sale of recurring services within the Managed Service Charges ("MSC") segment are recognized as services are provided. Revenue from the sale of hardware, where our software is not essential, is recognized within EquipmentandConsulting revenue at the time of delivery of hardware products to the customer, when the fee is fixed and determinable, collectibility is probable and a contract signed by both parties has been obtained. Maintenance or monitoring revenue that is bundled with an initial license fee is deferred and recognized ratably within MSC revenue over the maintenance or monitoring period in the accompanying consolidated statements of operations. Amounts deferred for maintenance or monitoring are based on the fair value of equivalent maintenance or monitoring services sold separately. The Company has established vendor specific objective evidence ("VSOE") on all undelivered elements of its software arrangements, which consists of maintenance, monitoring and, at times, training and consulting. The Company recognizes revenue under the residual method. The Company's consulting projects are short-term in nature and are recorded as revenue in Equipment and Consulting revenues in the accompanying consolidated statements of operations when services are provided.

     Revenue for shipping and handling are included within Equipment and Consulting revenue and the related costs are included in cost of revenue in the accompanying consolidated statements of operations.

     Stock-based compensation

     In December 2004, the Financial Accounting Standards Board ("FASB") revised SFAS No. 123 ("SFAS No. 123R"), "Accounting for Stock Based Compensation." The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. In addition, the revised statement amends SFAS No. 95, "Statement of Cash Flows," to require that excess tax benefits be reported as a financing cash flow rather than as a reduction of taxes paid. The provisions of the revised statement are effective for the Company commencing July 1, 2006.

     SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") establishes a fair value-based method of accounting for stock based compensation plans. The Company has chosen to adopt the disclosure requirements of SFAS No. 123 and SFAS No. 148, "Accounting for Stock-Based Compensation Transition and Disclosure" ("SFAS 148") and continue to record stock compensation for its employees and outside directors using the intrinsic value method prescribed in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, charges are made to operations in accounting for stock options granted to employees and outside directors when the option exercise prices are below the fair market value of the common stock at the measurement date.

     After evaluation, on June 29, 2006, the Board of Directors approved accelerating the vesting of approximately 263,104 stock options under the Company's stock plans and granted 815,500 options to employees and 600,000 options to the Board of Directors of the Company, which vested immediately. The options have a range of exercise prices of $.15 to $12.00. The closing price of the Company's common stock on June 28, 2006, the last trading day

                     NETWOLVES CORPORATION AND SUBSIDIARIES


     before approval of acceleration, was $0.11. Since all of the accelerated options were out-of-the-money at the time of the acceleration no charge to operations was recorded. Generally, all options issued to employees are issued at the money and accordingly no charge to operations was recorded. The purpose of the accelerated vesting was to enable the Company to avoid recognizing future compensation expense associated with these options upon adoption of SFAS No. 123R, "Share-Based Payment." The aggregate pre-tax expense that, absent the acceleration and immediate vesting, would have been reflected in the Company's consolidated financial statements beginning in fiscal 2007 is estimated to be approximately $ 140,000.

     SFAS No. 123R will require the Company to expense stock options based on grant date fair value in its financial statements. The effect on net loss and net loss per share had the Company applied the fair value recognition using the Black-Scholes option pricing model is presented in the following proforma table:

                                                         For the years ended June 30,
                                                         ----------------------------
                                                              2006              2005
                                                         --------------    -------------
         Net loss, as reported                            $(3,761,741)      $ (4,840,770)

         Deduct:  Total stock-based employee
           compensation expense determined under
           fair value based method for all
           awards, net of related tax effects                (608,237)          (494,246)
                                                         --------------    -------------

         Pro forma net loss                              $ (4,369,978)       $(5,335,016)
                                                         ==============     ============

         Basic and diluted net loss per share
                  As reported                       $           (.15)   $           (.24)
                  Pro forma                         $           (.14)   $           (.26)

     Equity issuances to non-employees in exchange for services are charged to operations over the period the services are provided using the fair value method on the measurement date. The costs associated with issuances of fixed awards with pro rata vesting to non-employees are revalued at the respective vesting dates and expensed in the respective consolidated statement of operations as the services are provided.

     The weighted average fair value per share of options and warrants granted to employees and Board of Directors during the years ended June 30, 2006 and 2005 approximated $.16 and $.22 respectively. The fair value of the Company's options and warrants granted to employees and Board of Directors was estimated using the Black-Scholes option pricing model fair value based method using the following assumptions:

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                                                          For the years ended
                                                                 June 30,
                                                          -------------------
                                                        2006                 2005
                                                        ----                 ----
              Expected life (years)                        5                  3-10
              Risk free interest rate                3.98% - 5.17%        2.48% - 3.93%
              Volatility                               90% - 95%               92%
              Dividends                                    0                    0

Income taxes

In accordance with SFAS No. 109 "Accounting for Income Taxes", the Company accounts for income taxes using the liability method which requires the determination of deferred tax assets and liabilities based on the differences between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. The net deferred tax asset is offset by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized. The Company and its subsidiaries file a consolidated Federal income tax return.

Basic and diluted net loss per share

The Company displays loss per share in accordance with SFAS No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires dual presentation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. The diluted loss per share does not include the impact of potential shares to be issued upon exercise of convertible preferred stock, options and warrants aggregating approximately 19.6 million and 22.8 million common shares at June 30, 2006 and 2005 respectively, because the Company had a net loss attributable to common shareholders and, therefore, the effect would be anti-dilutive.

Use of estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Estimates have been made by management in several areas, including, but not limited to, revenue recognition, allowances for doubtful accounts, the realizability of deferred tax assets, goodwill and other intangible assets and stock based compensation. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

Concentrations and fair value of financial instruments

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and marketable securities. The fair value of financial instruments approximates their recorded values.

The Company's cash investments are held at primarily one financial institution in excess of the maximum amount insured by the FDIC as of June 30, 2006 and 2005.

Reclassifications

Certain  reclassifications  have  been made to the 2005  consolidated  financial
statements   in  order  to  have   them   conform   to  the   current   period's
classifications.

Summary of recent accounting pronouncements

In November 2004, FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4" ("SFAS 151"). SFAS 151 clarifies that abnormal inventory costs such as costs of idle facilities, excess freight and handling costs, and wasted materials (spoilage) are required to be recognized as current period costs. The Company adopted SFAS 151 effective July 1, 2005 and it did not have a material impact on the Company's financial position, results of operations, or cash flows.

In December 2004, the FASB finalized SFAS No. 123R "Share-Based Payment" ("SFAS 123R"), amending SFAS No. 123. SFAS 123R will require the Company to expense stock options based on grant date fair value. Further, the adoption of SFAS 123R will require additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements. The effect of expensing stock options on the results of operations using a Black-Scholes option-pricing model is presented in Note 2. The adoption of SFAS 123R will have no effect on the Company's cash flows or financial position, but will have an adverse impact on the Company's results of operations. The provisions of SFAS 123R are effective for the Company commencing July 1, 2006.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets
- an amendment of APB Opinion No. 29" ("SFAS 153"). This statement amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company adopted SFAS 153 effective July 1, 2005 and it did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In March 2005, the FASB issued final guidance that clarifies how companies should account for "conditional" asset retirement obligations. FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"), deals with obligations to perform asset retirement activities in which the timing and/or method of settlement are conditional on a future event. In implementing the new guidance, which was adopted by the Company as of June 30, 2006, the Company will need to identify its conditional asset retirement obligations and determine whether it can reasonably estimate the fair value of each obligation. If the Company can reasonably estimate the fair value of an obligation; it needs to recognize a liability for that obligation. The adoption of FIN 47 did not have a material impact on the Company's consolidated financial statements.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS No. 154") which established new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 supercedes Accounting Principles Bulletin ("APB") Opinion No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in interim Financial Statements", though it carries forward the guidance of those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity and error corrections. This statement is effective for accounting changes and error corrections made in years beginning after December 15, 2005. The Company does not expect the adoption of SFAS No. 154 to have a material impact on its consolidated financial statements.

In September 2005, the FASB ratified the EITF's Issue No. 05-7, "Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues" ("EITF 05-7"), which addresses whether a modification to a conversion option that changes its fair value effects the recognition of interest expense for associated debt instrument after the modification, and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment, if a debt modification increases the intrinsic value of the debt. The statement will be effective for accounting modifications of debt instrument beginning in the first interim or annual reporting period beginning after December 15, 2005. The adoption of EITF 05-7 did not have a material impact on the Company's consolidated financial position or results of operations.

In September 2005, the FASB ratified the EITF's Issue No. 05-8, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature" ("EITF 05-8"), which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is recorded in the shareholders' equity for book purposes, but as a liability for income tax purposes) and, if so, whether that basis difference is a temporary difference under FASB Statement No. 109, "Accounting for Income Taxes." The statement will be effective for accounting modifications of debt instrument beginning in the first interim or annual reporting period beginning after December 15, 2005. The adoption of EITF 05-8 did not have a material
impact  on  the  Company's   consolidated   financial  position  or  results  of
operations.

In November 2005, the FASB issued Staff Position No. FAS 123 (R)-3, "Transition Election Related to Accounting for the Tax Effects of Share-Based Payment
Awards," FAS 123(R) provides that companies may elect to use a specified alternative method to calculate the historical pool of excess tax benefits available to absorb tax deficiencies recognized upon adoption of SFAS No. 123
(R)-3. The option to use the alternative method is available regardless of whether SFAS No. 123 (R)-3 was adopted using the modified prospective or modified retrospective application transition method, and whether it has the ability to calculate its pool of excess tax benefits in accordance with the guidance in paragraph 81 of SFAS No. 123 (R)-3. This method only applies to awards that are fully vested and outstanding upon adoption of SFAS No. 123 ( R ). FAS 123 (R)-3 became effective after November 10, 2005. The adoption of SFAS No. 123 (R)-3 did not have a material impact on the Company's consolidated financial position or results of operations.

In June 2005, the FASB ratified the EITF Issue 05-2, "The Meaning of Conventional Convertible Debt Instrument in Issue No. 00-19". EITF 05-2 retained the definition of a conventional convertible debt instrument as set forth in EITF 00-19, and which is used in determining certain exemptions to the accounting treatments prescribed under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". EITF 05-2 also clarified that certain contingencies related to the exercise of a conversion option would not be outside the definition of "conventional" and determined that convertible

                     NETWOLVES CORPORATION AND SUBSIDIARIES


preferred stock with a mandatory redemption date would also qualify for similar exemptions if the economic characteristics of the preferred stock are more akin to debt than equity. EITF 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. The Company adopted the provisions of EITF 05-2 on July 1, 2005, which did not have a material effect on the Company's consolidated financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments" an amendment to SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement resolves issues addressed in Statement 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006 with early adoption permitted. The Company does not expect the adoption of SFAS No. 155 to have a material impact on its consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets" - an amendment of SFAS No. 140. This Statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This statement should be adopted as of the beginning of its first fiscal year that begins after September 15, 2006 with early adoption permitted. The Company does not expect the adoption of SFAS No. 156 to have a material impact on its consolidated financial statements

In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does is evaluation adoption of FIN 48.

4    Property and equipment, net

     Property and equipment consist of the following:

                                                                                      June 30,

                                                                                2006                2005
                                                                        -----------------    -----------------
              Machinery and equipment                                   $         787,201    $         908,108
              Furniture and fixtures                                              234,764              239,698
                                                                        -----------------    -----------------
                                                                                  141,909              142,432
                                                                        -----------------    -----------------
                                                                                1,163,874            1,290,238
              Less: accumulated depreciation and amortization                  (1,015,254)          (1,044,764)
                                                                        -----------------    -----------------
              Property and equipment, net                               $         148,620    $         245,474
                                                                        =================    =================

                     NETWOLVES CORPORATION AND SUBSIDIARIES


     Depreciation expense on property and equipment was $123,397 and $198,095 for fiscal years 2006 and 2005, respectively.


5    Identifiable Intangible Assets

     Identifiable intangible assets consist of the following: June 30,

                                                              2006               2005
                                                           ------------      ------------
         Software                                           $ 1,462,029       $ 1,462,029
         Customer List                                        2,947,755         3,747,755
         Non-Compete                                            200,000           200,000
                                                           ------------      ------------

              Total                                           4,609,784         5,409,784

                          Less: Accumulated
                           Amortization                       3,417,741         2,784,247
                                                           ------------      ------------
         Identifiable Intangible Assets, net                $ 1,192,043       $ 2,625,537
                                                            ===========      ============

Amortization expense for the years ended June 30, 2006 and 2005 amount to $753,494 and $932,278, respectively.

On October 1, 2004, the Company acquired a customer list from Education Communications Consortia, Inc. ("ECCI") for a total purchase price of $1,444,277, including $144,277 in acquisition costs, of which $500,000 was paid in cash on the date of closing. The remaining $800,000 was originally recorded as a note payable due in four annual installments of $200,000 commencing November 30, 2005, bearing interest of 4% per annum. The payment of each of the four annual installments is contingent upon achieving annual revenue of $2 million for each twelve month period ending September 30, 2005 to 2008. The purchase price, including the entire contingent liability, was originally recorded as an intangible asset, as it was initially believed that payment was assured beyond a reasonable doubt, and was amortized over its expected useful life of 5 years.

In September 2005, the Company determined that gross revenues derived from the ECCI customer list did not reach the annual revenue of $2 million as required by the purchase agreement and also no longer believes that the balance of the payments are assured beyond a reasonable doubt. Accordingly, the Company has recorded a decrease in the customer list in the amount of $800,000 and a corresponding decrease in notes payable. As a result, the Company has reversed previously recorded amortization expense and accrued interest totaling $144,002, which is reflected as other income in the accompanying condensed consolidated statements of operations. The adjustment will also have the effect of reducing future amortization expense by $160,000 per annum. The Company determined that gross revenues for the twelve months ended September 30, 2006 did not reach the annual revenue of $2 million as required by the purchase agreement. The Company will record the remaining $600,000 of the performance payment when it becomes probable that the payments will become due.

In April 2005, the Company acquired a customer list and entered into a non-compete for $200,000 and $200,000 respectively. The customer list has an

                     NETWOLVES CORPORATION AND SUBSIDIARIES


estimated useful of 5 years and the non-compete has an estimated useful life of 27 months. The Company made cash payment of $150,000 with three additional annual payments commencing July 31, 2005 in the amounts of $100,000, $100,000 and $50,000. The Company has made the first annual payment in the amount of $100,000. (See Note 7). Subsequent to June 30, 2006 the Company made payments totaling $60,000 on this existing customer list.

During the year ended June 30, 2005, the Company recorded an impairment charge for one of its customer lists due to the loss of a customer that represented 27% of revenues in the amount of $393,951, which is included in the consolidated statements of operations. The impairment charge which is reflected in the Voice Segment arose as a result of a sales contract with Swift Transportation, which terminated on June 30, 2005.

Future amortization expense for the above intangible assets are as follows:

                    For the year ended
                        June 30,               Amount
                    ------------------         ------
                          2007                $ 753,492
                          2008                  185,184
                          2009                  181,700
                          2010                   71,667
                      Thereafter                      -
                                             ----------
                          Total              $1,192,043
                                             ==========

6    Accounts payable and accrued expenses

     Accounts payable and accrued expenses consist of the following:

                                                                                            June 30,
                                                                               ---------------------------------
                                                                                    2006                2005
                                                                               -------------       -------------
              Trade accounts payable and other accrued operating
                 expenses                                                      $  3,271,042         $  4,329,536
              Sales and excise tax payable                                          132,409              373,415
              Universal services charges payable                                  1,114,795              950,651
              Dividends payable                                                     490,819              520,068
              Compensated absences                                                  356,361              361,506
              Other liabilities                                                     372,826              143,907
              Bonuses and commissions payable                                        16,974              112,556
              Accrued taxes
                                                                                        159                8,379
              Accrued losses on discontinued operations
                                                                                          -                8,677
                                                                               -------------       -------------
                                                                               $  5,755,385         $  6,808,695
                                                                               ============        =============

                     NETWOLVES CORPORATION AND SUBSIDIARIES



7    Long Term Debt

     Long Term debt at June 30, 2006 consists of the following:

                                                                                         June 30,
                                                                                ----------------------------
                                                                                  2006                2005
                                                                                ---------           --------
           Note payable - 13 month note, 18% annual interest rate, paid monthly.
           In addition, the Company is required to maintain certain covenants.
           (See Note 8). This note was due due March 2007 but has been extended to beyond June 30, 2007. Collateralized by substantially all assets of
           the company.                                                         $ 403,750             $     -
           Note payable - 18 month note, 18% annual interest rate
           paid monthly. In addition, the Company is required to
           maintain certain covenants. (See Note 8) Due November
           2007. Collateralized by substantially all assets of the
           company.                                                               665,000                   -

           Note payable - 4% annual interest rate, payable in four
           annual installments. Payments contingent on achieving
           targeted revenues.                                                           -             800,000
                                                                                ---------           ---------
           Note payable - 2 remaining contingent payments in the


           amount of $100,000 due July 31, 2006 and $50,000 due July
           31, 2007. Payments contingent on achieving targeted
           revenues (See Note 5).                                                 150,000             250,000
                                                                                ---------           ---------
           Total Long-Term Debt                                                 1,218,750           1,050,000

           Less: Current Maturities                                              (100,000)           (300,000)
                                                                                ---------           ---------
           Long-Term Debt, Less Current Maturities                             $1,118,750            $750,000
                                                                               ==========            ========

     Maturities of long-term debt at June 30, 2006 for the next five years and in the aggregate are as follows:

                         For the year ending June 30,                Amount
                         ----------------------------                ------
                                      2007                     $          100,000
                                      2008                              1,118,750
                                   Thereafter                                   -
                                                               ------------------
                                                               $        1,218,750
                                                               ==================

     At all times the Company must maintain current accounts receivable of no less than $1,500,000.

     The Company was not in violation of any debt covenants for the year ended June 30, 2006.

                     NETWOLVES CORPORATION AND SUBSIDIARIES


8    Shareholders' equity

     Common stock issuances

     Management determined the fair value of all common stock issuances based on each respective issuance's quoted market price at the measurement date. For shares of common stock issued to consultants, the measurement dates used were the vesting dates of the common stock.

     For the year ended June 30, 2005, the Company issued 1,910,000 shares of its common stock, including:

          -- During February 2005, 10,000 shares of the Company's common stock were issued to an individual upon the exercise of warrants previously issued for cash consideration of $10,000.

          -- During June 2005, the Company issued an aggregate of 1,875,000 shares of unregistered common stock from its shareholder approved stock plans to certain members of its executive management team and its board of directors, valued at $712,500.

     For the year ended June 30, 2006, the Company issued 3,309,982 shares of its common stock as follows:

          -- The Company received a non-interest bearing advance from a shareholder in the amount of $210,000 during the quarter ended September 30, 2005, with no scheduled repayment terms. During the quarter ended December 31, 2005 this short term debt was repaid with the issuances of 840,000 shares of restricted common stock, with no registration rights.

          -- During December 2005, the Company entered into an agreement with a consultant. In return for services, the Company issued 75,000 shares with a value of $30,001 of the Company's common stock.

          -- During January 2006, the Company entered into an agreement with a consultant. In return for services, the Company issued 75,000 shares with a value of $20,251of the Company's common stock.

          -- During March 2006, the Company entered into a securities purchase agreement whereas the Company sold 18% senior secured promissory notes in the principal amount of up to $950,000 and up to 1,000,000 shares of the Company's common stock, at a price of $0.05 per share or 100 shares for each $95.00 of principal amount of notes sold. As a result of this debt financing agreement the Company issued 425,000 shares of the Company's common stock for $21,251 with registration rights.

          -- In May 2006, the Company entered into an additional securities purchase agreement wherein the Company sold 18% senior secured promissory notes in the principal amount of $665,000 and 700,000 shares of the Company's common stock at a price of $0.05 per share or 100 shares for each $95.00 of principal amount of notes sold. The notes bear interest at the rate of 18% and provide for a maturity date eighteen months from the closing date. As a result of this debt financing agreement the Company issued 700,000 shares of the Company's common stock for $35,000 with registration rights.

                     NETWOLVES CORPORATION AND SUBSIDIARIES


          -- During June 2006, the Company entered into an agreement with a consultant. In return for services, the Company granted options to purchase 950,000 shares with a value of $66,500.

          -- During June 2006, the Company entered into an agreement with a consultant. In return for services, the Company granted options to purchase 200,000 shares with a value of $16,000.

          -- During June 2006, the Company entered into an agreement with a consultant. In return for services, the Company granted options to purchase 40,000 shares with a value of $2,400.

     During the year ended June 30, 2006, investors had converted 4,695 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock"), 42,308 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock") and 4,345 shares of Series C Convertible Preferred Stock ("Series C Preferred Stock") resulting in issuances of 1,194,892 shares of common stock.

     Convertible Preferred Stock

     The preferred stock dividends consist of stated dividends, imputed dividends resulting from increasing rate preferred stock and registration default dividends. In accordance with Staff Accounting Bulletin ("SAB") Topic 5.Q "Increasing Rate Preferred Stock", the Company recorded the fair value of its increasing rate Series A, B, and C Preferred Stock at the date of issuance. The difference between the proceeds received and the fair value of the preferred stock was recorded as a preferred stock discount and is being amortized, and reflected as a preferred stock dividend, over the periods until the perpetual dividends are in effect.

     In accordance with the Company's preferred stock shareholder agreements, upon notification, the Company is required to file a registration statement to register the Company's common stock. The Company received a request to file a registration statement on May 1, 2003 and the related registration statements were not declared effective until June 2, 2004, and July 19, 2004. As a result, the Company has calculated the default penalties specified within the preferred stock agreements and reflected it as a dividend to preferred shareholders at June 30, 2004 and 2003 within the Company's financial statements. The Company recorded $54,791 and paid all penalties by issuing 815,626 shares of common stock and 250,517 five-year warrants with an exercise price of $1.50 per share during fiscal year 2005.

     As of June 30, 2006, approximately 7,977,128 shares of the Company's common stock are issuable upon conversion of preferred stock.

     During the year ended June 30, 2006, investors had converted 4,695 shares of Series A Preferred Stock, 42,308 shares of Series B Preferred Stock and 4,345 shares of Series C Preferred Stock resulting in issuances of 1,194,892 shares of common stock.

                     NETWOLVES CORPORATION AND SUBSIDIARIES



     Series A Convertible Preferred Stock
     ------------------------------------

     On July 16, 2002 the Company amended its Certificate of Incorporation, as authorized by its Board of Directors, by designating 1,000,000 shares of its 2,000,000 shares of preferred stock as Series A Convertible Preferred Stock, par value $.0033 per share.

     The Company issued 269,462 shares of its Series A Preferred Stock for total cash consideration of $4,041,972 during fiscal 2003. The shares were issued in connection with a private offering of the Company's securities pursuant to which shareholders also received warrants to purchase shares of the Company's common stock. Five warrants were issued for each share of Series A Preferred Stock. The warrants, which were valued at $779,427, have an exercise price equal to $1.65 per share and are exercisable for five years from the issuance date.

     Cumulative dividends on the Series A Preferred Stock accrue at a rate of 12% per annum and will be payable annually at the Company's option in cash or Series A Preferred Stock. Cumulative preferred dividends accrued on the Series A Preferred Stock were $325,804 and $332,393 at June 30, 2006 and 2005, respectively. Each share of the Series A Preferred Stock was originally convertible at the holders' option into 10 shares of common stock. Pursuant to the anti-dilution provision of the Series A Preferred Stock, each share of Series A Preferred Stock is now convertible into 18.75 shares of common stock. Each share of Series A Preferred Stock will have ten votes and will vote as a single class with holders of the Company's common stock.

     In July 2005 and 2004 stock dividends totaling 22,162 and 19,058 shares, respectively were paid in Series A Preferred Stock to Series A Preferred Stock investors representing accrued dividends through June 30, 2005 and 2004, respectively. As a result of the issuance of stock dividends, the Company recorded a beneficial conversion dividend of $82,188 in fiscal 2005.

     Series B Convertible Preferred Stock
     ------------------------------------

     On October 30, 2002, the Company amended its Certificate of Incorporation, as authorized by its Board of Directors, by designating 500,000 shares of its 2,000,000 shares of preferred stock as Series B Convertible Preferred Stock, par value $.0033 per share.

     The Company issued 290,963 shares of its Series B Preferred Stock for total cash consideration of $4,655,300 during fiscal 2003. The shares were issued in connection with a private offering of the Company's securities pursuant to which shareholders also received warrants to purchase shares of the Company's common stock. Five warrants were issued for each share of Series B Preferred Stock. The warrants which were valued at $701,430, have an exercise price equal to $1.25 per share and are exercisable for five years from the issuance date.

     Cumulative dividends on the Series B Preferred Stock accrue at a rate of 8% of the gross issuance price per share annually from the date of issuance through January 31, 2005 and thereafter at a rate of 12% per annum and will be payable annually at the Company's option in cash or Series B Preferred Stock. Cumulative preferred dividends accrued on the Series B Preferred Stock were $153,349 and $173,332 at June 30, 2006 and 2005, respectively. Each share of the Series B Preferred Stock is convertible at the holders' option into 20 shares of common stock. Each share of Series B Preferred Stock will have ten votes and will vote as a single class with holders of the Company's common stock.

                     NETWOLVES CORPORATION AND SUBSIDIARIES



     On February 1, 2006 and 2005 stock dividends totaling 28,010 and 21,764 shares, respectively were paid in Series B Preferred Stock to Series B Preferred Stock investors representing accrued dividends through January 31, 2005 and 2006, respectively. As a result of the issuance of stock dividends, the Company recorded a beneficial conversion dividend of $82,703 in fiscal 2005.

     Series C Convertible Preferred Stock
     ------------------------------------

     The Company amended its Certificate of Incorporation, as authorized by its Board of Directors, by designating 100,000 shares of its 2,000,000 shares of preferred stock as Series C Convertible Preferred Stock, par value $.0033 per share.

     The shares were issued in connection with a private offering of the Company's securities pursuant to which shareholders also received warrants to purchase shares of the Company's common stock at an exercise price equal to $1.50 per share. Six warrants were issued for each share of Series C Preferred Stock. The warrants, which were valued at $616,012, have an exercise price equal to $1.50 per share and are exercisable for five years from the issuance date. As a result of the issuance of Series C Preferred Stock, the Company recorded a beneficial conversion of $3,106,724.

     Cumulative dividends on the Series C Preferred Stock accrue at a rate of 9% per annum and will be payable annually at the Company's option in cash or Series C Preferred Stock. Cumulative preferred dividends accrued on the Series C Preferred Stock were $11,666 and $14,343 at June 30, 2006 and 2005, respectively. Each share of the Series C Preferred Stock is convertible at the holders' option into 60 shares of common stock. Each share of Series C Preferred Stock will have fifteen votes and will vote as a single class with holders of the Company's common stock.

     On May 1, 2006 and 2005 stock dividends totaling 1,279 and 3,783 shares, respectively were paid in Series C Preferred Stock to Series C Preferred Stock investors represent accrued dividends through April 30, 2006 and 2005, respectively.


Stock option plans

     The Company's Stock Option Plans (the "Plans"), authorize the Board of Directors to grant nonstatutory stock options to employees and directors to purchase up to a total of 9,932,500 shares of the Company's common stock. Generally, options granted under the Plans vest ratably over three years. If any award under the Plans terminates, expires unexercised, or is canceled, the shares of common stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                                                                              Approximate
                                                             Maximum         net cumulative
                           allowable issuances Maximum
                     Plans            Date adopted          issuances         June 30, 2006        term in years
             -------------------  -------------------   -----------------  -----------------       -------------
                  1998 Plan            June 1998                  282,500            109,500             10
                  2000 Plan            July 2000                1,500,000            610,500             10
                  2001 Plan          February 2001              1,750,000                  0             10
                  2002 Plan            June 2002                3,000,000          1,901,650             10
                  2003 Plan            June 2003                2,400,000          2,162,050             10
                  2006 Plan            April 2006               1,000,000            315,500             10
                                                        -----------------  -----------------
                                                                9,932,500          5,099,200
                                                        =================  =================

Warrants

     For the year ended June 30, 2005, the Company granted warrants to purchase its common stock as follows:

               -- During October 2004, a consultant was granted a warrant to purchase 350,000 shares of unregistered common stock in connection with services performed with respect to the ECCI transaction. The aggregate fair value of these vested shares is $175,000 at June 2005 and are included in the balance sheet as of June 30, 2005.

               For the year ended June 30, 2006, the Company granted warrants to purchase its common stock as follows:

During June 2006, three advisors were granted options to purchase in the aggregate 1,190,000 shares of authorized and unissued common stock at the price of $.15 per share which vest immediately and have a fair value of $84,900.

               The fair value of the Company's options and warrants granted to non-employees was estimated using the Black-Scholes fair value based method using the following assumptions:

                                                              For the year ended
                                                                    June 30,
                                                          -------------------------------
                                                           2006                 2005
                                                           ----                 ----
              Contractual life (years)                         5                  3-10
              Risk free interest rate                    3.98% - 5.17%        2.48% - 3.93%
              Volatility                                   90% - 95%               92%
              Dividends                                        0                    0

                     NETWOLVES CORPORATION AND SUBSIDIARIES

Summary of options and warrants

     The following is a summary of all of the Company's stock options and warrants that were described in detail above: Year ended June 30, 2006 Year ended June 30, 2005

                                                         Weighted                             Weighted
                                                          average          Number              average
                                           Number        exercise          options            exercise
                                           Options       price per          and               price per
                                         and warrants      share          warrants              share
                                       --------------   ---------        ----------           ---------
Outstanding at June 30, 2005              14,714,563    $     2.53       14,284,513           $    2.83
Granted                                    2,623,650           .16          879,700               1 .00
Exercised                                          -             -          (10,000)              1 .00
Forfeited/expired                         (5,757,443)         3.97         (439,650)               9.07
                                       --------------   ----------       ----------           ---------
Outstanding at June 30, 2006              11,580,770    $     1.27       14,714,563           $    2.53
                                       ==============   ==========       ==========           =========

     At June 30, 2006 and 2005, there were approximately 4,833,300 and 4,643,500 options available for future issuance, respectively.

     The following table summarizes information about all of the Company's options and warrants outstanding at June 30, 2006:

                                                                                        Options
                                             Options and warrants                     and warrants
                                                 outstanding at                      exercisable at
                                                  June 30, 2006                       June 30, 2006
                                      ------------------------------------------  ---------------------
                                                       Weighted
                                                        average       Weighted                     Weighted
                                                       remaining      average                       average
                  Range of              Number of     contractual     exercise      Number of      exercise
               exercise prices            shares          life           price        Shares          price
               ---------------        ------------   -------------  ------------  ------------   ----------
         $      0.15-$1.50                9,246,960           2.52  $      .89        9,246,960  $      .89
         $      1.63-$2.00                1,928,810           1.40  $     1.65        1,928,810  $     1.65
         $      2.94-$3.00                   25,000           2.00  $     3.00           25,000  $     3.00
         $      5.00-$5.25                  183,000           1.66  $     5.00          183,000  $     5.00
         $     11.50-$12.00                 197,000           3.37  $    11.92          197,000  $    11.92
                                      -------------                               -------------
                                         11,580,770                                  11,580,770
                                      =============                               =============

     Options and warrants exercisable as of June 30, 2005 were 13,338,133. All employee based stock compensation awards issued for the year ended June 30, 2006 had no intrinsic value and, accordingly, resulted in no charge to operations in such period.

                     NETWOLVES CORPORATION AND SUBSIDIARIES


9    Segment information

     The Company reports segments in accordance with SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). The Company's management evaluates its operations in three reportable business segments: Voice Services, Managed Service Charges and Equipment and Consulting. These three segments reflect management's approach to operating and directing the businesses and aligns financial and managerial reporting.

     The Voice Services segment provides voice services including switched and dedicated outbound, switched and dedicated toll-free inbound, dedicated T1 access loops, calling and debit cards, and conference calling. The Managed Service Charges segment, which operates worldwide, provides network and security technology and a variety of recurring managed data services. The Equipment and Consulting segment, which operates worldwide, is primarily engaged in the design, development, marketing and support of information delivery hardware products and software as well as providing consulting services on an as needed basis for certain existing or potential customers.

                                                          For the year ended June 30,

                                                             2006                2005
                                                      ----------------    ---------------
         Revenue
              Voice Services                          $     13,725,882    $    18,577,641
              Managed Service Charges                        8,011,342          8,422,623
              Equipment and Consulting                          99,485            129,443
                                                      ----------------    ---------------

                  Total                               $     21,836,709    $    27,129,707
                                                      ================    ===============

         Cost of revenue
         Voice Services                               $      9,398,137    $    12,573,985
         Managed Service Charges                             4,874,779          4,961,392
         Equipment and Consulting                               28,628              6,554
                                                      ----------------    ---------------

                Total                                 $     14,301,544    $    17,541,931
                                                      ================    ===============

         Operating (loss) income
              Voice Services                          $     (2,615,138)    $  (3,293,054)
              Managed Service Charges                       (1,535,874)       (1,492,986)
              Equipment and Consulting
                                                              -                  (22,945)
                                                      ----------------    ---------------
                  Total                               $    ( 4,151,012)    $  (4,808,985)
                                                      ================    ===============

Revenue and cost of revenue are allocated to each segment on a specific identification method, operating expenses are allocated to each segment on a pro rata basis, based upon revenue. The Company is not disclosing total assets for each reportable segment because this information is not reviewed by the chief operating decision maker.

                     NETWOLVES CORPORATION AND SUBSIDIARIES


All of the Company's sales occur in the United States and are shipped primarily from the Company's facilities in the United States. There were no sales into any one foreign country in excess of 10% of total net sales.

10   Income taxes

     The provision for income taxes consists of the following:

                                                             For the year ended June 30,
                                                         ----------------------------------
                                                               2006              2005
                                                         ---------------   ----------------
              Current - Federal and States                   $ 35,817        $   40,786
              Deferred - Federal                                    0                 0
              Deferred - States                                     0                 0
                                                         ---------------   ----------------
              (Benefit from) provision for income taxes      $ 35,817        $   40,786
                                                         ================  ================

The following table summarizes the significant differences between the Federal statutory tax rate and the Company's effective tax rate for financial reporting purposes:

                                                            For the year ended June 30,

                                                               2006             2005
                                                         ---------------   --------------
              Federal statutory tax rate                       (34%)            (34%)
              State and local taxes net of Federal             (2.3)              .8
                Tax effect
              Permanent differences                              .6               .5
              Valuation allowance on deferred tax
                Asset                                          36.7            33.50
                                                         ---------------   --------------
              Effective tax rate                               (1.0%)            .8%
                                                         ===============   ==============

The tax effects of temporary differences and carryforwards that give rise to deferred tax assets or liabilities are summarized as follows:

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                                                                             June 30,
                                                                --------------------------------------
                                                                       2006                 2005
                                                                -----------------   ------------------
Non deductible reserves and other                               $      852,237           $  625,627
Loss on disposal of discontinued operations                                 -                 3,471
Intangible assets
                                                                      (464,736)          (1,033,220)
Net operating loss carryforward                                     19,817,847           18,875,212
         Valuation allowance on net deferred tax asset             (20,205,348)         (18,471,090)
                                                                -----------------   ------------------
Deferred tax asset, net                                         $            -           $        -
                                                                =================   ==================

     Due to the history of net operating losses for income tax purposes, the Company has provided for full valuation allowances on the net deferred tax asset due to it being more likely than not that the deferred tax asset will not be utilized.

     At June 30, 2006, the Company has net tax operating loss carryforwards of approximately $49.5 million. A portion or all of these losses may be subject to Section 382 of the Internal Revenue Code and therefore not available to offset future income tax liabilities. The carryforward losses expire through 2026 and have not been recognized in the accompanying consolidated financial statements as a result of a valuation allowance against the deferred tax asset.


11   Related party transactions

     On June 1, 2003 the Company entered into a 30 month consulting agreement with a corporation whose majority owner is also an employee of the Company, for marketing and new business development opportunities, as well as strategic advisory services. Under the terms of the agreement the Company issued 150,000 unregistered shares on June 1, 2003, which vest at the monthly rate of 10,000 shares. The agreement is cancelable at the Company's option upon 90 days notice.

     During  the  years  ended  June  30,  2006  and  2005,   the  Company  paid
     approximately $140,000 and $179,000, respectively, for legal services to law firms in which an employee/shareholder is affiliated.

     The Company received a non-interest bearing advance from a shareholder in the amount of $210,000 during the quarter ended September 30, 2005, with no scheduled repayment terms. During the quarter ended December 31, 2005 this short term debt was repaid with the issuances of 840,000 shares of restricted common stock, with no registration rights.

12   Major customers/significant agreements

     Approximately 10% and 27% of sales were made to Swift Transportation during the year ended June 30, 2006 and June 30, 2005 respectively. Our agreement with Swift Transportation terminated on June 30, 2005.

                     NETWOLVES CORPORATION AND SUBSIDIARIES


     Sprint Communications Company L.P.

     The Company has two agreements with Sprint Communications Company L.P. ("Sprint") to supply telecommunication services to the Company. The agreement for switched services has a term of 28 months and the agreement for the data and private line services has a term of 24 months. The Company currently has a commitment to purchase a minimum of telecommunication services monthly from Sprint, which expires November 2008. The remaining minimum monthly commitment is as follows:

                                               Monthly
         Months                             Commitment
         ------                             ----------
         41 - 52 (November 2006)             $  550,000
         53 - 64 (November 2007)                650,000
         65 - 76 (November 2008)                750,000

     The Company made purchases from Sprint that aggregated approximately 43.5% and 73% of the total cost of revenue for the years ended June 30, 2006 and 2005, respectively. The Company has a commitment to purchase a minimum of $650,000 of telecommunication services monthly from Sprint.


13   Commitments and contingencies

     Leases

     The Company has entered into several leases for office space, office equipment and vehicles. At June 30, 2006, the approximate future minimum annual lease payments, are summarized as follows:

              Fiscal year ending June 30,

                       2007                 $   397,329
                       2008                     411,225
                       2009                     425,121
                       2010                     426,246
                       2011                     233,918
                                            $ 1,893,839

     Total rent expense for the years ended June 30, 2006 and 2005 was $423,252 and $539,791, respectively.


     Employment agreements

     The Company has employment agreements with certain members of its executive management team. All of the employment agreements provide for certain payments following death or disability, for certain fringe benefits such as

                     NETWOLVES CORPORATION AND SUBSIDIARIES

     reimbursement for reasonable expenses and participation in medical plans, and for accelerated payments in the event of change of control of the Company. The specific terms are as follows:

          -- The agreement with the Chief Executive Officer is for a term of five years at an annual salary of $275,000 subject to cost of living increments. On July 1, 2004, a new agreement was entered into for a term of six years, terminating on July 1, 2010, at an annual salary of $275,000 subject to cost of living increments.

          -- The agreement with the Senior Vice President is for a term of three years, subject to two additional one-year extensions, at an annual salary of $175,000. On July 1, 2004, a new agreement was entered into for a term of five years, terminating on July 1, 2009 and subject to additional one-year extensions at an annual salary of $175,000.

          -- The agreement with the Chief Financial Officer is for a term of three years, subject to two additional one-year extensions, at an annual salary of $150,000. On July 1, 2004, a new agreement was entered into for a term of five years, terminating on July 1, 2009 and subject to additional one-year extensions, at an annual salary of $175,000.

     Litigation

     On April 24, 2006, the Company's subsidiary NetWolves ECCI Corp (the "Subsidiary") filed an action in the Florida Circuit Court, Hillsborough County against Education Communications Consortia Inc. ("ECCI"). The action arises from ECCI's breach of the October 1, 2004 Asset Purchase Agreement between the parties (the "Agreement") by failing to pay $70,273 pursuant to a reconciliation of billings, receivable and costs in accordance with the terms of the Agreement.

     On April 27, 2006, ECCI served the Company and Subsidiary with an action in the Circuit Court of Kanawha County, West Virginia, alleging, inter alia, that the Subsidiary had failed to pay the $200,000 first installment of a promissory note ("the Note") and has anticipatorily breached payment of the remaining balance. As a consequence, ECCI alleges that the entire $800,000 note, together with interest and costs, is joint and severally due and payable by the Subsidiary and by the Company, as guarantor. ECCI asserts additional claims against the Company in the aggregate sum of approximately $121,000 based on alleged reimbursable costs incurred by ECCI.

     The Company and Subsidiary believe that ECCI's action is without merit and therefore no accrual has been made. Among other things, it is the Company's position that the Agreement provided as a condition precedent to any installment payment that ECCI achieve annual gross revenue of at least $2,000,000; and that ECCI failed to achieve this amount. However, there can be no assurances that the Company will be successful .

                     NETWOLVES CORPORATION AND SUBSIDIARIES



Benefit plans

     The Company has established a 401(k) defined contribution plan. Employees 21 years or older with at least six months of service are eligible to participate in the plan. Participants may elect to contribute, on a tax-deferred basis, up to 15% of their compensation, not to exceed the maximum amount allowed by law. The Company did not make any contributions to the plan for the years ended June 30, 2006 and 2005.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

      CONDENSED CONSOLIDATED BALANCE SHEETS
           September 30, 2006 (unaudited) and June 30, 2006 ...............1 - 2

      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           For the three months ended September 30, 2006 (unaudited)
             and September 30, 2005 (unaudited)             ...............3 - 4

      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
           For the three months ended September 30, 2006 (unaudited)
             and September 30, 2005 (unaudited)             ...............5 - 6

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  ..............7 - 20

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                             September 30,         June 30,
                                                                                                 2006                2006
                                                                                             -------------        ----------
                                                                                              (Unaudited)
ASSETS
Current assets
    Cash and cash equivalents                                                                $   957,093         $ 2,016,156
    Accounts receivable, net of allowance for doubtful accounts of
       $509,169 and $1,146,044 at September 30, 2006 and June 30, 2006, respectively           3,125,004           2,825,679
    Inventories                                                                                  309,171             302,562
    Prepaid expenses                                                                             294,967             367,808
                                                                                             -----------          ----------
       Total current assets                                                                    4,686,235           5,512,205

Property and equipment, net                                                                      128,870             148,620

Identifiable intangible assets, net                                                            1,003,671           1,192,043

Goodwill and other indefinite lived intangible assets                                          3,801,973           3,793,072

Other assets                                                                                      78,222              78,222
                                                                                             -----------          ----------
       Total assets                                                                          $ 9,698,971         $10,724,162
                                                                                             ===========         ===========

The accompanying notes are an integral part of these condensed consolidated financial statements.


                     NETWOLVES CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                  September 30,            June 30,
                                                                                      2006                   2006
                                                                                  ---------------         -----------
                                                                                    (Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Accounts payable and accrued expenses                                         $   5,329,352          $  5,755,385
    Deferred revenue                                                                    601,043               538,267
    Current maturities of long term debt                                                 90,000               100,000
                                                                                  -------------          -------------
       Total current liabilities                                                      6,020,395             6,393,652
Long term debt, net of current maturities                                             1,068,750             1,118,750
                                                                                  -------------          -------------
       Total liabilities                                                              7,089,145             7,512,402
                                                                                  -------------          -------------
Shareholders' equity
    Series A convertible preferred stock, $.0033 par value; $6,157,506 liquidation preference; 1,000,000 shares authorized; 199,903 and
      178,186 shares issued and outstanding on September 30, 2006 and June
      30, 2006, respectively                                                      $   2,418,644          $  2,092,885
    Series B convertible preferred stock, $.0033 par value; $6,661,158 liquidation preference; 500,000 shares authorized; 192,893 and
      192,921 shares issued and outstanding on September 30, 2006 and June
      30, 2006, respectively                                                          2,500,761             2,501,209
    Series C convertible preferred stock, $.0033 par value; $1,613,768 liquidation preference; 100,000 shares authorized; 12,962 shares
      issued and outstanding on September 30, 2006 and June 30, 2006                    205,361               205,361
    Preferred stock, $.0033 par value; 400,000 shares authorized; no shares
      issued and outstanding on September 30, 2006 and June 30, 2006                       -                     -
    Common stock, $.0033 par value; 65,000,000 authorized; 33,134,713 and
      33,134,097 shares issued and outstanding on September 30, 2006 and
      June 30, 2006, respectively                                                       109,346               109,344
     Additional paid-in capital                                                      79,386,764            79,570,125
     Accumulated deficit                                                            (82,011,050)          (81,267,164)
                                                                                  -------------          -------------
       Total shareholders' equity                                                     2,609,826             3,211,760
                                                                                  -------------          -------------
                                                                                  $   9,698,971          $ 10,724,162
                                                                                  =============          =============
The  accompanying  notes are an integral  part of these  condensed  consolidated financial statements.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                                 For the three months ended
                                                                                       September 30,
                                                                             -------------------------------------

                                                                                  2006                   2005
                                                                             -------------          --------------
        Revenue
           Voice services                                                    $   2,593,379          $    3,829,418
           Managed service charges                                               2,056,766               2,205,656
           Equipment and consulting
                                                                                       512                   1,126
                                                                             -------------          --------------
                                                                                 4,650,657               6,036,200
                                                                             -------------          --------------
        Cost of revenue
           Voice services                                                        1,698,197               2,377,447
           Managed service charges                                               1,290,132               1,452,720
           Equipment and consulting
                                                                                         -                       -
                                                                             -------------          --------------
                                                                                 2,988,329               3,830,167
                                                                             -------------          --------------
        Gross profit
                                                                                 1,662,328               2,206,033
                                                                             -------------          --------------
       Operating expenses
           General and administrative                                            1,275,616               1,735,984
           Engineering and development                                              54,273                 209,951
                                                                                   970,051               1,292,073
                                                                             -------------          --------------
                                                                                 2,299,940               3,238,008
                                                                             -------------          --------------
        Loss before other (expense) income                                        (637,612)             (1,031,975)
                                                                             -------------          --------------
        Other (expense) income
            Other income                                                                 -                 144,002
                                                                                   (40,234)                 16,951
                                                                             -------------          --------------
                                                                                   (40,234)                160,953
                                                                             -------------          --------------
       Loss before income taxes                                                   (677,846)               (871,022)
                                                                                    66,040                   5,314
                                                                             -------------          --------------
        Net loss                                                             $    (743,886)          $    (876,336)
                                                                             =============          ==============
The  accompanying  notes are an integral  part of these  condensed  consolidated financial statements.


                     NETWOLVES CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                                For the three months ended
                                                                                      September 30,
                                                                                --------------------------

                                                                                 2006                    2005
                                                                             -------------          --------------


        Net loss                                                             $   (743,886)          $    (876,336)

            Dividends and beneficial conversion on convertible
               preferred stock                                                   (188,852)               (203,778)
                                                                             -------------          --------------
        Net loss attributable to common   shareholders                       $   (932,738)         $   (1,080,114)
                                                                             =============          ==============

        Basic and diluted net loss per share                                  $      (.03)            $      (.04)
                                                                             =============          ==============
         Weighted average common shares
            outstanding, basic and diluted                                     33,134,177              29,851,142
                                                                             =============          ==============
The  accompanying  notes are an integral  part of these  condensed  consolidated financial statements.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (Unaudited)


                                                                                    For the three months ended
                                                                                           September 30,
                                                                                 ----------------------------------
                                                                                      2006                 2005
                                                                                 ------------          ------------
Cash flows from operating activities
     Net loss                                                                    $   (743,886)         $   (876,336)
     Adjustments to reconcile net loss to net cash used in
     operating activities
           Depreciation                                                                18,081                38,998
          Amortization                                                                188,372               188,373
         Inventory write off                                                                -                51,238
         Other income                                                                       -
                                                                                                           (144,002)
         Bad debt expense                                                             128,835                     -
           Non-cash charge to operations with respect to
                stock and warrants issued for services and amortization
           of previously issued warrants                                                5,000                24,000
           Loss on disposal of property and equipment                                   1,669                     -

     Changes in operating assets and liabilities
         Restricted cash                                                                    -                25,958
         Accounts receivable                                                         (428,160)              583,761
         Inventories                                                                   (6,609)                    -
         Prepaid expenses                                                              72,840               109,886
         Other assets                                                                       -               (17,517)
         Accounts payable and accrued expenses                                       (289,080)           (1,092,744)
         Deferred revenue
                                                                                       62,776              (172,341)
                                                                                 ------------          ------------
           Net cash used in operating activities
                                                                                     (990,162)           (1,280,726)
                                                                                 ------------          ------------
Cash flows from investing activities
       Patent costs paid                                                               (8,901)                    -
       Payment on existing customer list                                              (60,000)             (100,000)
       Purchases of property and equipment
                                                                                            -               (22,682)
                                                                                 ------------          ------------
           Net cash used in investing activities
                                                                                      (68,901)              (122,682)
                                                                                 ------------          ------------

The accompanying notes are an integral part of these condensed consolidated financial statements.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Unaudited)

                                                      For the three months ended
                                                            September 30,

                                                          2006            2005
                                                      ------------   ------------
Cash flows from financing activities

     Advance from shareholder                                    -       210,000
                                                      ------------   ------------
      Net cash provided by financing activities                  -       210,000
                                                      ------------   ------------

Net decrease in cash and cash equivalents               (1,059,063)   (1,193,408)


Cash and cash equivalents, beginning of period           2,016,156     3,325,318
                                                      ------------   ------------

Cash and cash equivalents, end of period              $    957,093   $ 2,131,910
                                                      ============   ============
Cash paid for income taxes                            $     66,040   $     5,313
                                                      ============   ============

Cash paid for interest                                $     48,899   $       553
                                                      ============   ============


SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
 AND FINANCING ACTIVITIES

Dividends accrued on convertible preferred stock      $    188,852   $   203,778
                                                      ============   ============

Dividends paid-in-kind on convertible preferred
 stock                                                $    325,804   $   332,441
                                                      ============   ============


Purchase price adjustment-reduction of long term
 debt and customer list                               $          -   $   800,000
                                                      ============   ============

Conversions of preferred stock to common stock        $        493   $    78,030
                                                      ============   ============

The accompanying notes are an integral part of these condensed consolidated financial statements.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


1.   Interim financial information

     The summary financial information contained herein is unaudited; however, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such financial information have been included. These financial statements, including the condensed consolidated balance sheet as of June 30, 2006, which has been derived from audited financial statements, are presented in accordance with the requirements of Form 10-QSB and consequently may not include all disclosures normally required by generally accepted accounting principles or those normally made in the Company's Annual Report on Form 10-KSB. The accompanying condensed consolidated financial statements and related notes should be read in conjunction with the Company's Annual Report for the fiscal year ended June 30, 2006. also included herein The results of operations for the three months ended September 30, 2006 are not necessarily indicative of the results to be expected for the full year.

2.   Management's Plan

     Historically,   the  Company  has  experienced  significant  recurring  net operating losses as well as negative cash flows from operations. The Company's main source of liquidity has been equity and debt financing, which has been used to fund historical losses from operating activities. The maturity date of our notes previously due in March 2007 has been extended to October 1, 2007. Based on the Company's cash position of approximately $1.0 million, significant cost cutting initiatives, vendor negotiations, additional staff reductions, further significant executive pay reductions as well as the extension of the maturity date of notes previously due in March 2007, together with current forecasts and debt financing, the Company believes that it has sufficient cash to meet its funding needs through September 30, 2007. However, the Company's current forecast does not address events beyond October 1, 2007 including developing a plan for the Company to have the ability to repay its indebtedness due in October 2007 and November 2007 as referenced in Note 6. In addition, certain executive officers and shareholders have guaranteed additional cash flow to the Company in the amount of $200,000 in the event such cash is needed through September 30, 2007. However, there can be no assurances that the Company will be successful in these initiatives or that these initiatives will result in improved financial performance.

3.   The Company

     The consolidated financial statements include the accounts of NetWolves Corporation and its subsidiaries, NetWolves Technologies Corporation ("NWT"), Norstan Network Services, Inc., d/b/a NetWolves Network Services ("NNS") and TSG Global Education Web, Inc. ("TSG") (collectively "NetWolves" or the "Company").

     NetWolves provides network security solutions coupled with network management and communication services. NetWolves' products offer applications such as firewalls, virtual private networks, intrusion detection systems, content filtering, virus detection, congestion management, and intelligent failover. Additionally, NetWolves provides network design, provisioning, monitoring, and management services.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)



4.   Significant accounting policies

     Principles of consolidation

     The consolidated financial statements include the accounts of NetWolves Corporation and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     Basic and diluted net loss per share

     The diluted loss per share does not include the impact of potential shares to be issued upon exercise of convertible preferred stock, options and warrants aggregating approximately 19.6 million and 23.2 million at September 30, 2006 and 2005, respectively, because the Company had a net loss attributable to common shareholders and, therefore, the effect would be antidilutive.

     Inventories

     Inventories consist of raw materials and finished goods. Inventories are valued at the lower of cost or net realizable value using the first-in, first-out method. Additionally, raw material and finished goods amounted to $200,988 and $108,183, respectively, at September 30, 2006 and $203,100 and
     $99,462, respectively, at June 30, 2006.

     Stock-based compensation

     In December 2004, the Financial Accounting Standards Board ("FASB") revised SFAS No. 123 ("SFAS No. 123R"), "Accounting for Stock Based Compensation." The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. Changes in fair value during the requisite service period are to be recognized as compensation cost over that period. In addition, the revised statement amends SFAS No. 95, "Statement of Cash Flows," to require that excess tax benefits be reported as a financing cash flow rather than as a reduction of taxes paid. The provisions of the revised statement are effective for the Company commencing July 1, 2006.

     After evaluation, on June 29, 2006, the Board of Directors approved accelerating the vesting of approximately 263,104 stock options under the Company's stock plans and granted 815,500 options to employees and 600,000 options to the Board of Directors of the Company, which vested immediately. The options have a range of exercise prices of $.15 to $12.00. The closing price of the Company's common stock on June 28, 2006, the last trading day before approval of acceleration, was $0.11. Since all of the accelerated options were out-of-the-money at the time of the acceleration no charge to operations was recorded. Generally, all options issued to employees are issued at the money and accordingly no charge to operations was recorded. The purpose of the accelerated vesting was to enable the Company to avoid recognizing future compensation expense associated with these options upon adoption of SFAS No. 123R, "Share-Based Payment." The aggregate pre-tax expense that, absent the acceleration and immediate vesting, would have been reflected in the Company's consolidated financial statements beginning in fiscal 2007 is estimated to be approximately $ 140,000.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)



     Stock-based compensation (continued)

     Effective July 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123 (Revised 2004), "Share-Based Payment," using the modified-prospective-transition method. As a result, the Company's net loss before taxes for the three months ended September 30, 2006 is the same if it had continued to account for share-based compensation under APB Opinion No. 25 "Accounting for Stock Issued to Employees." The stock based compensation expense is included in general and administrative expense in the condensed consolidated statement of operations. There was no impact on the condensed consolidated statement of operations as a result of the adoption of SFAS No. 123 (Revised 2004).

     Prior to July 1, 2006, the Company's stock-based employee compensation plans were accounted for under the recognition and measurement provisions of APB No. 25, and related Interpretations, as permitted by FASB Statement No. 123, "Accounting for Stock-Based Compensation." The Company did not recognize stock-based compensation cost in its statement of operations for periods prior to July 1, 2006 as all options granted had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. However, compensation expense was recognized for certain options granted to non employees of the Company based upon fair value.

     As was permitted under SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amended SFAS No. 123, the Company elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by APB No. 25, and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB No. 25. No stock-based employee compensation cost is reflected in operations, as all options granted under those plans had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and net loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

                     NETWOLVES CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


                                                            For the three months ended
                                                            --------------------------
                                                                September 30, 2005
                                                                ------------------
        Net loss attributable to common shareholders,
          as reported                                             $     (1,080,114)

        Deduct:  Total stock-based employee
          compensation expense determined under fair
          value based method for all awards, net of
          related tax effects                                              (95,194)
                                                                  -----------------

        Pro forma net loss attributable to common
        shareholders                                              $     (1,175,308)
                                                                  =================

        Basic and diluted net loss per share
                 As reported                                      $        (.04)
                 Pro forma                                        $        (.04)

Stock-based compensation (continued)

A summary of the Company's stock plan is presented below:

                                                                             Weighted-
                                                                              Average        Aggregate Intrinsic
                                                          Stock Options    Exercise Price           Value
                                                       -----------------------------------------------------------
       Outstanding, June 30, 2006                         5,104,200           $ .75
       Granted
                                                             50,000             .17
       Exercised                                                  -               -
       Cancelled/forfeited                                  (10,500)           5.00
                                                       ---------------------------
       Outstanding, September 30, 2006                    5,143,700           $ .73             $   131,775
                                                       ===========================
       Exercisable, September 30, 2006                    5,143,700           $ .73             $   131,775
                                                       ===========================


                     NETWOLVES CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

     The following table summarizes information about stock options outstanding at September 30, 2006:

                                                        Options                             Options
                                                     outstanding at                      exercisable at
                                                   September 30, 2006                  September 30, 2006
                                      ------------------------------------------  --------------------------
                                                       Weighted
                                                        average       Weighted                     Weighted
                                                       remaining      average                      average
                 Range of               Number of     contractual     exercise      Number of      exercise
              exercise prices             shares          life           price        Shares         price
              ---------------         ------------   -------------  ------------  ------------   -----------

       $      0.00-$  0.50                2,660,500      4.81       $     0.15        2,660,500  $     0.15
       $      0.51-$  1.00                1,063,950      3.50       $     1.00        1,063,950  $     1.00
       $      1.01-$  1.50                1,308,250      1.50       $     1.19        1,308,250  $     1.19
       $      1.51-$  2.00                    6,500      2.06       $     1.88            6,500  $     1.88
       $      2.01-$12.00                  104,500       2.37       $     7.00          104,500  $     7.00
                                         ---------                                    ---------

                                         5,143,700                                    5,143,700
                                         =========                                    =========

     Summary of Recently Issued Accounting Pronouncements

     In November 2004, FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4" ("SFAS 151"). SFAS 151 clarifies that abnormal inventory costs such as costs of idle facilities, excess freight and handling costs, and wasted materials (spoilage) are required to be recognized as current period costs. The Company adopted SFAS 151 effective July 1, 2005 and it did not have a material impact on the Company's financial position, results of operations, or cash flows.

     In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29" ("SFAS 153"). This statement amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company adopted SFAS 153 effective July 1, 2005 and it did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

     In March 2005, the FASB issued final guidance that clarifies how companies should account for "conditional" asset retirement obligations. FASB
     Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"), deals with obligations to perform asset retirement activities in which the timing and/or method of settlement are conditional on a future event. In implementing the new guidance, which was adopted by the Company as of June 30, 2006, the Company needed to identify its conditional asset retirement obligations and determine whether it can reasonably estimate the fair value of each obligation. If the Company can reasonably estimate the fair value of an obligation it needs to recognize a liability for that obligation. The adoption of FIN 47 did not have a material impact on the Company's consolidated financial statements.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

     Summary of Recently Issued Accounting Pronouncements (continued)

     In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS No. 154") which established new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 supercedes Accounting Principles Bulletin ("APB") Opinion No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in interim Financial Statements", though it carries forward the guidance of those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity and error corrections. This statement is effective for accounting changes and error corrections made in years beginning after December 15, 2005. The Company does not expect the adoption of SFAS No. 154 to have a material impact on its consolidated financial statements.

     In September 2005, the FASB ratified the EITF's Issue No. 05-7, "Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues" ("EITF 05-7"), which addresses whether a modification to a conversion option that changes its fair value effects the recognition of interest expense for associated debt instrument after the modification, and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment, if a debt modification increases the intrinsic value of the debt. The statement will be effective for accounting modifications of debt instrument beginning in the first interim or annual reporting period beginning after December 15, 2005. The adoption of EITF 05-7 did not have a material impact on the Company's consolidated financial position or results of operations.

     In September 2005, the FASB ratified the EITF's Issue No. 05-8, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature" ("EITF 05-8"), which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is recorded in the shareholders' equity for book purposes, but as a liability for income tax purposes) and, if so, whether that basis difference is a temporary difference under FASB Statement No. 109, "Accounting for Income Taxes." The statement will be effective for accounting modifications of debt instrument beginning in the first interim or annual reporting period beginning after December 15, 2005. The adoption of EITF 05-8 did not have a material impact on the Company's consolidated financial position or results of operations.

     In November 2005, the FASB issued Staff Position No. FAS 123 ( R )-3, "Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards," FAS 123( R ) provides that companies may elect to use a specified alternative method to calculate the historical pool of excess tax benefits available to absorb tax deficiencies recognized upon adoption of SFAS No. 123 ( R ). The option to use the alternative method is available regardless of whether SFAS No. 123 ( R ) was adopted using the modified prospective or modified retrospective application transition method, and whether it has the ability to calculate its pool of excess tax benefits in accordance with the guidance in paragraph 81 of SFAS No. 123 ( R ). This method only applies to awards that are fully vested and outstanding upon adoption of SFAS No. 123 ( R ). FAS 123 ( R )-3 became effective after November 10, 2005. The adoption of SFAS No. 123 ( R )-3 did not have a material impact on the Company's consolidated financial position or results of operations.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

     Summary of Recently Issued Accounting Pronouncements (continued)

     In June 2005, the FASB ratified the EITF Issue 05-2, "The Meaning of Conventional Convertible Debt Instrument in Issue No. 00-19". EITF 05-2 retained the definition of a conventional convertible debt instrument as set forth in EITF 00-19, and which is used in determining certain exemptions to the accounting treatments prescribed under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". EITF 05-2 also clarified that certain contingencies related to the exercise of a conversion option would not be outside the definition of "conventional" and determined that convertible preferred stock with a mandatory redemption date would also qualify for similar exemptions if the economic characteristics of the preferred stock are more akin to debt than equity. EITF 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. The Company adopted the provisions of EITF 05-2 on July 1, 2005, which did not have a material effect on the Company's consolidated financial position or results of operations.

     In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments" an amendment to SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement resolves issues addressed in Statement 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006 with early adoption permitted. The Company does not expect the adoption of SFAS No. 155 to have a material impact on its consolidated financial statements.

     In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets" - an amendment of SFAS No. 140. This Statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. This statement should be adopted as of the beginning of its first fiscal year that begins after September 15, 2006 with early adoption permitted. The Company does not expect the adoption of SFAS No. 156 to have a material impact on its consolidated financial statements.

     In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is evaluating the adoption of FIN 48.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


     Summary of Recently Issued Accounting Pronouncements (continued)

     In September 2006, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements". SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 requires fair value measurements to be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS No. 157 on its future results of operations and financial.

     In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements". SAB No. 108 provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of assessing materiality. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company is currently evaluating the impact of adopting SAB No. 108 on its future results of operations and financial condition.

5.   Accounts payable and accrued expenses

     Accounts payable and accrued expenses consist of the following:

                                                                            September 30,           June 30,
                                                                                 2006                 2006
                                                                          -----------------      ---------------
              Trade accounts payable and other accrued operating
                 expenses                                                     $  2,967,359         $   3,271,042
              Sales and excise tax payable                                          65,711               132,409
              Universal services charges payable                                 1,206,415             1,114,795
              Dividends payable                                                    353,867               490,819
              Compensated absences                                                 356,004               356,361
              Other liabilities                                                    369,532               372,826
              Bonuses and commissions payable                                       10,302                16,974
              Accrued taxes
                                                                                       162                   159
                                                                              ------------         -------------
                                                                              $  5,329,352         $   5,755,385
                                                                              ============         =============

                     NETWOLVES CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)



6.   Long Term Debt

     Long term debt at September 30, 2006 consists of the following:

                                                                             September 30,         June 30,
                                                                                2006                2006
                                                                              ------------        ----------
           Note payable - 13 month note, 18% annual interest rate,
           paid monthly. In addition, the Company is required to
           maintain certain covenants. This note was due March 2007
           but has been extended to October 1, 2007. Collateralized
           by substantially all assets of the Company.                       $    403,750        $    403,750
           Note payable - 18 month note, 18% annual interest rate
           paid monthly. In addition, the Company is required to
           maintain certain covenants. Due November 2007.
           Collateralized by substantially all assets of the Company.             665,000             665,000
           Note payable - 2 remaining contingent payments in the
           amount of $100,000 was due July 31, 2006 and $50,000 due
           July 31, 2007. Payments contingent on achieving targeted                90,000             150,000
           revenues (See Note 7).                                            ------------        ------------

           Total Long-Term Debt                                                 1,158,750           1,218,750

           Less: Current Maturities                                              (90,000)           (100,000)
                                                                             ------------        ------------
           Long-Term Debt, Less Current Maturities                          $   1,068,750       $   1,118,750
                                                                            =============       =============

     Maturities of long-term debt at September 30, 2006 for the next five years and in the aggregate are as follows:

                             For the period ending
                             ---------------------
                                 September 30,                         Amount
                                 -------------                         ------

                                      2007                    $           90,000
                                      2008                             1,068,750

                                   Thereafter                                  -
                                                              ------------------
                                                              $        1,158,750
                                                              ==================


     At all times the Company must maintain current accounts receivable of no less than $1,500,000.Current accounts receivable is defined as amounts which are less than sixty days past due.

     The Company was not in violation of any financial covenants as of September 30, 2006.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)



7.   Acquisition of customer list

     On October 1, 2004, the Company acquired a customer list from Education Communications Consortia, Inc. ("ECCI") for a total purchase price of $1,444,277, including $144,277 in acquisition costs, of which $500,000 was paid in cash on the date of closing. The remaining $800,000 was originally recorded as a note payable due in four annual installments of $200,000 commencing November 30, 2005, bearing interest of 4% per annum. The payment of each of the four annual installments is contingent upon achieving annual revenue of $2 million for each twelve month period ending September 30, 2005 to 2008. The purchase price, including the entire contingent liability, was originally recorded as an intangible asset, as it was initially believed that payment was assured beyond a reasonable doubt, and was amortized over its expected useful life of 5 years.

     In September 2005, the Company determined that gross revenues derived from the ECCI customer list did not reach the annual revenue of $2 million as required by the purchase agreement and also no longer believes that the balance of the payments are assured beyond a reasonable doubt. Accordingly, the Company has recorded a decrease in the customer list in the amount of $800,000 and a corresponding decrease in notes payable. As a result, the Company has reversed previously recorded amortization expense and accrued interest totaling $144,002, which is reflected as other income in the accompanying condensed consolidated statements of operations. The adjustment will also have the effect of reducing future amortization expense by $160,000 per annum. The Company determined that gross revenues for the 12 months ended September 30th did not reach the annual revenue of $2 million as required by the purchase agreement. The Company will record the remaining $400,000 of the performance payment when it becomes probable that the payments will become due.

     In April 2005, the Company acquired a customer list and entered into a non-compete agreement for $200,000 and $200,000 respectively. The customer list has an estimated useful of 5 years and the non-compete will be amortized over 27 months. The Company made cash payment of $150,000 with three additional annual payments commencing July 31, 2005 in the amounts of $100,000, $100,000 and $50,000 (see Note 6). During the three months ended September 30, 2006 the Company made a partial payment however, the Company is not in default of this agreement as a result of this partial payment. As of September 30, 2006 the Company has made payments totaling $160,000 on this existing customer list.

8.   Related party transactions

     During the three months ended September 30, 2006 and 2005, the Company paid approximately $36,000 and $33,000, respectively, for legal services to law firms in which an employee/shareholder is affiliated.

     The Company received a non-interest bearing advance from a shareholder in the amount of $210,000 during the quarter ended September 30, 2005, with no scheduled repayment terms. During December 31, 2005 this short term debt was repaid with the issuances of 840,000 shares of restricted common stock, with no registration rights.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)



9.   Shareholders' equity

     Preferred stock
     ---------------
     On July 1, 2006 stock dividends totaling 21,720 shares were paid in Series A Preferred Stock to Series A Preferred Stock investors representing accrued dividends through June 30, 2006

     For the three months ended September 30, 2006, investors converted 3 shares of Series A Preferred Stock and 28 shares of Series B Preferred Stock resulting in issuances of 616 shares of common stock. There were no conversions of Series C Preferred Stock.

     Dividends on the Series A, B and C Preferred Stock accrue at a rate of 12%, 12% and 9% per annum, respectively. Aggregate dividends accrued for three months ended September 30, 2006 and 2005, were $188,852 and $203,778, respectively.

     Options
     -------

     During September 2006, the Company entered into an agreement with a consultant. In return for services, the Company granted options to purchase 50,000 shares with a value of $5,000.

10.  Segment Information

     The Company reports segments in accordance with SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). The Company's management evaluates its operations in three reportable business segments: Voice Services, Managed Service Charges and Equipment and Consulting. These three segments reflect management's approach to operating and directing the businesses and aligns financial and managerial reporting.

     The Voice Services segment provides voice services including switched and dedicated outbound, switched and dedicated toll-free inbound, dedicated T1 access loops, calling and debit cards, and conference calling. The Managed Service Charges segment, which operates worldwide, provides network and security technology and a variety of recurring managed data services. The Equipment and Consulting segment, which operates worldwide, is primarily engaged in the design, development, marketing and support of information delivery hardware products and software as well as providing consulting services on an as needed basis for certain existing or potential customers.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


                                                      For the three months ended
                                                            September 30,

                                                       2006                 2005
                                                   ------------         ------------
Revenue
     Voice Services                                $  2,593,379         $  3,829,418
     Managed Service Charges                          2,056,766            2,205,656
     Equipment and Consulting                               512                1,126
                                                   ------------         ------------
         Total                                        4,650,657            6,036,200
                                                   ============         ============

Cost of revenue
     Voice Services                                   1,698,197            2,377,447
     Managed Service Charges                          1,290,132            1,452,720
     Equipment and Consulting
                                                              -                    -
                                                   ------------         ------------
         Total                                        2,988,329            3,830,167
                                                   ============         ============

Operating loss
     Voice Services                                   (357,063)            (650,144)
     Managed Service Charges                          (280,549)            (381,831)
     Equipment and Consulting                                -                    -
                                                   ------------         ------------
         Total                                     $  (637,612)        $ (1,031,975)
                                                   ============         ============

     Revenue and cost of revenue are allocated to each segment on a specific identification method, operating expenses are allocated to each segment on a pro rata basis, based upon revenue. The Company is not disclosing total assets for each reportable segment because this information is not reviewed by the chief operating decision maker.

     All of the Company's sales occur in the United States and are shipped primarily from the Company's facilities in the United States.

11.  Major Customer/Significant Agreements

     The Company had one major customer which accounted for approximately 18% of consolidated revenue for the three months ended September 30, 2005. The agreement with this customer terminated on June 30, 2005.

     For the three months ended September 30, 2006 the Company did not have one major customer that accounted for more than 10% of consolidated revenue.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


     Sprint Communications Company L.P.

     The Company has two agreements with Sprint Communications Company L.P. ("Sprint") to supply telecommunication services to the Company. The agreement for switched services has a term of 28 months and the agreement for the data and private line services has a term of 24 months. The Company currently has a commitment to purchase a minimum of telecommunication services monthly from Sprint, which expires November 2008. The remaining minimum monthly commitment is as follows:

                                                 Monthly
         Months                                Commitment
         ------                                ----------
         41 - 52 (November 2006)               $  550,000
         53 - 64 (November 2007)                  650,000
         65 - 76 (November 2008)                  750,000

     The Company made purchases from Sprint that aggregated approximately 38% and 58% of the total cost of revenue for the three months ended September 30, 2006 and 2005, respectively. The Company has a commitment to purchase a minimum of $650,000 of telecommunication services monthly from Sprint.

     In addition, the Company made purchases from MCI that aggregated approximately 28% and 25% and Qwest that aggregated approximately 11.2% and 5.7% of the total cost of revenue for the three months ended September 30,2006 and 2005, respectively.

12.  Commitments and contingencies

     Employment agreements

     The Company has employment agreements with certain members of its executive management team. All of the employment agreements provide for certain payments following death or disability, for certain fringe benefits such as reimbursement for reasonable expenses and participation in medical plans, and for accelerated payments in the event of change of control of the Company. The specific terms are as follows:

          -- The agreement with the Chief Executive Officer is for a term of five years at an annual salary of $275,000 subject to cost of living increments. On July 1, 2004, a new agreement was entered into for a term of six years, terminating on July 1, 2010, at an annual salary of $275,000 subject to cost of living increments. As further discussed in Note 13b, at a meeting of the Board of Directors held on December 4, 2006, the Company accepted the resignation of Walter M. Groteke as Chairman, Chief Executive Officer and a director of the Company, effective immediately.

          -- The agreement with the Senior Vice President is for a term of three years, subject to two additional one-year extensions, at an annual salary of $175,000. On July 1, 2004, a new agreement was entered into for a term of five years, terminating on July 1, 2009 and subject to additional one-year extensions at an annual salary of $175,000

          -- The agreement with the Chief Financial Officer is for a term of three years, subject to two additional one-year extensions, at an annual salary of $150,000. On July 1, 2004, a new agreement was entered into for a term of five years, terminating on July 1, 2009 and subject to additional one-year extensions, at an annual salary of $175,000.

     As part of management's plan to reduce certain expenses of the Company the above parties voluntarily accepted pay reductions of 60%, 50% and 50% respectively of their current pay. This amount is net of an existing 15% deferment and will begin February 1, 2007. This reduction will only be reinstated to its original amount by the consent of the Company's Board of Directors.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


 Litigation

     a) On April 24, 2006, the Company's subsidiary NetWolves ECCI Corp (the "Subsidiary") filed an action in the Florida Circuit Court, Hillsborough County against Education Communications Consortia Inc. ("ECCI"). The action arises from ECCI's breach of the October 1, 2004 Asset Purchase Agreement between the parties (the "Agreement") by failing to pay $70,273 pursuant to a reconciliation of billings, receivable and costs in accordance with the terms of the Agreement.

          On April 27, 2006, ECCI served the Company and Subsidiary with an action in the Circuit Court of Kanawha County, West Virginia, alleging, inter alia, that the Subsidiary had failed to pay the $200,000 first installment of a promissory note ("the Note") and has anticipatorily breached payment of the remaining balance. As a consequence, ECCI alleges that the entire $800,000 note, together with interest and costs, is joint and severally due and payable by the Subsidiary and by the Company, as guarantor. ECCI asserts additional claims against the Company in the aggregate sum of approximately $121,000 based on alleged reimbursable costs incurred by ECCI.

          The Company and Subsidiary believe that ECCI's action is without merit and therefore no accrual has been made. Among other things, it is the Company's position that the Agreement provided as a condition precedent to any installment payment that ECCI achieve annual gross revenue of at least $2,000,000; and that ECCI failed to achieve this amount. However, there can be no assurances that the Company will be successful.


          b) As further discussed in note 13 below, on December 6, 2006, the Company was served with an action against the Company by Walter
               M. Groteke in the Circuit Court of the State of Florida, Hillsborough County seeking declaratory relief and a judgment for his full compensation and benefits under his employment agreement.

          It is the Company's position that Mr. Groteke voluntarily resigned and is no longer entitled to the compensation set forth under his employment agreement.


13.  Subsequent event

     a) Subsequent to September 30, 2006, investors converted 13,750 shares of Series B Preferred Stock resulting in issuances of 275,000 shares of common stock.

     b) At a meeting of the Board of Directors held on December 4, 2006, the Company accepted the resignation of Walter M. Groteke as Chairman, Chief Executive Officer and a director of the Company, effective immediately. At the same time, Michael R. Rocque, a director of the Company, was appointed as its Acting Chief Executive Officer.

          The action was the result of a series of events commencing with a resolution approved by the Board of Directors on October 27, 2006 to separate the positions of Chairman and Chief Executive Officer, both positions being held by Walter M. Groteke, subject to finding a suitable candidate, if any, for the position of Chief Executive Officer. As previously reported, a committee was appointed to search for candidates for the position of Chief Executive Officer. At the same time Scott E. Foote, formerly Vice President, was appointed as
          the   Company's   Acting   President  to  be  involved  in  day-to-day
          operations.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


          In response to these resolutions, Mr. Groteke through his counsel, informed the Company on November 16, 2006, by written notice as required by his employment agreement, that Mr. Groteke was resigning from the Company for "good reason," as defined in the employment agreement; that the letter constituted his 15-day formal notice, making his resignation effective December 1, 2006; and that Mr. Groteke was demanding all compensation and benefits set forth in the agreement through June 30, 2010, the remainder of its term.

          On November 21, 2006, the Company through its counsel, responded to the November 16th letter by denying that Mr. Groteke had any basis for his claims, stating among other things, that Mr. Groteke remained Chairman and CEO with all of his responsibilities inherent in these positions. By letter dated November 28, 2006, Mr. Groteke's counsel affirmed his prior position.

          At the December 4, 2006 Board of Directors meeting, the Board of Directors formally accepted his resignation. The acceptance was based on his voluntary resignation and not for the reasons set forth by his counsel.

          On December 6, 2006, the Company was served with an action against the Company by Mr. Groteke in the Circuit Court of the State of Florida, Hillsborough County seeking declaratory relief and a judgment for his full compensation and benefits under the employment agreement, on the grounds previously set forth.

          At a meeting of the compensation committee held on December 13, 2006, the Company authorized the issuance of 2,307,500 options and 700.000 shares of common stock under its existing stock option/stock issuance plans. This represents an aggregate of 1,825,000 options issued to its executives and directors and 1,182,500 options and shares issue to its employees and consultants. The options have an exercise price of $.16 and a vesting period that ranges from immediately to twenty four months. The closing price of the Company's common stock on December 12, the last trading day before authorization of the issuance was $0.16.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors

     Under the provisions of the Certificate of Incorporation and By-Laws of Registrant, each person who is or was a director or officer of Registrant shall be indemnified by Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.

     Under such law, to the extent that such person is successful on the merits in the defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both
     (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of his duty to Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to be indemnified for such expenses.

     The officers and directors of registrant are covered by officers' and directors' liability insurance. The policy coverage is $5,000,000 which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $200.000.

Item 25. Other Expenses of Issuance and Distribution

     The estimated expenses of the distribution, all of which are to be borne by us, are as follows. All amounts are estimates except the Securities and Exchange Commission registration fee:

         Registration Fee                              $20.46
         Accounting Fees and Expenses               10,000.00
         Legal Fees and Expenses                            -
         Miscellaneous                                      -
                                                    ----------
                           Total                    $10,020.46
                                                    ==========

Item 26. Recent Sales of Unregistered Securities

On March 21, 2006 we issued $403,750 principal amount of senior secured notes. The notes bear interest at the rate of 18% and provide for a maturity date thirteen months from the closing date. We have the right to prepay the notes on or after August 1, 2006 at 105% of the principal amount together with any accrued but unpaid interest and the noteholder has the right to accelerate maturity and demand repayment in the event our net income before taxes is at least $500,000 in a calendar quarter. The notes are senior to and have priority and right of payment to any and all indebtedness of NetWolves and the noteholders have a first lien on all of our personal property and assets.

In addition to the notes, the investors have received for $.05 per share one share of common stock for each $.95 principal amount invested.

In May 2006, we entered into an additional securities purchase agreement wherein we sold 18% senior secured promissory notes in the principal amount of $665,000 and 700,000 shares of our common stock at a price of $.05 per share or 100 shares for each $95.00 of principal amount of notes sold. The notes bear interest at the rate of 18% and provide for a maturity date eighteen months from the closing date.

We are also required to file a registration statement with the Securities and Exchange Commission covering the common stock issued in connection with the transactions within 180 days of the closing date.

Item 27.

EXHIBITS

         Exhibits

3.1  Certificate of Incorporation, as amended. (5)
3.2  By-Laws. (1)
4.1  Specimen common stock certificate. (1)
4.2  Form of warrant to investment banking firm. (1)
4.3  Form of warrant to employees. (1)
4.4  Form of securities purchase agreement dated as of March 1, 2006. (8)
4.5  Form of Securities Purchase Agreement dated as of May 12, 2006 (9)
5.   Opinion of Beckman, Lieberman & Barandes, LLP
10.1 1998 Stock Option Plan. (1)
10.2 2000 Stock Option Plan. (2)
10.3 2001 Stock Option Plan. (3)
10.4 2002 Stock Option Plan. (4)
10.5 2003 Stock Option/Stock Issuance Plan.(6)
10.6 Form of Indemnification Agreement. (1)
10.7 Employment Agreement between NetWolves Corporation and Walter M. Groteke dated July 1, 2004. (7)
10.8 Employment Agreement between NetWolves Corporation and Walter R. Groteke dated July 1, 2004. (7)
10.9 Employment Agreement between NetWolves Corporation and Peter C. Castle dated July 1, 2004. (7)
10.10 Agreement of Lease between Registrant and Fortunato Development, Inc. dated April 18, 2000. (5)

10.11 Office Lease Agreement between Registrant and BRST Fountain Square L.L.C. dated September 29, 2000. (5)
10.12 Office Lease Amendment between Registrant and DA Colonial L.L.C. dated August 12, 2005. (7)
10.13 2006 Stock Plan. (2)

22       Subsidiaries of the Registrant

         Name                              State of       Percentage owned by
                                         Incorporation         Company
     -------------------------------------------------------------------------
     ComputerCOP Corp.                    New York              100%
     NetWolves Technologies Corporation   New York              100%
     NNS, Inc.                            Delaware              100%
     Norstan Network Services, Inc.       Minnesota             100%
     TSG Global Education, Inc.           Delaware              100%

23.1 Consent of Marcum & Kliegman LLP
23.2 Consent of  Beckman,  Lieberman  &  Barandes,  LLP  (included  in Exhibit 5 hereof).
-------------------------------------------------------------------------

(1)  Previously filed as exhibits to Report on Form 10, as amended.
(2) Previously filed as an exhibit to Report on Form 10-K for the fiscal year ended June 30, 2000.
(3) Previously filed as an exhibit to Report on Form 10-K for the fiscal year ended June 30, 2001.
(4) Previously filed as an exhibit to Report on Form 10-K for the fiscal year ended June 30, 2002.
(5) Previously filed as an exhibit to Amendment No. 1 to Registration Statement on Form S-3/A. File No. 333-100734.
(6) Previously filed as an exhibit to Report on Form 10-K for the fiscal year ended June 30, 2003.
(7) Previously filed as an exhibit to Report on Form 10-KSB for the fiscal year ended June 30, 2005.
(8) Previously filed as an exhibit to Current Report on Form 8-K dated March 27, 2006.
(9) Previously filed as an exhibit to Report on Form 10-KSB for the fiscal year ended June 30, 2006.
_____*    To be filed by amendment.

Item 28. Undertakings

     A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     B. We hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post--effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

          (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement or most recent post--effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), Section 230.424(b) of Regulation S--B, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post--effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post--effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB--2/A and authorized this registration statement to be signed on its behalf by the undersigned in Tampa, Florida on the 9th day of February, 2007.


                                            NETWOLVES CORPORATION

                                            By:  /s/ Michael R. Rocque
                                                 ---------------------
                                                  Michael R. Rocque
                                            Chief Executive Officer and Director


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below on February 9, 2007, by the following persons in the capacities indicated:



/s/ Michael R. Rocque                  Chief Executive Officer   and
-----------------------                Director
Michael R. Rocque


/s/ Walter R. Groteke
-----------------------                Executive Vice President
Walter R. Groteke                      and Director


/s/ Peter C. Castle
----------------------
Peter C. Castle                       Chief Financial Officer, Vice President-
                                      Finance, Director, Treasurer and Secretary


/s/ Fassil Gabremariam
----------------------                Director
Fassil Gabremariam


/s/ Gerald A. Gagliardi               Director
----------------------
Gerald A. Gagliardi


/s/ Myron Levy
----------------------                Director
Myron Levy